                         [SUMMIT BANCORP LETTERHEAD]

        This Form of Prospectus is filed pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, and relates to Registration Statement No. 333-24707.

                                   May 6, 1997






Dear Shareholder:

           You are cordially invited to attend a Special Meeting of Shareholders of Summit Bancorp on Thursday, June 12, 1997, at 10:00 a.m., local time, at Fairlawn Country Club, 200 N. Wheaton Road, Akron, Ohio 44313- 3963. At the meeting, holders of Summit's Common Stock will be asked to approve the merger of Summit and FirstFederal Financial Services Corp. On the effective date of the merger, each outstanding share of Summit Common Stock will be canceled and exchanged for 1.87 shares (the "Exchange Ratio") of FirstFederal Common Stock, subject to adjustment as described in the accompanying Proxy Statement/ Prospectus.

           The merger will provide market liquidity to Summit's shareholders and the potential for achieving a significant increase in long-term value. Summit has received the opinion of McDonald & Company Securities, Inc. that, as of the date of the accompanying Proxy Statement/Prospectus, the Exchange Ratio was fair to the holders of Summit Common Stock from a financial point of view. A discussion of the opinion, as well as additional information regarding the merger, Summit and FirstFederal, is contained in the accompanying Proxy Statement/Prospectus, which I urge you to read carefully.

           Approval of the merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Summit Common Stock. An abstention or failure to vote will have the practical effect of a vote against the merger; therefore, it is important that you execute and deliver the enclosed proxy for receipt by Summit no later than the meeting date. If your Summit shares are held in the name of a brokerage firm or nominee, only that firm or nominee can execute a proxy on your behalf and only upon receipt of your voting instructions on the enclosed form of proxy; thus, I encourage you to contact today the person responsible for your account in order to ensure that your shares are voted. Thank you.

                                               Sincerely,

                                               /s/ David C. Vernon

                                               David C. Vernon
                                               Chairman, Chief Executive
                                               Officer and President

                                 SUMMIT BANCORP
                             2680 West Market Street
                                Akron, Ohio 44333


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


           A special meeting of Shareholders of Summit Bancorp ("Summit") will be held on Thursday, June 12, 1997, at 10:00 a.m. (local time) at Fairlawn Country Club, 200 N. Wheaton Road, Akron, Ohio 44313-3963, for the following purposes:

           1. Approve the merger of Summit and FirstFederal Financial Services Corp ("FirstFederal"), pursuant to that certain Agreement of Affiliation and Plan of Merger dated December 30, 1996 (the "Merger Agreement"), by and between FirstFederal and Summit; and

           2. Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

           Summit shareholders of record as of the close of business on May 1, 1997, will be entitled to receive notice of and vote at the special meeting and any adjournment(s) thereof.

           The Merger Agreement provides for the merger of Summit with and into FirstFederal, as described in the accompanying Proxy Statement/Prospectus, which serves as a Prospectus for FirstFederal's Common Stock and a Proxy Statement with respect to the Special Meeting of Summit's Shareholders. A copy of the Merger Agreement is attached to the Proxy Statement/Prospectus as Appendix I.

           Any proxy given by a shareholder may be revoked by submitting a duly executed proxy or notice of revocation bearing a later date. Any shareholder present at the special meeting may revoke his or her proxy and vote personally on the merger and each other matter that may be considered at the special meeting.

           You are cordially invited to attend the meeting in person. Whether or not you plan to attend the special meeting, you are urged to complete, date, sign, and return the enclosed Proxy in the envelope provided as soon as possible.

                                          By Order of the Board of Directors


                                          /s/ Deborah L. Jacob

                                          Deborah L. Jacob,
                                          Secretary

Akron, Ohio
May 6, 1997

                                 PROXY STATEMENT
                                       OF
                                 SUMMIT BANCORP
                     FOR THE SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 12, 1997

                                   ----------

                                   PROSPECTUS
                                       OF
                      FIRSTFEDERAL FINANCIAL SERVICES CORP
                      UP TO 605,000 SHARES OF COMMON STOCK,
                            PAR VALUE $1.00 PER SHARE

                                   ----------


           This Proxy Statement/Prospectus relates to the proposed merger of Summit Bancorp, an Ohio corporation ("Summit"), with FirstFederal Financial Services Corp, an Ohio corporation ("FirstFederal"), as contemplated by the Agreement of Affiliation and Plan of Merger, dated as of December 30, 1996 (the "Merger Agreement"), by and among FirstFederal and Summit. The Merger Agreement is included as Appendix I hereto and incorporated by reference herein.

           This Proxy Statement/Prospectus is being furnished to the holders of shares of common stock, no par value, of Summit ("Summit Common Stock") in connection with the solicitation of proxies by the Board of Directors of Summit (the "Summit Board") for use at a Special Meeting of Shareholders (the "Special Meeting"), scheduled to be held at Fairlawn Country Club, located at 200 N. Wheaton Road, Akron, Ohio, on June 12, 1997, at 11:00 a.m., local time, and at any and all adjournments and postponements thereof.

           At the Special Meeting, the holders of Summit Common Stock will consider and vote on a proposal to approve the Merger Agreement and the transactions contemplated thereby and any other matter that may properly come before the Special Meeting or any adjournments or postponements thereof. The Board of Directors of Summit (the "Summit Board") is not aware of any other business to come before the Special Meeting.

           Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Summit Common Stock issued and outstanding immediately prior to the Merger (other than shares held by holders who perfect appraisal rights and other excluded shares) will be converted into the right to receive 1.87 shares of the common stock, par value $1.00 per share, of FirstFederal ("FirstFederal Common Stock") for each share of Summit Common Stock held (the "Exchange Ratio") at the Effective Time (as defined herein) of the Merger, with cash paid in lieu of fractional share interests. The Merger Agreement provides that in the event of a change in the number of shares of FirstFederal Common Stock between the date of the Merger Agreement and the Effective Time by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or by stock dividend or stock split thereon, an appropriate adjustment be made to the Exchange Ratio. Assuming the occurrence of the five-for-four stock split in the form of a stock dividend that has been declared by FirstFederal, payable on May 22, 1997 to holders of record of FirstFederal Common Stock as of May 2, 1997, the Exchange Ratio at the Effective Time will be 2.3375. As of December 30, 1996, the last trading day preceding public announcement of the proposed Merger, the last reported sale prices for FirstFederal Common Stock and Summit Common Stock were $38.875 and $40.00 respectively. Summit's financial advisor, McDonald & Company Securities, Inc. ("McDonald & Company"), has rendered an opinion to the effect that as of May 6, 1997, the Exchange Ratio was fair from a financial point of view to the shareholders of Summit. The Merger is subject to certain conditions, including the approval of the Merger Agreement and the Merger by the shareholders of Summit. In addition, the Merger Agreement may be terminated by either party prior to the Effective Time if certain events occur or do not occur. For additional information regarding the Merger Agreement and the terms of the Merger, see "The Merger."

           This Proxy Statement/Prospectus also constitutes a prospectus of FirstFederal, filed as part of the Registration Statement (defined below) with respect to the shares of FirstFederal Common Stock to be issued upon consummation of the Merger pursuant to the terms of the Merger Agreement.

           This Proxy Statement/Prospectus, and the accompanying notice and form of proxy, are first being mailed to shareholders of Summit on or about May 6, 1997.

                                   ----------



           THE SHARES OF FIRSTFEDERAL COMMON STOCK OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL RESERVE BOARD, THE OHIO SUPERINTENDENT OF FINANCIAL INSTITUTIONS, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AGENCY, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OHIO SUPERINTENDENT OF FINANCIAL INSTITUTIONS, THE FEDERAL RESERVE BOARD, ANY STATE SECURITIES COMMISSION NOR ANY OTHER AGENCY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           THE SHARES OF FIRSTFEDERAL COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                                   ----------

           The date of this Proxy Statement/Prospectus is May 6, 1997

                              AVAILABLE INFORMATION

           FirstFederal and Summit are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by FirstFederal and Summit can be obtained, upon payment of prescribed fees, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. In addition, such information can be inspected and copied at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's Regional Offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. In addition, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding FirstFederal's and Summit's electronic filings with the SEC. The address of the SEC's Web site is "http://www.sec.gov."

           FirstFederal has filed with the SEC a registration statement on Form S-4 (together with all amendments, schedules, and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of FirstFederal Common Stock to be issued pursuant to and as contemplated by the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. The Registration Statement is available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (EXCLUDING EXHIBITS NOT SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED BY OR ON BEHALF OF FIRSTFEDERAL OR SUMMIT, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON. SUCH REQUEST SHOULD BE MADE, IN THE CASE OF DOCUMENTS RELATING TO FIRSTFEDERAL, TO L. DWIGHT DOUCE, EXECUTIVE VICE PRESIDENT, SECRETARY AND CHIEF OPERATING OFFICER, FIRSTFEDERAL FINANCIAL SERVICES CORP, 135 EAST LIBERTY STREET, WOOSTER, OHIO 44691, TELEPHONE (330) 264-8001; OR IN THE CASE OF DOCUMENTS RELATING TO SUMMIT, TO CORPORATE SECRETARY, SUMMIT BANCORP, 2680 WEST MARKET STREET, AKRON, OHIO 44333, TELEPHONE
(330) 864-8080. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY REQUEST SHOULD BE MADE BY JUNE 5, 1997. PERSONS REQUESTING COPIES OF EXHIBITS TO DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS MAY BE CHARGED THE COST OF REPRODUCTION AND MAILING.

           The following documents previously filed with the SEC by FirstFederal (File No. 0-17894) are hereby incorporated by reference in this Proxy Statement/Prospectus:

           1. The Annual Report on Form 10-K of FirstFederal for the fiscal year ended December 31, 1996 (the "FirstFederal 1996 10-K").

           2. The Current Report on Form 8-K of FirstFederal filed with the SEC on January 8, 1997.

           3. The Current Report on Form 8-K of FirstFederal filed with the SEC on March 25, 1997.

           4. The Current Report on Form 8-K of FirstFederal filed with the SEC pursuant to SEC Release No. 34-90721 (together with the following portions of FirstFederal's Registration Statement on Form S-4 filed with the SEC on February 23, 1989 (File No. 33-27243), and of all Post-Effective Amendments to such Registration Statement: "Market Prices and Dividends" and
                "The Holding Company Merger and Reorganization--Comparison of Stockholder Rights").

           All documents filed by FirstFederal with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

           The Annual Report on Form 10-KSB of Summit for the fiscal year ended December 31, 1996 (the "Summit 1996 10-KSB"), previously filed with the SEC by Summit (File No. 33-29708), is hereby incorporated by reference in this Proxy Statement/Prospectus. A copy of the Summit 1996 10-KSB accompanies this Proxy Statement/Prospectus.

           All documents filed by Summit with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Proxy Statement/Prospectus prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

           Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                                   ----------

           All information contained in this Proxy Statement/Prospectus with respect to FirstFederal and its subsidiaries has been supplied by FirstFederal, all information with respect to Summit and its subsidiaries has been supplied by Summit, and all information with respect to McDonald & Company and its analyses and opinion has been supplied by McDonald & Company.

           No person is authorized to give any information or to make any representation other than those contained or incorporated by reference in this Proxy Statement/Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

                                   ----------

                                TABLE OF CONTENTS


                                                                                                    Page
                                                                                                    ----
AVAILABLE INFORMATION................................................................................iii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................................................iii
TABLE OF CONTENTS......................................................................................v
SUMMARY................................................................................................1
           The Parties to the Merger...................................................................1
                     FirstFederal Financial Services Corp..............................................1
                     Summit Bancorp....................................................................1
           The Special Meeting.........................................................................2
           The Merger..................................................................................2
                     General...........................................................................2
                     Reasons for the Merger............................................................2
                     Merger Consideration..............................................................2
                     Treatment of Summit Stock Options and Stock Appreciation Rights...................3
                     Opinion of Financial Advisor......................................................3
                     Effective Time and Closing Date...................................................3
                     Appraisal Rights..................................................................3
                     Interests of Certain Persons in the Merger........................................4
                     Conditions to the Merger..........................................................4
                     Regulatory Approvals..............................................................4
                     Waiver and Amendment; Termination.................................................4
                     Conduct of Business Pending the Merger............................................5
                     Expenses; Break-up Fee............................................................5
                     Accounting Treatment..............................................................5
                     Certain Federal Income Tax Consequences of the Merger.............................5
                     Effect of the Merger on Rights of Shareholders....................................6
                     Nasdaq Listing....................................................................6
COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION.......................................................7
RECENT DEVELOPMENTS....................................................................................9
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
  OF FIRSTFEDERAL FINANCIAL SERVICES CORP.............................................................10
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
  OF SUMMIT BANCORP...................................................................................12
COMPARATIVE UNAUDITED PER SHARE DATA..................................................................13
FIRSTFEDERAL FINANCIAL SERVICES CORP..................................................................14
           General....................................................................................14
           Pending Structural Change..................................................................14
SUMMIT BANCORP........................................................................................16
           General....................................................................................16
           Pending Structural Change..................................................................17
THE SPECIAL MEETING...................................................................................17
           Matters to be Considered at the Special Meeting............................................17
           Record Date; Voting at the Special Meeting; Vote Required..................................18
           Proxies....................................................................................18
THE MERGER............................................................................................19
           General....................................................................................19
           Background of the Merger...................................................................19
           Reasons for the Merger.....................................................................20
           Treatment of Summit Stock Options and Stock Appreciation Rights............................21
           Merger Consideration.......................................................................21
           Opinion of Financial Advisor...............................................................22
           Effective Time and Closing Date............................................................25
           Appraisal Rights...........................................................................25
           Fractional Shares..........................................................................26
           Exchange of Certificates...................................................................26
           Interests of Certain Persons in the Merger.................................................27
           Representations and Warranties.............................................................28


           Conditions to the Merger...................................................................28
           Regulatory Approvals.......................................................................29
           Waiver and Amendment; Termination..........................................................30
           Conduct of Business Pending the Merger.....................................................31
           Expenses...................................................................................32
           Break-Up Fee...............................................................................32
           Accounting Treatment.......................................................................33
           Resales of FirstFederal Common Stock by Affiliates.........................................34
           Certain Federal Income Tax Consequences of the Merger......................................34
           Nasdaq Listing.............................................................................35
MANAGEMENT AFTER THE MERGER...........................................................................36
DESCRIPTION OF FIRSTFEDERAL COMMON STOCK..............................................................36
           General....................................................................................36
           Dividends..................................................................................36
           Voting Rights..............................................................................37
           Preemptive Rights..........................................................................37
           Liquidation Rights.........................................................................37
           Assessment and Redemption..................................................................37
           Classified Board...........................................................................37
           Antitakeover Provisions....................................................................37
           Fair Price Provision.......................................................................38
COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIRSTFEDERAL FINANCIAL
  SERVICES CORP AND SUMMIT BANCORP....................................................................39
           Introduction...............................................................................39
           Issuance of Capital Stock..................................................................39
           Shareholder Action by Unanimous Consent....................................................39
           Advance Notice Requirements for Nominations of Directors...................................40
           Number and Term of Directors...............................................................40
           Removal of Directors.......................................................................40
           Cumulative Voting Not Permitted............................................................40
           Limitations on Voting or Acquisitions of Capital Stock.....................................40
           Approval of Mergers, Consolidations, Etc...................................................41
           Amendment of Articles of Incorporation and Code of Regulations.............................42
LEGAL MATTERS.........................................................................................42
EXPERTS...............................................................................................42
SHAREHOLDER PROPOSALS.................................................................................43
INDEPENDENT ACCOUNTANTS...............................................................................43
OTHER MATTERS.........................................................................................43
APPENDICES
           I.        Agreement of Affiliation and Plan of Merger (omitting schedules and exhibits)
           II.       Fairness Opinion of McDonald & Company Securities, Inc.
           III.      Text of Section 1701.85 of Ohio Revised Code

                                     SUMMARY

           The following is a brief summary of certain information contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be a complete description of all material facts regarding FirstFederal, Summit and the matters to be considered at the Special Meeting and is qualified in its entirety by, and reference is made to, the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the accompanying Appendices and the documents referred to and incorporated by reference herein.

                            THE PARTIES TO THE MERGER

FIRSTFEDERAL FINANCIAL SERVICES CORP

           FirstFederal, an Ohio corporation, is a savings and loan holding company which has as its primary wholly-owned subsidiaries First Federal Savings and Loan Association of Wooster (the "Association") headquartered in Wooster, Ohio, and Mobile Consultants, Inc. ("MCi"), headquartered in Alliance, Ohio. At December 31, 1996, FirstFederal had assets of $1.1 billion, deposits of $671.9 million and shareholders' equity of $85.3 million. FirstFederal's executive offices are located at 135 East Liberty Street, Wooster, Ohio 44691, and its telephone number at that address is (330) 264-8001.

           The business of the Association is to provide consumer, retail mortgage and commercial lending in its primary market area, funded by checking and savings deposits from the general public, as well as advances from the Federal Home Loan Bank ("FHLB") of Cincinnati (of which the Association is a member) and other borrowings, and to service the loans it originates. The Association serves Ashland, Knox, Medina, Richland, Wayne, Stark, Tuscarawas and Summit Counties, Ohio through its home office, 16 full service branch offices, four limited service facilities and the operations of its subsidiaries.

           MCi, a manufactured housing finance company which brokers manufactured home loans to and on behalf of financial institutions, was acquired by FirstFederal in April 1996. MCi facilitates the origination of primarily non-mortgage, consumer loan contracts through 3,500 dealers of manufactured homes located in 32 states, primarily in the northeastern, southeastern, midwestern and southwestern regions of the United States. MCi also services the collection and recovery of troubled loans on behalf of the financial institutions which originate the loans.

           For additional information regarding FirstFederal, see "FirstFederal Financial Services Corp," "Selected Financial Data of FirstFederal Financial Services Corp" and "Incorporation of Certain Documents by Reference."

SUMMIT BANCORP

           Summit's principal business is to operate Summit Bank, a full service commercial bank and a wholly-owned subsidiary of Summit. At December 31, 1996, Summit had assets of $81.2 million, deposits of $67.8 million and shareholders' equity of $7.2 million. Summit Bank is an independent community bank drawing customers primarily from Summit County, Ohio. Summit Bank follows a service-focused strategy to provide personal banking services to businesses, professionals and other persons. Summit's executive offices are located at 2680 West Market Street, Akron, Ohio 44333, and its telephone number at that address is (330) 864-8080.

           For additional information regarding Summit, see "Summit Bancorp," "Selected Financial Data of Summit Bancorp," and "Incorporation of Certain Documents by Reference."

                               THE SPECIAL MEETING

           The Special Meeting will be held on Thursday, June 12, 1997, at 10:00 a.m., local time, at Fairlawn Country Club, 200 N. Wheaton Road, Akron, Ohio 44313-3963.

           At the Special Meeting, the shareholders of Summit will consider and vote upon the Merger Agreement and the Merger. Pursuant to provisions of the Ohio General Corporation Law and Summit's corporate governance documents, approval of the Merger Agreement and the Merger requires the affirmative vote of at least a majority of the outstanding shares of Summit Common Stock. Summit has no other class of voting securities outstanding. See "Summit Shareholders Special Meeting--Record Date; Voting at the Special Meeting; Vote Required;--Proxies."

           The close of business on Monday, May 1, 1997 is the record date for determination of holders of Summit Common Stock entitled to vote at the Special Meeting (the "Record Date"). As of that date, there were 234,891 shares of Summit Common Stock outstanding and entitled to vote, and directors and executive officers of Summit and Summit Bank, and their affiliates, beneficially owned approximately 24.62% of the outstanding shares of Summit Common Stock.
As of the Record Date, the directors, executive officers and affiliates of FirstFederal beneficially owned no shares of Summit Common Stock. See "Summit Shareholders Special Meeting--Record Date; Voting at the Special Meeting; Vote Required"; and "Summit Securities and Beneficial Ownership of Management and Principal Shareholders."

MANAGEMENT URGES EACH SHAREHOLDER TO VOTE, SINCE ANY ABSTENTION OR BROKER NON-VOTE WILL HAVE THE PRACTICAL EFFECT OF A VOTE AGAINST THE MERGER.

                                   THE MERGER

           The following summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Appendix I and incorporated by reference herein.

GENERAL

           The shareholders of Summit are being asked to consider and vote upon a proposal to approve the Merger Agreement, pursuant to which Summit will be merged with FirstFederal, with FirstFederal as the surviving corporation. The name of the surviving entity following consummation of the Merger will be "FirstFederal Financial Services Corp." See "The Merger--General."

REASONS FOR THE MERGER

           After exploring various other strategic alternatives, the Summit Board concluded that a sale of Summit to FirstFederal would provide market liquidity and would offer the greatest potential for achieving long-term value for Summit's shareholders. See "The Merger--Reasons for the Merger--Summit's Reasons for the Merger."

           In approving the Merger Agreement, the Board of Directors of FirstFederal (the "FirstFederal Board") considered the strategic advantages to be gained from acquiring Summit and the potential benefits to the shareholders of FirstFederal. See "The Merger--Reasons for the Merger--FirstFederal's Reasons for the Merger."

MERGER CONSIDERATION

           Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Summit Common Stock issued and outstanding immediately prior to the Merger (other than shares held by holders who perfect appraisal rights and other excluded shares) will be converted into the right to receive 1.87 shares of FirstFederal Common Stock. Each share of FirstFederal Common Stock issued and outstanding at the Effective Time (as defined herein) will remain outstanding and unchanged as a result of the Merger. See "The Merger--Merger Consideration."

TREATMENT OF SUMMIT STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

           Each option to purchase shares of Summit Common Stock outstanding immediately prior to the Effective Time granted pursuant to (i) the Summit Bancorp 1989 Stock Incentive Plan (the "Summit Plan") or (ii) pursuant to certain agreements with the directors of Summit will, at the Effective Time, be converted into the right to purchase the number of shares of FirstFederal Common Stock (rounded up to the nearest whole share) that would have been received by the holder of such option in the Merger had the option been exercised in full immediately prior to the Effective Time. The exercise price under each new option will be equal to the exercise price under the corresponding old option divided by the Exchange Ratio.

           Holders of stock appreciation rights granted under the Summit Plan entitling such holders to receive payment of amounts determined pursuant to the Summit Plan will, at the Effective Time, each be entitled to receive a number of stock appreciation rights based upon FirstFederal Common Stock equal to the number of stock appreciation rights based upon Summit Common Stock held by such holder multiplied by the Exchange Ratio. The price of each new stock appreciation right will be equal to the price of the corresponding old stock appreciation right divided by the Exchange Ratio.

           See "The Merger--Treatment of Summit Stock Options and Stock Appreciation Rights."

OPINION OF FINANCIAL ADVISOR

           Summit has retained McDonald & Company as its financial advisor in connection with the Merger and requested that McDonald & Company render its opinion with respect to the fairness to Summit shareholders of the Exchange Ratio. McDonald & Company rendered its oral opinion to the Summit Board on December 30, 1996, which it subsequently confirmed in writing, that as of the date of such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of Summit Common Stock. The fairness opinion sets forth a description of assumptions made and matters considered by McDonald & Company, and contains certain limitations and qualifications. The full text of the fairness opinion, updated as of the date of this Proxy Statement/Prospectus, is attached hereto as Appendix II, and the description set forth herein is qualified in its entirety by reference to such opinion.

           For additional information, see "The Merger--Opinion of Financial Advisor" and the fairness opinion attached hereto as Appendix II.

EFFECTIVE TIME AND CLOSING DATE

           The Merger will become effective at the time and on the date of the filing of a certificate of merger with the Secretary of State of the State of Ohio (the "Effective Time"). The consummation of the Merger will occur only after the approval of the Merger Agreement and the Merger by the requisite vote of Summit's shareholders and the satisfaction or waiver of all other conditions to consummation of the Merger. The Merger Agreement provides that the Merger is to close on or before July 31, 1997, or as soon as possible after regulatory approval of the Merger is obtained, but in no event later than September 30, 1997 (the "Closing Date"). See "Effective Time and Closing Date." In the event the Merger does not close by September 30, 1997, either Summit or FirstFederal may terminate the Merger Agreement if the failure to consummate the Merger by such date was not caused by a breach of the Merger Agreement by the terminating party. See "The Merger--Waiver and Amendment; Termination."

APPRAISAL RIGHTS

           Any Summit shareholder who does not vote in favor of the Merger has the right, pursuant to Sections 1701.84 and 1701.85 of the Ohio Revised Code, to demand payment from Summit of the fair value of his shares of Summit Common Stock in lieu of converting such shares into shares of FirstFederal Common Stock. Strict compliance with the procedures set forth in the statute is required. See "The Merger--Appraisal Rights."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

           Certain directors, officers and employees of Summit may be deemed to have certain interests in the Merger in addition to their interests generally as shareholders of Summit. It is anticipated that David C. Vernon, Chairman of the Board, Chief Executive Officer and President of Summit and Summit Bank, will continue to serve in such capacities for Summit Bank following the Merger pursuant to an employment agreement with Summit Bank to be executed on the Closing Date, and that he will be appointed to fill a newly-created directorship on the FirstFederal Board. It is also anticipated that, on the Closing Date, Jon
W. Park, Vice President and Chief Financial Officer of Summit and Summit Bank, will enter into an employment agreement with FirstFederal to serve as Treasurer of FirstFederal. For additional information, see "The Merger--Interests of Certain Persons in the Merger."

CONDITIONS TO THE MERGER

           The respective obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of certain conditions specified in the Merger Agreement, including, among other things, the receipt of the requisite regulatory and shareholder approvals, the accuracy of the representations and warranties contained therein, the performance of all obligations imposed thereby and certain other conditions. See "The Merger--Conditions to the Merger."

REGULATORY APPROVALS

           The Merger is subject to the approval of the Board of Governors of the Federal Reserve System (the "FRB"). FirstFederal filed an application for approval of the Merger with the FRB on April 15, 1997. FirstFederal anticipates receiving the approval of the FRB in the second quarter of 1997. There can be no assurance as to the receipt or timing of such approval. See "The Merger--Regulatory Approvals."

           As noted elsewhere in this Proxy Statement/Prospectus, Summit Bank will submit an application to the Office of the Comptroller of the Currency
(the "OCC") to convert from a state-chartered bank to a national bank (the "Summit Bank Conversion"). It is currently intended that the Summit Bank Conversion will occur immediately prior to the Effective Time. There can be no assurance as to the receipt or timing of the OCC's approval of the Summit Bank Conversion. In the event the OCC does not approve the Summit Bank Conversion or if FirstFederal and Summit decide to not effect the Summit Bank Conversion prior to the Effective Time, the Merger will be subject to the approval of the Ohio Superintendent of Financial Institutions (the "OSFI"), in addition to the approval of the FRB. If approval of the Merger by the OSFI were sought, neither the receipt nor the timing of such approval could be assured.

WAIVER AND AMENDMENT; TERMINATION

           Either party to the Merger Agreement may waive compliance with any provision of the Merger Agreement where such waiver is executed in writing by the waiving party. The Merger Agreement may be amended by execution of the amendment in writing by both Summit and FirstFederal.

           The Merger Agreement may be terminated at any time, whether prior to or after approval of the Merger Agreement and the Merger by Summit's shareholders: (i) by the vote of a majority of the Board of Directors of each of FirstFederal and Summit; (ii) by the vote of a majority of the Board of Directors of either FirstFederal or Summit if the Merger shall not have been consummated on or before July 31, 1997, unless the failure to consummate the Merger by such date is related to the action or inaction of the appropriate regulatory authorities and such action or inaction is not related to a breach of the Merger Agreement by the terminating party; (iii) by the vote of a majority of the Board of Directors of either FirstFederal or Summit if any regulatory authority has denied approval of the Merger; (iv) prior to the closing of the Merger, by Summit, in the event of a material misrepresentation or breach of warranty or failure to disclose any other matter resulting in substantial financial liability to FirstFederal and FirstFederal fails to cure such breach;
(v) prior to the closing of the Merger, by FirstFederal, in the event of a material misrepresentation or breach of warranty or failure to disclose any other matter resulting in substantial financial liability to Summit and Summit fails to cure such breach; (vi) at any time after September 30, 1997, by Summit or FirstFederal, if the closing of the Merger shall not have occurred on or before such date and the failure to consummate the Merger is not caused by a breach of the Merger Agreement by the terminating party; (vii) by either party if any bona fide action or proceeding shall be pending against either party on the Closing Date that could result in an unfavorable judgment, decree, or order that would prevent or make unlawful the carrying out of the Merger Agreement;
(viii) by either party after regulatory approval of the Merger is obtained if the conditions to such party's obligations to close have not been satisfied or waived; or (ix) by Summit, in the event of certain changes in the price per share of FirstFederal Common Stock. See "The Merger--Waiver and Amendment; Termination."

CONDUCT OF BUSINESS PENDING THE MERGER

           Summit has agreed to conduct its business prior to the Effective Time diligently and in substantially the same manner as it previously has been carried out. Summit also has agreed to certain forbearances with respect to the conduct of its business prior to the Effective Time. See "The Merger--Conduct of Business Pending the Merger."

EXPENSES; BREAK-UP FEE

           All expenses incurred or to be incurred in connection with the Merger Agreement and the consummation of the transactions contemplated thereby are to be paid by the party incurring such expenses, except that Summit may not incur any such costs and expenses in excess of $150,000 in the aggregate, excluding the fee payable to McDonald & Company for the issuance of the fairness opinion. See "The Merger--Opinion of Financial Advisor." In addition, under the Merger Agreement, Summit must pay FirstFederal a fee of $750,000 in the event the Merger is not consummated and certain events occur. See "The Merger--Break-Up Fee."

ACCOUNTING TREATMENT

           The Merger is intended to be structured to allow FirstFederal to account for the Merger under the pooling of interests method of accounting. FirstFederal and Summit have each agreed to take no actions which would prevent FirstFederal from utilizing the pooling of interests method. In addition, it is a condition to FirstFederal's obligations under the Merger Agreement that FirstFederal receive a letter from KPMG Peat Marwick LLP to the effect that the Merger will qualify for pooling of interests accounting treatment. See "The Merger--Conditions to the Merger--Resales of FirstFederal Common Stock by Affiliates and --Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

           FirstFederal has received an opinion of Critchfield, Critchfield & Johnston, Ltd. to the effect that if the Merger were consummated on the date hereof, the following federal income tax consequences would result:

                      (i) the Merger would qualify as a reorganization under
                      Section 368(a) of the Code;

                      (ii) no gain or loss would be recognized by FirstFederal or Summit by reason of the Merger;

                      (iii) no gain or loss would be recognized by any Summit shareholder upon the exchange of Summit Common Stock solely for FirstFederal Common Stock in the Merger (except in connection with the receipt of cash in lieu of a fractional share of FirstFederal Common Stock or in connection with the exercise of appraisal rights, as discussed below);

                      (iv) the aggregate tax basis of the FirstFederal Common Stock received by each shareholder of Summit who exchanged Summit Common Stock for FirstFederal Common Stock in the Merger would be the same as the aggregate tax basis of the Summit Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of FirstFederal Common Stock);

                     (v) the holding period of the shares of FirstFederal Common Stock received by a Summit shareholder in the Merger would include the holding period of the Summit Common Stock surrendered in exchange therefor (provided that such shares of Summit Common Stock were held as a capital asset by such shareholder at the Effective Time);

                     (vi) cash received in the Merger by a Summit shareholder in lieu of a fractional share interest of FirstFederal Common Stock would be treated as having been received as a distribution in full payment in exchange for the fractional share interest of FirstFederal Common Stock which such shareholder would otherwise be entitled to receive, and would qualify as capital gain or loss (assuming the Summit Common Stock surrendered in exchange therefor were held as a capital asset by such shareholder at the Effective Time); and

                     (vii) a Summit shareholder who received only cash as a result of the exercise of appraisal rights would realize gain or loss for federal income tax purposes (determined separately as to each block of Summit Common Stock exchanged) in an amount equal to the difference between (x) the amount of cash received by such shareholder, and (y) such shareholder's tax basis for the shares of Summit Common Stock surrendered in exchange therefor, provided that the cash payment did not have the effect of the distribution of a dividend. Any such gain or loss would be recognized for federal income tax purposes and would be treated as capital gain or loss (assuming the Summit Common Stock surrendered in exchange therefor were held as a capital asset by such shareholder at the Effective Time). However, if the cash payment did have the effect of the distribution of a dividend, the amount of taxable income recognized would equal the amount of cash received; such income generally would be taxable as a dividend and no loss (or other recovery of such shareholder's tax basis for the shares of Summit Common Stock surrendered in the exchange) generally would be recognized by such shareholder. The determination of whether a cash payment has the effect of the distribution of a dividend would be made pursuant to the provisions and limitations of Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), taking into account the constructive stock ownership rules of Section 318 of the Code.

           The opinion is subject to various assumptions and qualifications, including that the Merger will be consummated in the manner and in accordance with the terms of the Merger Agreement. The opinion is based entirely upon the Code, regulations currently in effect or proposed thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change, possibly with retroactive effect.

           Summit shareholders are urged to consult their tax advisors concerning the specific tax consequences to them of the Merger, including the applicability and effect of various state, local and foreign tax laws. For further discussion of the opinion regarding the federal income tax consequences of the Merger, as issued and delivered to the FirstFederal Board, see "The Merger--Certain Federal Income Tax Consequences of the Merger."

EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

           As a result of the Merger, holders of Summit Common Stock will become shareholders of FirstFederal. For a comparison of the respective rights of shareholders of FirstFederal and Summit, as defined by Ohio law and the respective corporate governance documents of FirstFederal and Summit, see "Comparison of Rights of Shareholders of FirstFederal Financial Services Corp and Summit Bancorp."

NASDAQ LISTING

           FirstFederal Common Stock (symbol: FFSW) currently is quoted on the Nasdaq National Market. FirstFederal will submit an application for listing on the Nasdaq National Market the shares of FirstFederal Common Stock to be issued to the shareholders of Summit in the Merger and to be reserved for issuance pursuant to Summit Stock Options assumed by FirstFederal in the Merger.

                COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION

           The FirstFederal Common Stock is quoted on the Nasdaq National Market under the symbol "FFSW." There is currently no established market in which shares of Summit Common Stock are regularly traded, nor are there any uniformly quoted prices for such shares. Two brokerage firms currently maintain a work-out market for Summit Common Stock. The last trade of shares of Summit Common Stock known to the management of Summit occurred on March 7, 1997 at $65.00 per share. The following table sets forth the comparative market prices for FirstFederal Common Stock and Summit Common Stock and the quarterly cash dividends per share declared, for the periods indicated. The market prices of the FirstFederal Common Stock for the periods indicated represent closing prices of such stock as quoted on the Nasdaq National Market. The market prices of the Summit Common Stock represent the prices at which such stock traded in the work-out market. The stock prices do not include retail mark-ups, mark-downs or commissions.


                                                          FIRSTFEDERAL COMMON STOCK(1)             Summit Common Stock(2)
                                                     ------------------------------------    ------------------------------------
                                                        High        Low        Dividends        High         Low        DIVIDENDS
                                                     ------------ --------    -----------    ---------    --------      ---------

1995 CALENDAR YEAR
       First Quarter...........................     18.18         15.91          .10           30.50       30.13           ---
       Second Quarter..........................     19.09         15.80          .11           33.00       31.25           ---
       Third Quarter...........................     19.09         18.18          .11           32.00       32.00           ---
       Fourth Quarter..........................     22.73         21.14          .11           33.25       32.50           ---

1996 CALENDAR YEAR
       First Quarter...........................     23.41         21.82          .11           35.00       34.25           ---
       Second Quarter..........................     29.25         22.50          .12           35.75       33.25           ---
       Third Quarter...........................     31.50         29.25          .12           37.00       36.00           ---
       Fourth Quarter..........................     40.00         30.25          .12           40.00       37.00           ---

1997 CALENDAR YEAR
       First Quarter...........................     39.25         35.00          .12           65.00       55.00           ---
       Second Quarter (through April 30, 1997).     37.50         33.50        .1375            --- (3)     --- (3)        ---



(1)        Market price and dividends per share information have been adjusted to reflect the 10% common stock dividends effective May 22, 1996 and May 22, 1995.
(2)        Summit has not paid any dividends since its incorporation.
(3)        There have been no trades in Summit Common Stock during the second quarter of 1997 (through April 30, 1997).

           The following table sets forth the last reported sale prices per share of FirstFederal Common Stock and Summit Common Stock and the equivalent per share price for Summit Common Stock giving effect to the Merger on (i) December 30, 1996, the last trading day preceding public announcement of the signing of the Merger Agreement; and (ii) April 30, 1997 the last practicable date prior to the mailing of this Proxy Statement/Prospectus.



                                                       FirstFederal              Summit        EQUIVALENT PRICE PER
                                                       Common Stock          Common Stock(2)      SUMMIT SHARE(1)
                                                       ------------          ---------------   ---------------------

December 30, 1996..............................          $38.875                  $40.00           $72.696
April 30, 1997.................................           36.500                   65.00            68.255


---------------------------
(1) The equivalent price per share of Summit Common Stock at each specified date is an amount equal to 1.87 multiplied by the last reported sales price for FirstFederal Common Stock on the date specified. The market value of the Merger Consideration at the time of the Merger will depend on the market value of a share of FirstFederal Common Stock at such time. See "The Merger - Merger Consideration."

(2) Represents the price at which shares of Summit Common stock last traded on or before such dates, to the knowledge of the management of Summit.

           As of April 30, 1997, the 3,716,490 outstanding shares of FirstFederal Common Stock were held by approximately 1,362 record owners and the 234,891 outstanding shares of Summit Common Stock were held by approximately
320 record owners.

           The timing and amount of the future dividends of FirstFederal will depend upon earnings, cash requirements, FirstFederal's financial condition and other factors deemed relevant by the FirstFederal Board. Dividends may also be limited by certain regulatory restrictions.

                               RECENT DEVELOPMENTS


PENDING ACQUISITION

           On March 10, 1997, the Association entered into a definitive agreement to acquire Alliance Corporate Resources Inc. ("Alliance"), an originator of leases of information technology equipment. Under the terms of the definitive agreement, the shareholders of Alliance will receive cash in exchange for their shares of Alliance stock. At the closing of the transaction, the Alliance shareholders will receive an aggregate payment of $2 million in cash. In addition, the shareholders of Alliance will receive amounts annually equal to 50% of the net income of Alliance for each of the calendar years beginning January 1, 1997 through and including calendar year 2001, and will be entitled to receive shares of FirstFederal Common Stock equal in value to $1.1 million if the aggregate net income of Alliance for the period between January 1, 1997 and December 31, 2001 exceeds $15 million. The shareholders of Alliance approved the transaction at the time of execution of the definitive agreement. The transaction is subject to the approval of certain regulatory authorities, and is currently anticipated to be completed in the second or third quarter of 1997.

SUBORDINATED NOTES ISSUANCE

           On March 19, 1997, in a private placement, FirstFederal issued $40.5 million of subordinated notes due March 15, 2004 at a rate of 9.125% (the "Notes"). FirstFederal expects to use the net proceeds for general corporate purposes, which may include the repayment of indebtedness, investment in or extensions of credit to its subsidiaries and the financing of possible acquisitions. The Notes are subject to terms and conditions, and to redemption at the option of FirstFederal at any time on or after March 15, 2002, pursuant to the note indenture. The Notes are unsecured obligations of FirstFederal and are subordinate to all other indebtedness at FirstFederal and the Association. Redeemable at the option of FirstFederal beginning on March 15, 2002, the Notes are designed to qualify as Tier 2 capital under the regulations of the Board of Governors of the Federal Reserve System (the "FRB").

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                     OF FIRSTFEDERAL FINANCIAL SERVICES CORP

           The following table sets forth, for the periods indicated, certain summary historical data for FirstFederal. The information is derived in part from, and should be read in conjunction with, the separate consolidated financial statements and related notes included in the FirstFederal 1996 10-K, which is incorporated herein by reference.
See "Incorporation of Certain Documents by Reference."



                                                                                                 AT OR FOR THE
                                                                                           YEARS ENDED DECEMBER 31,
                                                                  -------------------------------------------------------------
                                                                    1996           1995          1994       1993         1992
                                                                  -------------------------------------------------------------
                                                                                            (DOLLARS IN THOUSANDS)

STATEMENT OF OPERATIONS DATA:
   Interest and dividend income..............................       $73,559       $64,922      $51,987     $45,510      $40,061
   Interest expense..........................................        48,048        41,046       29,260      25,319       24,987
                                                                    -------       -------      -------     -------      -------
     Net interest income.....................................        25,511        23,876       22,727      20,191       15,074
   Provision for losses on loans.............................           360           ---           15       1,025        1,884
                                                                   --------     ---------     --------     -------      -------
     Net interest income after provisions for losses on loans        25,151        23,876       22,712      19,166       13,190
   Net gain on sale of loans.................................         3,836         1,451          890       3,908        2,488
   Net gains on sales of investment and mortgage-backed
     securities..............................................           397           384          168         ---          ---
   Manufactured housing brokerage fees, net..................         6,726           ---          ---         ---          ---
   Other operating income....................................         6,970         2,332        1,857       2,093        1,936
   SAIF assessment...........................................         3,341           ---          ---         ---          ---
   Other operating expenses..................................        24,005        13,651       12,116      10,374        8,561
                                                                    -------       -------      -------     -------      -------
     Earnings before income taxes............................        15,734        14,392       13,511      14,793        9,053
   Income tax provision......................................         5,884         4,946        4,490       5,054        2,898
                                                                    -------       -------      -------     -------      -------
     Net earnings............................................        $9,850        $9,446       $9,021      $9,739       $6,155
                                                                     ======        ======       ======      ======       ======
     Net earnings applicable to Common Stock................         $8,154        $7,660       $7,657      $8,733       $6,010
                                                                     ======        ======       ======      ======       ======
     Net earnings per share - primary(1)                               2.28          2.31         2.32        2.66         1.85
                                                                    =======       =======      =======     =======      =======
                            - fully diluted(1)                         1.78          1.78         1.79        2.09         1.70
                                                                    =======       =======      =======     =======      =======

STATEMENT OF FINANCIAL CONDITION DATA (PERIOD END):
   Total assets..............................................    $1,080,383      $947,270     $835,667    $682,639     $570,949
   Loans receivable, net of allowance for loan losses........       669,697       544,396      474,051     328,631      282,828
   Loans held for sale.......................................        87,071        36,664        4,525      52,610       30,496
   Mortgage-backed securities................................       172,522       261,121      281,952     231,828      194,211
   Investment securities.....................................        54,010        45,748       32,726      27,250       25,210
   Interest-bearing deposits in other financial institutions          9,000         8,862        1,097       3,935        3,072
   Deposits..................................................       671,918       574,041      502,527     453,821      429,421
   Borrowings, including advances............................       312,413       286,726      258,171     168,379       89,802
   Shareholders' equity......................................        85,287        76,533       69,246      53,673       45,780

OTHER STATISTICAL AND OPERATING DATA:
   Return on average assets(2)...............................          0.95%         1.07%        1.21%       1.57%        1.26%
   Return on average common shareholders' equity(2)..........         12.20         12.90        14.17       19.62        19.09
   Net interest margin(3)....................................          2.60          2.78         3.17        3.40         3.22
   Interest rate spread during period........................          2.41          2.49         2.93        3.19         3.09
   Cumulative one year gap as a percentage of total assets(4)          1.59          2.77        (5.79)       5.59         7.97
   Efficiency ratio(2)(5)....................................         61.03         50.61        47.85       45.49        49.61
   Total operating expenses to average total assets..........          2.67          1.54         1.63        1.67         1.75
   Interest-earning assets to interest-bearing liabilities...        103.96        106.19       105.98      104.93       103.84
   Dividend payout ratio(6)..................................         34.20         33.73        32.17       20.20        13.00



                                                                                          AT OR FOR THE
                                                                                    YEARS ENDED DECEMBER 31,
                                                                   1996          1995         1994        1993     1992
                                                                   ----------------------------------------------------------
                                                                                     (Dollars in thousands)
ASSET QUALITY RATIOS:
   Total allowance for loan losses to nonperforming loans....       76.10%     158.41%       89.62%     114.69%      78.24%
   Total allowance for loan losses to total loans............        0.39        0.55         0.67        1.18        1.25
   Total nonperforming assets to total assets................        0.37        0.20         0.43        0.58        0.88
   Net charge-offs to average loans..........................        0.06        0.04         0.32        0.13        0.08

CAPITAL RATIOS:
   Shareholders' equity to total assets......................        7.89%       8.08%        8.29%       7.86%       8.02%
   Tangible capital(7).......................................        6.42        6.60         7.42        7.11        6.95
   Core capital(7)...........................................        6.42        6.60         7.42        7.11        6.95
   Risk-based capital(7).....................................       11.53       14.52        17.25       16.67       15.97

(1) All per share common share amounts have been restated to reflect stock dividends and stock splits effected prior to December 31, 1996.
(2) Ratios shown above includes the one-time assessment to recapitalize the Savings Association Insurance Fund (the "SAIF"). Excluding the SAIF assessment, return on average assets, return on average equity and the efficiency ratio for the year ended December 31, 1996 would have been 1.16%, 14.72% and 53.54%, respectively.
(3) Net interest income divided by average interest-earning assets.
(4) Total amount of interest sensitive assets repricing within one year less amount of interest sensitive liabilities scheduled to reprice within one year, divided by total assets.
(5) Non-interest expense divided by the sum of net interest income (on a fully-taxable equivalent basis) and non-interest income.
(6) Total dividends paid on common and convertible preferred stock divided by net earnings.
(7) Regulatory capital ratios for the Association.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                                OF SUMMIT BANCORP

           The following table sets forth, for the periods indicated, certain summary historical data for Summit. The information is derived in part from, and should be read in conjunction with the separate consolidated financial statements and related notes included in the Summit 1996 10-KSB which is incorporated herein by reference, and a copy of which accompanies this Proxy Statement/Prospectus.


                                                                                               AT OR FOR THE
                                                                                        YEARS ENDED DECEMBER 31,
                                                                     -------------------------------------------------------------
                                                                        1996         1995         1994         1993         1992
                                                                     -------------------------------------------------------------

STATEMENT OF OPERATIONS DATA:
   Interest and dividend income..................................... $6,306,274   $5,346,465   $4,108,913   $3,308,874   $2,654,252
   Interest expense.................................................  3,011,333    2,564,209    1,663,485    1,444,669    1,256,603
                                                                     ----------   ----------   ----------   ----------   ----------
     Net interest income............................................  3,294,941    2,782,256    2,445,428    1,864,205    1,397,649
   Provision for losses on loans....................................    185,000      100,000      154,380      440,606      140,567
                                                                     ----------   ----------   ----------   ----------   ----------
     Net interest income after provision for losses on loans........  3,109,941    2,682,256    2,291,048    1,423,599    1,257,082
   Gain on sales of loans...........................................    922,121      766,811      788,330    1,328,697      885,747
   Net security gains...............................................     45,547       14,923      (56,486)      43,754        4,706
   Other operating income...........................................    336,010      255,989      190,879      222,608      126,315
   Other operating expenses.........................................  3,208,118    2,762,936    2,555,992    2,603,980    2,071,500
                                                                     ----------   ----------   ----------   ----------   ----------
     Earnings before income taxes...................................  1,205,501      957,043      657,779      414,678      202,350
   Income tax provision.............................................    405,000      277,250      171,900        6,950          ---
                                                                     ----------   ----------   ----------   ----------   ----------
     Net earnings .................................................. $  800,501   $  679,793   $  458,879   $  407,728   $  202,350
                                                                     ==========   ==========   ==========   ==========   ==========
     Net earnings per share ........................................       3.43         2.79         1.93         1.75          .88
                                                                           ====        =====        =====        =====        =====

STATEMENT OF FINANCIAL CONDITION DATA (PERIOD END):
   Total assets.....................................................$81,245,445  $74,565,322  $62,790,000  $54,792,715  $43,225,739
   First mortgage and other loans, net.............................. 12,575,904   12,123,794    7,440,284    4,744,174    2,014,000
   Other loans, net................................................. 42,601,589   36,453,160   31,216,362   24,260,958   22,532,706
   First mortgage and other loans held for sale.....................  3,527,817    1,768,019    1,461,870    3,362,552    1,227,000
   Securities available-for-sale at fair value...................... 18,073,130   18,949,702   14,085,570   16,480,678   13,189,984
   Deposits......................................................... 67,761,925   61,596,763   51,455,944   46,206,255   37,895,947
   Borrowings, including advances...................................  5,300,000    5,650,000    4,900,000    2,200,000          ---
   Shareholders' equity.............................................  7,208,383    6,654,799    5,925,557    5,966,991    5,014,263

OTHER STATISTICAL AND OPERATING DATA:
   Return on average assets.........................................       1.02%        1.01%        0.85%        0.85%        0.60%
   Return on average equity.........................................      11.73        10.61         8.16         7.80         4.10
   Net interest margin(1)...........................................       4.52         4.48         4.64         4.16         4.20
   Interest spread during period ...................................       3.69         3.67         3.86         3.39         3.38
   Cumulative one year gap as a percentage of total assets(2).......       1.80         5.80        -1.34        -0.28         1.48
   Efficiency ratio(3)..............................................      70.46        72.63        74.64        80.98        85.96
   Total operating expenses to average total assets.................       4.16         4.11         4.47         5.43         5.95
   Interest-earning assets to interest-bearing liabilities..........     118.00       119.60       105.76       107.02       111.67

ASSET QUALITY RATIOS:
   Total allowance for loan losses to non-performing loans..........     234.00%      363.00%      363.99%      170.88%       NM(4)
   Total allowance for loan losses to total loans...................       1.50         1.50         1.54         1.49         1.14
   Total non-performing assets to total assets......................       0.44         0.27         0.27         0.52         0.00
   Net charge-offs (recoveries) to average loans....................       0.17        (0.05)        0.05         0.90         0.06

CAPITAL RATIOS:
   Shareholders' equity to total assets(5)..........................       8.87%        8.92%        9.44%       10.89%       11.60%
   Tier 1 capital (to risk weighted assets)(5)......................      12.80        13.20        13.78        12.11        12.02
   Tier 1 capital (to average assets)(5)............................       9.40         9.80        10.08        10.84        13.58
   Total capital (to risk weighted assets)(5).......................      14.10        14.70        15.26        13.24        12.77


(1) Net interest income divided by average interest-earning assets.
(2) Total amount of interest sensitive assets repricing within one year less amount of interest sensitive liabilities scheduled to reprice within one year, divided by total assets.
(3) Non-interest expense divided by the sum of net interest income (on a fully-taxable equivalent basis) and non-interest income.
(4) Prior to 1993, there were no non-performing loans.
(5) Regulatory capital ratios for Summit.

                      COMPARATIVE UNAUDITED PER SHARE DATA

           The following table shows unaudited comparative per share data for FirstFederal and Summit Common Stock on a historical basis, and on a pro forma combined basis and a pro forma equivalent basis for FirstFederal and Summit giving effect to the Merger accounted for under the pooling of interests method of accounting. See "The Merger--Accounting Treatment."



                                                                HISTORICAL                     PRO FORMA
                                                             --------------------------  -----------------------------
                                                                                                             Summit
                                                                                                           Equivalent
                                                             FirstFederal     Summit         Combined       Per Share
                                                             ------------     ------         --------       ---------
Book value per share at:
    December 31, 1996.................................         $15.58        $30.68            $15.64(1)    $29.25

Cash dividends declared per share:
   Year ended December 31, 1994.......................            .38           ---              0.38         0.71
   Year ended December 31, 1995.......................            .43           ---              0.43         0.80
   Year ended December 31, 1996.......................            .47           ---              0.47         0.88

Earnings per share:
   Year ended December 31, 1994.......................           1.79          1.93              1.73         3.24
   Year ended December 31, 1995.......................           1.78          2.79              1.75         3.27
   Year ended December 31, 1996.......................           1.79(2)       3.43              1.79(2)      3.35(2)


(1) Based on the combined stockholders' equity of FirstFederal and Summit, including the effect of pro forma adjustments. The adjusted stockholders' equity amounts are divided by the number of shares of FirstFederal fully-diluted common stock outstanding at December 31, 1996, plus the product of the number of shares of Summit Common Stock outstanding at December 31, 1996 and the Exchange Ratio (1.87, as of the date hereof). The number of shares of FirstFederal Common Stock outstanding at December 31, 1996 includes 1,847,015 common stock equivalents attributable to FirstFederal's convertible preferred stock Series A and B outstanding at December 31, 1996.

(2) Excluding the one-time SAIF assessment of $3.3 million ($2.2 million after tax), FirstFederal's 1996 fully-diluted earnings per share were $2.18; the Combined per share amount would be $2.15 and the Summit Equivalent per share amount would be $4.02.

                      FIRSTFEDERAL FINANCIAL SERVICES CORP

GENERAL

           FirstFederal, an Ohio corporation, is a savings and loan holding company which has as its primary wholly-owned subsidiaries First Federal Savings and Loan Association of Wooster (the "Association"), headquartered in Wooster, Ohio, and Mobile Consultants, Inc. ("MCi"), headquartered in Alliance, Ohio. As a savings and loan holding company, FirstFederal is required to register and file reports with the Office of Thrift Supervision (the "OTS") and is subject to regulation and examination by the OTS. At December 31, 1996, FirstFederal had assets of $1.1 billion, deposits of $671.9 million and shareholders' equity of $85.3 million. Based on total assets as of September 30, 1996, FirstFederal was the third largest publicly-traded thrift in Ohio and within the 100 largest publicly-traded thrifts in the United States. FirstFederal's executive offices are located at 135 East Liberty Street, Wooster, Ohio 44691 and its telephone number at that address is (330) 264-8001.

           Founded in 1905 as an Ohio chartered mutual thrift, the Association converted to a federally chartered thrift in 1935 and converted from mutual to stock form of ownership in 1987. The Association serves Ashland, Knox, Medina, Richland, Wayne, Stark, Tuscarawas and Summit Counties, Ohio (its "Market Area") through its home office, 16 full service branch offices, four limited service facilities, and the operation of its subsidiaries, as described below. The business of the Association is to provide consumer, retail mortgage and commercial lending to customers in its Market Area, funded by checking and savings deposits from the general public, as well as advances from the FHLB of Cincinnati and other borrowings, and to service the loans it originates. The Association offers a wide range of competitive consumer-oriented lending and deposit products and services. The Association has achieved significant growth in recent years through the expansion of its asset origination capabilities and the acquisition of branches in its Market Area. Since July 1990, the Association has acquired eight branches with an aggregate of $217.9 million of deposits.

           As a federal savings association, the Association is subject to examination and comprehensive regulation and oversight by the OTS and the Federal Deposit Insurance Corporation (the "FDIC"). The Association is further subject to regulations of the FRB with respect to reserves required to be maintained against transaction accounts. The Association is a member of the FHLB of Cincinnati, which is one of the 12 regional banks constituting the FHLB system, and its savings deposits are insured by the Savings Association Insurance Fund (the "SAIF"), administered by the FDIC, to the maximum extent permitted by law.

           The Association operates six subsidiaries: First Federal Mortgage Services, a mortgage loan production company with offices in Canton and Stow, Ohio; Professional Appraisal Services Corp, a company that provides real estate appraisal services; Home Financial Services, which offers investment products; H.F.S. Agency, Inc., which offers life insurance products; Venture Mortgage Corp., a service corporation which owns a 50% interest in American Federal Mortgage Company, a residential mortgage broker located in Mansfield, Ohio; and FirstFed Corp, an operating subsidiary formed in the fourth quarter of 1996 for the sole purpose of issuing securities backed by pools of manufactured housing loans.

           MCi, a manufactured housing finance company which brokers manufactured home loans to and on behalf of financial institutions, was acquired by FirstFederal in April 1996. MCi facilitates the origination of primarily non-mortgage, consumer loan contracts through 3,500 dealers of manufactured homes located in 32 states, primarily in the northeastern, southeastern, midwestern and southwestern regions of the United States. MCi also services the collection and recovery of troubled loans on behalf of the financial institutions which originate the loans. MCi contributed approximately $3.1 million to FirstFederal's earnings for the year ended December 31, 1996. MCi is anticipated to become a significant part of the operations of FirstFederal.

PENDING STRUCTURAL CHANGE

           The Association has received conditional approval from the OCC to convert from a federal savings association to a national bank (the "Bank Conversion"). In order to retain its stock ownership in the Association after the Bank Conversion, FirstFederal submitted an application to the FRB to become a bank holding company (the "Holding

Company Conversion"). Upon becoming a bank holding company following the Bank Conversion, FirstFederal will deregister with the OTS as a savings and loan holding company. No assurance can be given whether the application submitted to the FRB will be approved, or, if approved, whether the Bank Conversion and the Holding Company Conversion will be consummated. Set forth below is a summary of certain aspects of the regulation of bank holding companies.

           General. Bank holding companies, such as Summit, are subject to comprehensive regulation by the FRB under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and the regulations of the FRB. As a bank holding company, FirstFederal will be required to file reports with the FRB and such additional information as the FRB may require, and will be subject to regular inspections by the FRB. The FRB also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

           Under FRB policy, a bank holding company must serve as a source of strength for its subsidiary banks. Under this policy the FRB may require, and has required in the past, a holding company to contribute additional capital to an undercapitalized subsidiary bank.

           Under the BHCA, a bank holding company must obtain FRB approval before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or
(iii) merging or consolidating with another bank holding company.

           As a savings and loan holding company, FirstFederal is generally not subject to any activity restrictions, but as a bank holding company it will be subject to the more restrictive activity limitations imposed on bank holding companies. The BHCA prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by FRB regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the FRB includes, among other things, operating a savings institution (such as the Association), mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and United States Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers. The scope of permissible activities may be expanded from time to time by the FRB, and proposals to expand such activities are pending. Such activities may also be affected by federal legislation.

           Interstate Banking and Branching. In 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") was enacted to ease restrictions on interstate banking. Effective September 29, 1995, the Riegle-Neal Act allows the FRB to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such holding company's home state, without regard to whether the transaction is prohibited by the laws of any state. The FRB may not approve the acquisition of a bank that has not been in existence for the minimum time period (not exceeding five years) specified by the statutory law of the host state. The Riegle-Neal Act also prohibits the FRB from approving an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch.

The Riegle-Neal Act does not affect the authority of states to limit the percentage of total insured deposits in the state which may be held or controlled by a bank or bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% statewide concentration limit contained in the Riegle-Neal Act.

           Additionally, beginning on June 1, 1997, the federal banking agencies will be authorized to approve interstate merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks opts out of the Riegle-Neal Act by adopting a law after the date of enactment of the Riegle-Neal Act and prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. A state may also permit such transactions before such time by enacting authorizing legislation. Interstate acquisitions of branches will be permitted only if the law of the state in which the branch is located permits such acquisitions. Interstate mergers and branch acquisitions will also be subject to the nationwide and statewide insured deposit concentration amounts described above.

           The Riegle-Neal Act authorizes the OCC and the FDIC to approve interstate branching de novo by national and state banks, respectively, only in states which specifically allow for such branching. The Riegle-Neal Act also requires the appropriate federal banking agencies to prescribe regulations by June 1, 1997 which prohibit any out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. These regulations must include guidelines to ensure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities which they serve.

           As a federal thrift institution, the Association, subject to certain conditions, has nationwide branching authority.

           Dividends. The FRB has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the FRB's view that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the holding company's capital needs, asset quality and overall financial condition. The FRB also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the FRB, the FRB may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized."

           Bank holding companies are required to give the FRB prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of their consolidated net worth. The FRB may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, FRB order, or any condition imposed by, or written agreement with, the FRB. This notification requirement does not apply to any company that meets the well-capitalized standard for commercial banks, has a safety and soundness examination rating of at least a "2" and is not subject to any unresolved supervisory issues.

           Capital Requirements. The FRB has established capital requirements for bank holding companies that generally parallel the capital requirements for national banks and federal thrift institutions. As a thrift holding company, FirstFederal is not subject to any minimum capital requirements.

                                 SUMMIT BANCORP

GENERAL

           Summit, a registered bank holding company, was incorporated under the laws of the State of Ohio on November 7, 1988 as First Summit Capital Corporation. Its name was changed to Summit Bancorp on July 10, 1989. Subsequent to that date, the Ohio Division of Banks authorized the organization of Summit Bank as a state-chartered commercial bank, and the FRB authorized Summit to become a bank holding company by acquiring all the voting shares of Summit Bank's capital stock. As a bank holding company, Summit is subject to regulation under the BHCA. The FRB regulates bank holding companies and may periodically examine or inspect Summit and Summit Bank. At December 31, 1996, Summit had assets of $81.2 million, deposits of $67.8 million and stockholders' equity of $7.2 million.

           Summit's principal business is to operate Summit Bank, a full service commercial bank the deposits of which are insured by the Bank Insurance Fund, administered by the FDIC, up to the maximum amount permitted by law. Summit Bank is an independent community bank drawing customers primarily from Summit County, Ohio. Summit Bank follows a service-focused strategy to provide personal banking services to businesses, professionals and other persons. It offers its customers traditional, commercial and consumer checking accounts, savings accounts, certificates of deposit, Individual Retirement Accounts, Keough Accounts, direct deposit, night depository, access to automated teller machine networks and corporate cash management. Its lending services include commercial loans, commercial and residential real estate loans, credit cards, letters of credit and home equity and other consumer loans.

           Summit Bank is regulated primarily by the Ohio Deputy Superintendent for Banks. Summit Bank is a member of the Federal Reserve System and thus is subject to regulation by the FRB. Both the Deputy Superintendent for Banks and the FRB have authority to examine and inspect Summit Bank.

           In 1996, Summit formed Summit Banc Investments Corporation ("SBIC") to extend the range of services available to customers of Summit Bank. SBIC is an Ohio corporation and a wholly-owned subsidiary of Summit. Generally, SBIC provides financial planning and advisory services, including discount brokerage services (buying and selling stocks, bonds and investment company shares), portfolio investment advice and fixed and variable annuities, to Summit Bank's customers. The decision to form SBIC to provide these services was made in response to growing customer demand. Requisite approvals from various regulatory agencies were obtained to allow the formation and operations of SBIC.

           Summit's executive offices are located at 2680 West Market Street, Akron, Ohio 44333, and the telephone number at that location is (330) 864-8080.

PENDING STRUCTURAL CHANGE

           Prior to the Effective Time, Summit Bank will submit an application to the OCC to convert from a state-chartered bank to a national bank. Upon becoming a national bank, Summit Bank will cease to be regulated by the State of Ohio and the FRB, and its primary regulator will be the OCC. Summit's management believes that becoming a national bank will provide additional flexibility with respect to certain product offerings and will lead to smoother integration and communication with FirstFederal, whose other banking subsidiary, the Association, is also expected to be a national bank. It is currently intended that Summit will complete its conversion to a national bank immediately prior to the Effective Time. In the event the Merger is not consummated, however, it is possible that Summit Bank will not complete its conversion to a national bank.

                               THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

           At the Special Meeting, shareholders of record of Summit Common Stock will be asked to consider and vote upon the Merger Agreement and the Merger. Approval of the Merger Agreement and the Merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Summit Common Stock.

THE SUMMIT BOARD HAS DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF SUMMIT, HAS APPROVED THE MERGER AGREEMENT AND THE MERGER, AND RECOMMENDS A VOTE BY SUMMIT SHAREHOLDERS TO APPROVE THE MERGER AGREEMENT AND THE MERGER.

RECORD DATE; VOTING AT THE SPECIAL MEETING; VOTE REQUIRED

           The Summit Board has fixed May 1, 1997 as the Record Date for the determination of the holders of Summit Common Stock entitled to receive notice of and to vote at the Special Meeting. Summit has no other class of voting securities outstanding. Only holders of record of Summit Common Stock on the Record Date will be entitled to receive notice of and to vote at the Special Meeting. As of the Record Date, there were 234,891 shares of Summit Common Stock outstanding and entitled to vote. Each holder of Summit Common Stock, as of the Record Date, is entitled to cast one vote per share, in person or by properly executed and delivered proxy, on the Merger Agreement and the Merger and on any other matter properly submitted for the vote of shareholders at the Special Meeting or any adjournment or postponement thereof.

           The presence, in person or by properly executed and delivered proxy, of the holders of at least a majority of the outstanding shares of Summit Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum. Under Ohio law and Summit's corporate governance documents, approval of the Merger Agreement and the Merger will require the affirmative vote of the holders of at least a majority of the outstanding shares of Summit Common Stock. The votes will be counted at the meeting by Summit's Chief Financial Officer, who will be appointed Inspector of Elections.

ABSTENTIONS AND BROKER NON-VOTES WILL NOT BE COUNTED BUT EACH SUCH ABSTENTION OR BROKER NON-VOTE WILL HAVE THE PRACTICAL EFFECT OF A VOTE AGAINST THE MERGER PROPOSAL.

           As of the Record Date, directors and executive officers of Summit and Summit Bank, and their affiliates, beneficially owned approximately 24.62% of the outstanding Summit Common Stock. As of the Record Date, the directors, executive officers or affiliates of FirstFederal beneficially owned no shares of Summit Common Stock. All directors and executive officers of Summit have indicated an intention to vote or direct the voting of all shares of Summit Common Stock over which such person has voting control in favor of the Merger Agreement and the Merger.

           Certain information regarding the ownership of shares of Summit Common Stock by the directors and executive officers of Summit is contained in
Part III, Item 11 of the Summit 1996 10-KSB, incorporated by reference herein, a copy of which accompanies this Proxy Statement/Prospectus.

PROXIES

           All shares of Summit Common Stock that are entitled to vote and are represented at the Special Meeting by properly executed and delivered proxies, received prior to or at the Special Meeting, and not duly and timely revoked, will be voted at the Special Meeting in accordance with the instructions given on such proxies. If no instructions are given on a proxy, such proxy will be voted FOR APPROVAL of the Merger Agreement and the Merger.

           If any other matters are properly presented for consideration at the Special Meeting (or at any adjournment or postponement thereof), including, without limitation, consideration of a motion to adjourn or postpone the Special Meeting to another time or place (for the purpose of soliciting additional proxies, or otherwise), any person named in the enclosed form of proxy will have discretion to vote on such matters in accordance with his best judgment; provided, however, that any proxy voted against approval of the Merger Agreement and the Merger will not be voted in favor of any adjournment or postponement of the Special Meeting. The management and Summit Board have no information that other matters will be brought before the Special Meeting. If, however, other matters are properly presented, the accompanying proxy will be voted in accordance with the best judgment of the proxy holders with respect to such matters.

           Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by (i) filing a written notice of revocation, with a date later than the date of the proxy, with the Secretary of Summit at or before the taking of the vote at the Special Meeting or (ii) attending the Special Meeting and voting in person; provided, however, that attendance at the meeting by itself will not constitute revocation of a proxy. Any written notification of revocation of a proxy should be sent or delivered to

Summit Bancorp, 2680 West Market Street, Akron, Ohio 44333, Attention: Corporate Secretary, or hand-delivered to the Corporate Secretary of Summit at or before the taking of the vote at the Special Meeting.

           The accompanying proxy is being solicited by and on behalf of the Summit Board. A Notice of Special Meeting is attached to this proxy statement. The entire cost of soliciting proxies will be borne by Summit. In addition to use of the mails, proxies may be solicited personally or by telephone by officers, directors and other employees of Summit who will not be specially compensated for such soliciting. Summit will, at its expense, upon the receipt of a request from brokers and other custodians, nominees and fiduciaries, forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

                                   THE MERGER

           The information in this Proxy Statement/Prospectus concerning the terms of the Merger is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Appendix I and incorporated by reference herein. All shareholders are urged to read the Merger Agreement in its entirety.

GENERAL

           Pursuant to the Merger Agreement, Summit will be merged with and into FirstFederal in accordance with the Ohio General Corporation Law, with FirstFederal being the surviving entity (the "Merger"). On the closing date of the Merger, FirstFederal and Summit will file a certificate of merger with the Secretary of State of Ohio. The Merger will become effective at the time of such filing.

           At the Effective Time, each outstanding share of Summit Common Stock (other than shares held by holders who perfect appraisal rights and other excluded shares of Summit Common Stock held by FirstFederal or Summit) will be converted into the right to receive 1.87 shares of FirstFederal Common Stock, subject to adjustment as provided in the Merger Agreement. See "--Merger Consideration." Each shareholder of Summit will then be entitled to exchange Summit Common Stock certificates for FirstFederal Common Stock certificates and thereupon cease to be a shareholder of Summit, and the separate existence and corporate organization of Summit shall cease.

BACKGROUND OF THE MERGER

           Over the past several years, Summit has evaluated various business opportunities intended to improve return on shareholders' equity. Summit has expanded through the establishment of a second office and has also considered expansion through a "merger of equals" type of transaction that would involve the merger of Summit with another independent Ohio financial institution of similar size, and had preliminary discussions about this type of merger with several independent Ohio banks. This type of merger was later abandoned due to a number of factors, including the inability to resolve issues such as management control and structure.

           Summit next evaluated expansion by merger with a larger financial institution, and determined to focus on a transaction that would (i) increase resources with which to offer financial services; (ii) significantly enhance shareholder value; (iii) enhance Summit's prospects for future shareholder value; and (iv) permit Summit to continue to serve its existing market. On this basis, in September 1996, Summit began discussions with two Ohio financial institutions that expressed a preliminary interest in acquiring Summit. On September 20, 1996, Summit received a written letter of interest from one of these institutions, and on November 1, 1996, an oral expression of preliminary interest from the other institution. It became apparent to Summit that several potential merger candidates might be seriously interested in a business combination with Summit, and in November, 1996, Summit met with McDonald & Company, an investment banking firm, to review strategic alternatives for a merger of Summit with another financial institution.

           Summit retained McDonald & Company to advise the Summit Board on the possibility of pursuing a merger of Summit with another financial institution, to assist Summit in evaluating the various forms and structures of a proposed merger, and to conduct a confidential inquiry into the possible interest of selected additional entities in pursuing a merger with Summit. Following the completion of such inquiry by McDonald & Company, three additional possible merger partners executed confidentiality agreements and reviewed financial and other data provided by Summit. Following discussions with Summit and certain due diligence review of Summit, two of the three additional merger candidates submitted written indications of interest with respect to the acquisition of Summit, one of which was FirstFederal. The third entity contacted by McDonald & Company had expressed a preliminary interest only in a cash for stock type of transaction with Summit, a proposal not pursued by Summit due to the tax effects to shareholders associated with a cash transaction.

           The four proposals received by Summit contemplated an exchange of common stock for Summit Common Stock at various exchange ratios. Following extensive review and discussion of the four proposals by the Summit Board with McDonald & Company and legal counsel, and based upon a written analysis of the four proposals prepared by McDonald & Company and presented to the Summit Board at a meeting on December 16, 1996, the Summit Board decided to pursue negotiations exclusively with FirstFederal, on the basis that such a merger appeared to provide the greatest potential future earnings per share for Summit shareholders. Such decision was also based on (i) the strength and continuity of management at FirstFederal; (ii) the market liquidity of FirstFederal stock; and
(iii) the prospects for earnings per share growth based on FirstFederal's diversification and expansion plans.

           The Summit Board provided guidelines to senior management of Summit for the negotiation with FirstFederal of certain terms and conditions of the proposed Merger. During the period from December 16, 1996 to December 30, 1996, senior management and representatives of Summit negotiated with senior management and representatives of FirstFederal regarding the material terms of the Merger Agreement. During the same period, each company conducted a due diligence investigation of the other company. At a meeting held on December 30, 1996, the Summit Board, with the assistance of McDonald & Company and legal counsel, reviewed in detail the terms and conditions contained in the form of the proposed Merger Agreement and related transaction matters. After extensive discussion among the directors, and after receiving the oral opinion of McDonald & Company that, as of that date, the Exchange Ratio was fair to shareholders of Summit from a financial point of view, the Summit Board concluded that the terms and conditions contained in the Merger Agreement would provide for a transaction which was fair to and in the best interest of the Summit shareholders. Accordingly, the Summit Board approved the terms and conditions of the Merger Agreement and authorized the execution of that document and any related documents by the senior management of Summit.

REASONS FOR THE MERGER

           Summit's Reasons for the Merger. During the past year, Summit explored various options to provide market liquidity to its shareholders and increase shareholder value. After arms-length negotiations between Summit and FirstFederal and careful review and consideration, the Summit Board concluded that the terms of the Merger were in the best interests of Summit shareholders. In approving the Merger, the Summit Board considered numerous factors, including
(i) the price that could be obtained for Summit's Common Stock; (ii) future appreciation in the value of its merger partner's capital stock; (iii) the business operations, asset quality, and financial condition of its merger partner; (iv) the ability to account for the transaction as a pooling of interests; (v) the qualification of the merger as a tax-free reorganization;
(vi) the synergies between the business of Summit and that of its merger partner; (vii) the willingness of its merger partner to allow Summit Bank to continue to operate as an autonomous bank subsidiary serving customers and its community as Summit Bank had prior to the merger; and (viii) the opinion rendered by McDonald & Company to the effect that, as of December 30, 1996, the Exchange Ratio was fair to the holders of Summit Common Stock from a financial point of view. See "Opinion of Financial Advisor."

           FirstFederal's Reasons for the Merger. In reaching its decision to approve the Merger Agreement, the FirstFederal Board considered that the Merger would enhance FirstFederal's strategic plan to be a super community bank. The FirstFederal Board also considered that Summit Bank is an institution that is well managed and possesses compatible management philosophies and cultures, particularly a commitment to providing exceptional customer service. FirstFederal's shareholders should realize the expected benefits of such an alliance. Such benefits include, among others: the future prospects of the combined company, the combined company's financial strength and an enhanced ability to service existing customers and develop new products and services, the potential for cross-marketing products and services to customers of the two companies, and the opportunity to diversify earnings.

           With Summit's commercial banking offices located in the growing Summit County, Ohio market, the Merger will allow FirstFederal a natural market extension to its existing franchise, which includes the contiguous markets of Wayne, Medina and Stark Counties, Ohio. The Merger will expand FirstFederal's and Summit's abilities to serve the small business lending market while diversifying FirstFederal's balance sheet, which has been concentrated in residential mortgage loans. Further, Summit's private banking expertise can be leveraged to continue FirstFederal's diversification efforts.

TREATMENT OF SUMMIT STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

           Each option to purchase shares of Summit Common Stock outstanding immediately prior to the Effective Time granted pursuant to (i) the Summit Plan or (ii) pursuant to certain agreements with the officers and directors of Summit, will, at the Effective Time, be converted into the right to purchase the number of shares of FirstFederal Common Stock (rounded up to the nearest whole share) that would have been received by the holder of such option in the Merger had the option been exercised in full immediately prior to the Effective Time. The exercise price under each new option will be equal to the exercise price under the corresponding old option divided by the Exchange Ratio.

           Each holder of stock appreciation rights granted under the Summit Plan entitling such holder to receive payment of amounts determined pursuant to the Summit Plan will, upon the Effective Time, be entitled to receive a number of stock appreciation rights based upon FirstFederal Common Stock equal to the number of stock appreciation rights based upon Summit Common Stock held by such holder multiplied by the Exchange Ratio. The price of each new stock appreciation right will be equal to the price of the corresponding old stock appreciation right divided by the Exchange Ratio.

MERGER CONSIDERATION

           Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Summit Common Stock issued and outstanding immediately prior to the Merger (other than shares held by holders who perfect appraisal rights and other excluded shares) will be converted into the right to receive 1.87 shares (the "Exchange Ratio") of FirstFederal Common Stock, subject to adjustment as described below. The Exchange Ratio was determined through arm's-length negotiations between FirstFederal and Summit, which was advised during such negotiations by McDonald & Company, its financial advisor.

           Each share of FirstFederal Common Stock issued and outstanding at the Effective Time will remain outstanding and unchanged as a result of the Merger. No fractional shares of FirstFederal Common Stock will be issued in the Merger, and Summit shareholders who otherwise would be entitled to receive a fractional share of FirstFederal Common Stock will receive a cash payment in lieu thereof. See "--Fractional Shares."

           As noted above, the number of shares of FirstFederal Common Stock to be received for each share of Summit Common Stock has been fixed at 1.87. The Merger Agreement provides that in the event of a change in the number of shares of FirstFederal Common Stock between the date of the Merger Agreement and the Effective Time by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or by stock dividend or stock split thereon an appropriate adjustment shall be made to the Exchange Ratio. Assuming the occurrence of the five-for-four stock split in the form of a stock dividend that has been declared by FirstFederal, payable on May 22, 1997 to holders of record of FirstFederal Common Stock as of May 2, 1997, the Exchange Ratio at the Effective Time will be 2.3375. Based on the last reported sale price for FirstFederal Common Stock on the Nasdaq National Market on April 30, 1997 ($36.50 per share), the value of 1.87 shares of FirstFederal Common Stock as of that date would have been approximately $68.255. At the present time, there is no established market in which shares of Summit Common Stock are regularly traded, nor are there any uniformly quoted prices for such shares. The Ohio Company and Sweeney Cartwright currently maintain a work-out market for Summit Common Stock. The last trade of shares of Summit Common Stock known to the management of Summit occurred on March 7, 1997 at $65.00 per share. The market value of FirstFederal Common Stock to be received in the Merger is subject to fluctuation. Fluctuations in the market price of FirstFederal Common Stock would generally result in an increase or decrease in the value of the consideration to be received by Summit shareholders in the Merger. An increase in the market value of FirstFederal Common Stock would generally increase the value of the consideration to be received by Summit shareholders in the Merger. A decrease in the market value of FirstFederal Common Stock would generally have the opposite effect.

OPINION OF FINANCIAL ADVISOR

           Summit has retained McDonald & Company to render its opinion with respect to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Summit Common Stock. McDonald & Company rendered its oral opinion to the Summit Board on December 30, 1996, which it subsequently confirmed in writing, that, as of the date of such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of Summit Common Stock.

           The full text of the opinion of McDonald & Company, updated as of the date of this Proxy Statement/Prospectus, which sets forth certain assumptions made, matters considered and limitations on the reviews undertaken, is attached as Appendix II to this Proxy Statement/Prospectus, and should be read in its entirety. The summary of the opinion of McDonald & Company set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the opinion. McDonald & Company's opinion is directed to the Summit Board and addresses only the Exchange Ratio.

           In arriving at its opinion, McDonald & Company reviewed, among other things, the Merger Agreement, together with exhibits and schedules thereto, certain publicly available information relating to the business, financial condition and operations of Summit and FirstFederal, as well as certain other non-public information, primarily financial in nature, furnished to it by Summit and FirstFederal relating to the respective businesses, earnings, assets and prospects of Summit and FirstFederal. McDonald & Company also held discussions with members of senior management of Summit and FirstFederal concerning their respective businesses, assets, financial forecasts and prospects. McDonald & Company also reviewed certain publicly available information concerning the trading of, and the trading market for, Summit Common Stock and FirstFederal Common Stock and certain publicly available information concerning comparable companies and transactions, all as set forth in McDonald & Company's opinion.

           McDonald & Company was not engaged to and did not conduct a physical inspection of any of the assets, properties, or facilities of either Summit or FirstFederal and was not engaged to and has not made, obtained or been furnished with any independent evaluation or appraisal of any of such assets, properties, or facilities or any of the liabilities of Summit or FirstFederal. McDonald & Company has assumed that all of the conditions to the Merger as set forth in the Merger Agreement, including the tax-free treatment of the Merger to the holders of Summit Common Stock, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Merger Agreement. No limitations were imposed by Summit upon McDonald & Company with respect to the scope of McDonald & Company's investigation, nor were any specific instructions given to McDonald & Company in connection with its fairness opinion.

           In connection with rendering its opinion dated December 30, 1996, McDonald & Company considered a variety of financial analyses, which are summarized below. McDonald & Company believes that its analyses must be considered as a whole and that selecting portions of such analyses and of the factors considered by McDonald & Company without considering all such analyses and factors may create an incomplete view of the analytical process underlying McDonald & Company's opinion. In its analyses, McDonald & Company made numerous assumptions with respect to industry performance, business and economic conditions and other matters. Any estimates contained in McDonald & Company's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

           The following is a summary of selected analyses considered by McDonald & Company and discussed with the Summit Board in connection with McDonald & Company's opinion dated December 30, 1996:

           COMPARISON WITH SELECTED COMPANIES. McDonald & Company compared the financial performance and stock market valuation of FirstFederal with corresponding data for the following selected companies: D&N Financial Corp., First Indiana Corp., First Federal Capital Corp., Home Federal Bancorp, Maryland Federal Bancorp, North American Savings Bank, Prime Bancorp, Inc., Progressive Bank, Inc., Pulse Bancorp, Parkvale Financial Corp., Security First Corp., St. Francis Capital Corp. and Green Tree Financial Corp. In addition, McDonald & Company compared the same data of Summit with corresponding data for the following selected companies: CSB Bancorp, Inc., Commerce National Bank, Commerce Bank/Harrisburg N.A., Commercial

Bancshares, Inc., Citizens Financial Services, Fidelity Deposit & Discount Bank, Fentura Bancorp, Inc., First WV Bancorp Inc., Lake Ariel Bancorp, Inc., NSD Bancorp, Inc., Oak Hill Financial, Inc., Orrstown Financial Services, Pocahontas Bankshares Corp. and United Bancorp, Inc. At the time, none of the companies listed above had announced a merger transaction or disclosed a possible interest in pursuing a possible merger transaction which would have significantly affected its stock market valuation.

           CONTRIBUTION ANALYSIS. McDonald & Company analyzed the contribution of each of Summit and FirstFederal to, among other things, the shareholders' equity and after-tax income of the pro forma combined company. This analysis showed that, among other factors, Summit would have contributed 7.8% of the stated shareholders' equity of the pro forma combined company (or 8.7% of the fully diluted book value of the pro forma combined company) as of September 30, 1996 and 6.5% of the pro forma net income for the combined company for the 12 months ended September 30, 1996, compared to a proposed ownership of 8.1% of the combined company to be held by holders of Summit Common Stock.

           PRO FORMA MERGER ANALYSIS. McDonald & Company analyzed certain pro forma effects resulting from the Merger on the pro forma combined company over a five year period from 1997 through 2001. This analysis, based upon the financial forecasts of management of Summit and FirstFederal and including estimates of cost savings provided by the management of Summit and FirstFederal, showed approximately 3.3% dilution for FirstFederal in pro forma earnings per share in 1997 and approximately 3.1% dilution for FirstFederal in pro forma earnings per share in 1998. McDonald & Company also analyzed the changes in the per share amount of earnings, book value and indicated dividends represented by one share of Summit Common after the Merger. The analysis was performed on the basis of financial information for both companies as of and for the 12 month periods ended December 31, 1993, 1994 and 1995 and the 12 month period ended September 30, 1996. The analysis indicated that, among other things, exchanging one share of Summit Common Stock at the Exchange Ratio for shares of FirstFederal Common Stock on a pro forma basis would have resulted in a 15.8% increase in earnings per share for each share of Summit Common Stock for the 12 months ended September 30, 1996, a 6.3% decrease in fully diluted book value per share for each share of Summit Common Stock as of September 30, 1996 and a dividend increase from no dividend to $0.90 per share of Summit Common Stock based on FirstFederal's indicated annual dividend rate as of the date of the opinion.

           ANALYSIS OF SELECTED MERGER TRANSACTIONS. McDonald & Company reviewed five groups of selected pending bank acquisition transactions involving (i) selling banks headquartered in the Midwest region of Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, Pennsylvania, South Dakota, West Virginia and Wisconsin, (ii) transactions in which the deal value was between $10 million and $25 million, (iii) selling banks with an equity to assets ratio of between 8.00% and 9.00%, (iv) selling banks with a return on average assets ratio of between 0.90% and 1.10% and (v) selling banks with a ratio of non-performing assets to total assets of less than 0.30%. McDonald & Company reviewed the ratios of the offer value to stated book value and tangible book value, the multiple of the last 12 months earnings of the acquired company, and the ratio of offer value to assets in each such transaction, and computed the mean and median ratios and multiples of each group. The calculations yielded ranges of median ratios of price to stated book value and tangible book value of 179% to 205% and 184% to 206%, respectively. Median multiples of earnings among the five groups ranged from 17.7x to 18.7x; and median ratios of offer value to assets ranged from 17.3% to 18.8%. This analysis showed an imputed reference range of $12.5 million to $15.3 million in aggregate, or $53.32 to $65.17 per share of Summit Common Stock.

           NO COMPANY OR TRANSACTION USED IN THE ABOVE ANALYSES AS A COMPARISON IS IDENTICAL TO SUMMIT, FIRSTFEDERAL OR THE MERGER. ACCORDINGLY, AN ANALYSIS OF THE RESULTS OF THE FOREGOING NECESSARILY INVOLVES COMPLEX CONSIDERATIONS AND JUDGMENTS CONCERNING THE DIFFERENCES IN FINANCIAL AND OPERATING CHARACTERISTICS OF THE COMPANIES TO WHICH THEY ARE BEING COMPARED. MATHEMATICAL ANALYSIS (SUCH AS DETERMINING THE MEAN OR MEDIAN) IS NOT, IN ITSELF, A MEANINGFUL METHOD OF USING COMPARABLE COMPANY OR COMPARABLE TRANSACTION DATA.

           DISCOUNTED CASH FLOW ANALYSIS. Using discounted cash flow analysis, McDonald & Company estimated the present value of the future streams of after-tax cash flows that Summit could produce over the five-year period from 1997 through 2001, under various assumptions, based upon Summit's management forecasts. McDonald & Company then estimated the terminal value of Summit after the five-year period by applying an estimated perpetual growth rate to the sixth year's projected after-tax cash flow and then applied to this value multiples ranging from 9.0x to 11.0x. The five-year cash flow streams and terminal values were then discounted to present values using different discount rates chosen to reflect different assumptions regarding the estimated required rates of return of prospective buyers of Summit. On the basis of such varying assumptions, this discounted cash flow analysis indicated a reference range of $49.90 to $61.85 per share of Summit Common Stock. This analysis was based upon management forecasts which included adjustments to reflect the anticipated effects of potential merger-related cost savings estimated by Summit and FirstFederal. Management's forecasts are based upon many factors and assumptions, many of which are beyond the control of Summit or FirstFederal. As indicated above, this analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present time or at any time in the future.

           In performing its analyses, McDonald & Company made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. The analyses performed by McDonald & Company are not necessarily indicative of actual values, which may be significantly more or less favorable than the values suggested by such analyses. Such analyses were prepared solely as part of McDonald & Company's opinion.

           The term "fair from a financial point of view" is a standard phrase contained in investment banking fairness opinions and refers to the fact that McDonald & Company's opinion as to the fairness of the Exchange Ratio is addressed solely to the financial attributes of the Exchange Ratio. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, as described above, McDonald & Company's opinion and related presentation to the Summit Board were among many factors taken into consideration by the Summit Board in making its determination to approve the Merger Agreement. Consequently, the McDonald & Company analyses described above should not be viewed as determinative of the Summit Board's conclusions with respect to the value of Summit or of the decision of the Summit Board to agree to the Exchange Ratio.

           McDonald & Company's opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date of the opinion. In addition, the opinion does not address the underlying business decision to effect the Merger or any other terms of the Merger. McDonald & Company's opinion does not represent its opinion as to what the value of Summit Common Stock or FirstFederal Common Stock may be at the Closing Date.

           In connection with its opinion dated as of the date of this Proxy Statement/Prospectus, McDonald & Company performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered herewith.

           McDonald & Company, as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. McDonald & Company has extensive experience with the valuation of financial institutions. The Summit Board selected McDonald & Company as its financial advisor because of McDonald & Company's industry expertise with respect to financial institutions and because of its substantial experience in transactions similar to the Merger.
McDonald & Company is not affiliated with either Summit or FirstFederal.

           In the ordinary course of business, McDonald & Company makes a market in FirstFederal Common Stock, as well as both series of its cumulative convertible preferred stock and may actively trade securities of FirstFederal and Summit for its own account and for the accounts of its customers. At any time and from time to time, McDonald & Company may hold a short or long position in such securities. In addition, McDonald & Company has provided investment banking services to FirstFederal in the past, including the March 1997 private placement of subordinated notes, and may provide such services to FirstFederal in the future. McDonald & Company has received customary fees for its investment banking services.

           For its services as financial advisor, Summit has paid McDonald & Company a retainer of $15,000 and a fee of $35,000 upon rendering of the oral opinion. Assuming the consummation of the Merger and based upon the value of the Merger assuming a per share merger price of $36.50, additional fees equal to approximately $214,000 would be payable to McDonald & Company upon consummation of the Merger. Summit has also agreed to reimburse McDonald & Company for its reasonable out-of-pocket expenses and to indemnify McDonald & Company against certain liabilities, including certain liabilities under federal securities laws.

EFFECTIVE TIME AND CLOSING DATE

           The Merger will become effective at the time and on the date of the filing of a certificate of merger with the Secretary of State of Ohio (the "Effective Time"). The consummation of the Merger will occur only after the receipt of all requisite regulatory approvals, the approval of the Merger Agreement and the Merger by the requisite vote of Summit's shareholders and the satisfaction or waiver of all other conditions to the Merger. Under the Merger Agreement, the closing of the Merger is to occur on or before July 31, 1997, or as promptly as possible after regulatory approval is received, but in no event later than September 30, 1997 (the "Closing Date").

APPRAISAL RIGHTS

           Holders of the Summit Common Stock who so desire are entitled to relief as dissenting shareholders under Section 1701.84 of the Ohio Revised Code. A shareholder of Summit, however, will be entitled to such relief only if he complies strictly with all of the procedural and other requirements of
Section 1701.85 of the Ohio Revised Code. The following summary does not purport to be a complete statement of the method of compliance with Section 1701.85 and is qualified in its entirety by reference to the copy of Section 1701.85 attached hereto as Appendix III.

           A Summit shareholder who wishes to perfect his rights as a dissenting shareholder in the event the Merger Agreement is adopted:

           (a) must have been a record holder of the Summit Common Stock as to which he seeks relief as of the Record Date;

           (b) must not have voted his shares of Summit Common Stock in favor of the Merger; and

           (c) must deliver to Summit, not later than 10 days after the Special Meeting, a written demand for payment of the fair cash value of the shares as to which he seeks relief. This written demand must state the name of the shareholder, his address, the number of shares as to which he seeks relief and the amount claimed as the fair cash value thereof.

           A vote against the Merger Agreement and the Merger will not satisfy the requirements of a written demand for payment. Any written demand for payment should be mailed or delivered to: Summit Bancorp, 2680 West Market Street, Akron, Ohio 44333, Attention: Corporate Secretary. As the written demand must be delivered within the 10-day period following the Special Meeting, it is recommended, although not required, that a shareholder using the mails use certified or registered mail, return receipt requested, to confirm that he has made a timely delivery.

           If Summit sends the dissenting shareholder, at the address specified in his demand, a request for any certificate representing the shares as to which he is dissenting, the shareholder must deliver the certificate within 15 days of the sending of such request. Summit may endorse any such certificate with a legend to the effect that the shareholder has demanded the fair cash value of the shares represented by the certificate. A shareholder's failure to deliver a certificate within 15 days of the request gives Summit the option to terminate the shareholder's rights as a dissenting shareholder. Summit must notify the shareholder of its election to terminate his rights as a dissenting shareholder within 20 days after the lapse of the 15-day period.

           Unless the dissenting shareholder and Summit shall agree on the fair cash value per share of Summit Common Stock, either may, within three months after service of the written demand by the shareholder, file a petition in the Court of Common Pleas of Summit County, Ohio. If the court finds that the shareholder is entitled to be paid the fair cash value of any shares, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value.

           Fair cash value: (i) will be determined as of the day prior to the Special Meeting, (ii) will be the amount a willing seller and willing buyer would accept or pay with neither being under compulsion to sell or buy, (iii) will not exceed the amount specified in the shareholder's written demand and
(iv) will exclude any appreciation or depreciation in market value resulting from the Merger. The court shall make a finding as to the fair cash value of a share and render judgment against Summit for its payment with interest at such rate and from such date as the court considers equitable. The costs of proceedings shall be assessed or apportioned as the court considers equitable.

           The rights of any dissenting shareholder will terminate if (a) he has not complied with Section 1701.85, unless Summit by its Board of Directors waives such failure, (b) Summit abandons or is finally enjoined or prevented from carrying out, or the shareholders of Summit rescind their adoption of, the Merger, (c) the dissenting shareholder withdraws his written demand, with the consent of Summit, by its Board of Directors, or (d) Summit and the dissenting shareholder shall not have agreed upon the fair cash value per share of the Summit Common Stock, and neither shall have timely filed or joined in a petition in an appropriate court for a determination of the fair cash value of the shares.

           Since a proxy which does not contain voting instructions will be voted for adoption of the Merger Agreement and the Merger, a shareholder who wishes to exercise his appraisal rights must either not sign and return his proxy or, if he signs and returns his proxy, vote against the Merger Agreement and the Merger or expressly abstain from voting with respect to the Merger Agreement and the Merger.

FAILURE TO FOLLOW THE PROCEDURE SET FORTH IN SECTION 1701.85 OF THE OHIO REVISED CODE, A COPY OF WHICH IS ATTACHED AS APPENDIX III HERETO, INCLUDING WITHOUT LIMITATION TIMELY DELIVERY OF A WRITTEN DEMAND FOR PAYMENT WITH RESPECT TO ANY SHARES OF SUMMIT COMMON STOCK AS TO WHICH THE SHAREHOLDER DISSENTS AND ANY CERTIFICATE EVIDENCING OWNERSHIP OF SUCH SHARES, WILL CONSTITUTE A WAIVER OF ANY RIGHT TO DISSENT WITH RESPECT TO SUCH SHARES.

FRACTIONAL SHARES

           No certificates representing fractional shares of FirstFederal Common Stock will be issued upon the surrender for exchange of certificates representing Summit Common Stock, and such fractional share interests will not entitle the owner thereof to vote or receive dividends or any rights of a shareholder of FirstFederal. Each shareholder of Summit who otherwise would be entitled to a fractional share of FirstFederal Common Stock in the Merger will receive a cash payment in lieu thereof in an amount determined by multiplying the fractional share interest to which shareholder would otherwise be entitled by the average of the closing bid and ask prices of FirstFederal Common Stock as reported on the Nasdaq National Market during the five consecutive trading days ending on the third trading day prior to the Closing Date.

EXCHANGE OF CERTIFICATES

           At and after the Effective Time, each holder of a certificate or certificates representing outstanding shares of Summit Common Stock (a "Summit Certificate") may surrender such Summit Certificate to the transfer agent of FirstFederal for cancellation and be entitled upon such surrender to receive in exchange therefor certificate(s) representing the number of shares of FirstFederal Common Stock to which such holder is entitled under the Merger Agreement (a "FirstFederal Certificate") and a check for the amount of cash to be paid in lieu of any fractional share interests, to which such holder is entitled. Until so surrendered, each Summit Certificate shall be deemed to represent ownership of the number of shares of FirstFederal Common Stock into which the shares represented by such Summit Certificates have been converted in the Merger. No dividends or other distributions declared after the Effective Time with respect to FirstFederal Common Stock will be paid to the holder of any unsurrendered Summit Certificate until the holder surrenders such Summit Certificate. After a holder surrenders a Summit Certificate, the holder will be entitled to receive any dividends or other distributions, without interest, which theretofore had become payable with respect to shares of FirstFederal Common Stock represented by such Summit Certificate. After the Effective Time, holders of unsurrendered Summit Certificates will be entitled to vote at any meeting of FirstFederal shareholders, the number of whole shares of FirstFederal Common Stock represented by such Summit Certificates, provided that no holder of unsurrendered Summit Certificates may vote at any meeting of FirstFederal shareholders that is held more than 30 days after the Effective Time. If any FirstFederal Certificate is to be issued in a name other than that in which the Summit Certificate surrendered for exchange is issued, the Summit Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer. Upon the Effective Time, the stock transfer books of Summit will be closed and no transfer of Summit Common Stock may thereafter be made or recognized.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

           Employment Agreements. It is anticipated that, on the Closing Date, David C. Vernon, Chairman of the Board, Chief Executive Officer and President of Summit and Summit Bank, will enter into an employment agreement with Summit Bank for a period of at least five years, subject to earlier termination in accordance with the provisions of such agreement, pursuant to which he will continue to serve as Chairman of the Board, Chief Executive Officer and President of Summit Bank. Beginning on the fifth anniversary of the date of Mr. Vernon's employment agreement and on each anniversary thereafter, the term thereof would be extended for an additional year, provided that neither Mr. Vernon nor Summit Bank had given timely notice to the other that the term not be extended.

           Mr. Vernon would be entitled to receive an annual base salary of $130,000, subject to increases at the discretion of the Board of Directors of Summit Bank, and to bonuses pursuant to the existing Management Incentive Plan of FirstFederal, at the discretion of the Board of Directors of Summit Bank. Mr. Vernon would be entitled to participate in all stock option and other employee benefit plans that are maintained for Summit Bank's executive officers and employees generally (and to receive options to purchase a minimum of 5,000 shares of FirstFederal Common Stock during the first year of his employment agreement), and to certain other fringe benefits. In the event Mr. Vernon were "involuntarily terminated" (as defined in his employment agreement), he would generally be entitled to receive payment of his base salary in effect at the time of termination, through the remaining term of his employment agreement, in the same manner as such salary would have been payable had his employment not been terminated. In the event Mr. Vernon were involuntarily terminated in connection with or within 12 months after a change in control of FirstFederal or Summit Bank, he would be entitled to receive in a lump sum in cash 299% of his "base amount" of compensation (as defined in Section 280G of the Code) and to such health benefits as are maintained for the executive officers of Summit Bank or substantially the same health benefits as Summit Bank maintained for its executive officers immediately prior to the change in control during the remaining term of his employment agreement .

           It is anticipated that Mr. Vernon's employment agreement will contain a covenant not to compete with Summit Bank, in the event of Mr. Vernon's termination of employment, for a period of three years, if terminated for cause or if Mr. Vernon voluntarily terminated his own employment. In addition, under his employment agreement, Mr. Vernon would be entitled to receive additional options to purchase shares of FirstFederal Common Stock if he were deemed responsible for the agreement by any other company to be acquired by FirstFederal.

           It is expected that, on the Closing Date, Jon W. Park, Vice President and Chief Financial Officer of Summit and Summit Bank, will enter into an employment agreement with FirstFederal for a period of at least two years, subject to earlier termination in accordance with the provisions of such agreement, pursuant to which he will serve as Treasurer of FirstFederal. Beginning on the second anniversary of the date of Mr. Park's employment agreement and on each anniversary thereafter, the term thereof would be extended for an additional year, provided that neither Mr. Park nor the Company had given timely notice to the other that the term not be extended.

           Mr. Park would be entitled to receive an annual base salary of $77,000, subject to increases at the discretion of the FirstFederal Board, and to bonuses not to exceed 15% of his base salary pursuant to the existing Management Incentive Plan of FirstFederal, at the discretion of the FirstFederal Board. Mr. Park would be entitled to participate in all stock option and other employee benefit plans that are maintained for the Association's executive officers and employees generally (and to receive options to purchase a minimum of 2,000 shares of FirstFederal Common Stock during the first year of his employment agreement), and to certain other fringe benefits. In the event Mr. Park were "involuntarily terminated" (as defined in his employment agreement), he would be entitled to receive payment of his base salary in effect at the time of termination, through the remaining term of his employment agreement, in the same manner as such salary would have been payable had his employment not been terminated.

           It is anticipated that Mr. Park's employment agreement will contain a covenant not to compete with the Company, in the event of Mr. Park's termination of employment, for a period of one year, if terminated for cause or if Mr. Park voluntarily terminated his own employment.

           Appointment to FirstFederal Board. It is expected that, following the Merger, the FirstFederal Board will appoint Mr. Vernon to fill a newly-created directorship on the FirstFederal Board.

           Other. In the event the Merger Agreement is approved by the shareholders of Summit and by the appropriate regulatory authorities, the restrictions on 2,800 shares of Summit Common Stock awarded to Mr. Vernon on August 15, 1996 will lapse pursuant to the restricted stock agreement between Summit and Mr. Vernon. Separately, Summit has agreed to pay to Mr. Vernon a bonus equal to the amount of the total local, state and federal income and withholding taxes payable by Mr. Vernon as a result of the inclusion in Mr. Vernon's gross income of amounts attributable to the lapse of the restrictions on the shares awarded on August 15, 1996.

           Certain compensation and other information regarding Messrs. Vernon and Park is incorporated herein by reference to Part III, Items 9, 10 and 12 of the Summit 1996 10-KSB, a copy of which accompanies this Proxy Statement/ Prospectus.

REPRESENTATIONS AND WARRANTIES

           Under the Merger Agreement, both Summit and FirstFederal have made certain representations and warranties relating to, among other things, the parties' respective organization, corporate authority relative to the Merger Agreement, capital stock, the filing of regulatory reports, books and records, financial statements, compliance with laws, employee benefit plans and real property. For detailed information on such representations and warranties, see Articles III and IV of the Merger Agreement attached hereto as Appendix I.

CONDITIONS TO THE MERGER

           The obligations of FirstFederal under the Merger Agreement are subject to the satisfaction or waiver prior to the closing of the Merger, of the following conditions: (i) the representations and warranties of Summit were true in all material respects when made and shall be true in all material respects as of the Closing Date (as if made on the Closing Date), except for breaches which would not have or would not reasonably be expected to have a material adverse effect on the business, results of operations or financial condition (a "Material Adverse Effect") of Summit, and Summit shall deliver at the closing of the Merger a written certification thereof, (ii) performance by Summit of all covenants, agreements and conditions under the Merger Agreement, except for breaches which would not have, or would not reasonably be expected to have, a Material Adverse Effect on Summit, (iii) prior to the Closing Date, there shall not have been any material adverse change in the business or condition of Summit nor any material loss or damage to the assets of Summit; (iv) approval of the Merger Agreement by the shareholders of Summit and all other necessary corporate actions relating to the Merger Agreement have been taken; (v) the obtainment by Summit of all necessary third party consents; (vi) the execution of employment agreements with David C. Vernon and Jon W. Park referred to elsewhere in this Proxy Statement/Prospectus; (vii) the receipt by FirstFederal of a legal opinion of Brouse & McDowell, counsel to Summit, as to certain matters relating to Summit; (viii) the failure by FirstFederal, in conducting its due diligence investigation of Summit, to discover any material misrepresentation or breach of warranty not previously disclosed to FirstFederal that would have a Material Adverse Effect on Summit, (ix) all regulatory approvals required or deemed necessary shall have been obtained and the Registration Statement shall have been declared effective by the SEC; (x) the receipt by FirstFederal of a letter from its independent public accountants to the effect that the Merger will qualify for pooling of interests accounting treatment; (xi) the receipt by FirstFederal of a letter from Summit's independent public accountants with respect to certain financial information regarding Summit; (xii) the appointment to the Board of Directors of Summit Bank by such Board of two individuals recommended by FirstFederal; and (xiii) the delivery by Summit of an officer's certificate to the effect that all conditions precedent to FirstFederal's performance have been met or waived and all action required to be taken by Summit have been taken.

           The obligations of Summit under the Merger Agreement are subject to the satisfaction or waiver prior to the closing of the Merger of the following conditions: (i) the representations and warranties of FirstFederal in the Merger Agreement are true in all material respects on and as of the Closing Date (as though made on the Closing Date), except for breaches which would not have or would not reasonably be expected to have a Material Adverse Effect on FirstFederal (ii) the performance by FirstFederal of all covenants and agreements and satisfaction of all conditions under the Merger Agreement, except for breaches which would not have or reasonably be expected to have a material adverse effect on FirstFederal; (iii) the receipt by Summit of a legal opinion of Critchfield, Critchfield & Johnston, Ltd., counsel for FirstFederal, as to certain matters relating to FirstFederal; (iv) the taking of all corporate actions necessary to fulfill the obligations of FirstFederal under the Merger Agreement; (v) the employment agreement with Jon W. Park referred to elsewhere in this Proxy Statement/Prospectus shall have been executed and delivered by FirstFederal; (vi) the appointment or nomination of David C. Vernon to the FirstFederal Board; (vii) the receipt by Summit of the fairness opinion of McDonald & Company, a copy of which is attached hereto as Appendix II; and
(viii) all regulatory approvals required or deemed necessary shall have been obtained.

           There can be no assurance that the conditions to each party's obligations under the Merger Agreement will be satisfied or waived. In the event the conditions to either party's obligations have not been satisfied or waived, the other party may elect to terminate the Merger Agreement after regulatory approval of the Merger is obtained. See "--Waiver and Amendment; Termination." The above summary of the conditions to consummation of the Merger is qualified entirely by the text of the Merger Agreement, attached hereto as Appendix I.

REGULATORY APPROVALS

           The Merger is subject to the approval of the FRB. FirstFederal filed an application for approval of the Merger with the FRB on April 15, 1997, and anticipates receiving such approval during the second quarter of 1997. There can be no assurance as to the receipt or timing of such approval.

           It is a condition precedent to the consummation of the Merger that all requisite regulatory approvals be obtained without the imposition of any condition which, in the reasonable opinion of the FirstFederal Board, so materially and adversely affects the anticipated economic and business benefits to FirstFederal as to render consummation of the Merger inadvisable. There can be no assurance that any such regulatory approval will not contain conditions or requirements which will cause such approval to fail to satisfy such condition to FirstFederal's obligation to consummate the Merger.

           Under federal law, a period of 15 days must expire following approval by the FRB within which period the Department of Justice may file objections to the Merger under the federal antitrust laws. The Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger, unless acceptable accommodations are made. While the parties to the Merger Agreement believe that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such a proceeding.

           As noted elsewhere in this Proxy Statement/Prospectus, Summit Bank will submit an application to the OCC to convert from a state-chartered bank to a national bank (the "Summit Bank Conversion"). It is currently intended that the Summit Bank Conversion will occur immediately prior to the Effective Time. There can be no assurance as to the receipt or timing of the OCC's approval of the Summit Bank Conversion. In the event the OCC does not approve the Summit Bank Conversion or if FirstFederal and Summit decide to not effect the Summit Bank Conversion prior to the Effective Time, the Merger will be subject to the approval of the Ohio Superintendent of Financial Institutions (the "OSFI"), in addition to the approval of the FRB. If approval of the Merger by the OSFI were sought, neither the receipt nor the timing of such approval could be assured.

WAIVER AND AMENDMENT; TERMINATION

           Either party to the Merger Agreement may waive compliance with any provision of the Merger Agreement where such waiver is executed in writing by the party making the waiver. The Merger Agreement may be amended by execution of the amendment in writing by both FirstFederal and Summit.

           Except as noted below, the Merger Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval of the matters presented herein by Summit's shareholders; (i) by the vote of a majority of the Board of Directors of each of FirstFederal and Summit; (ii) by the vote of a majority of the Board of Directors of either FirstFederal or Summit if the Merger shall not have been consummated on or before July 31, 1997, unless the failure to consummate the Merger by such date is related to the action or inaction of the regulatory authorities, and such action or inaction is not directly related to the terminating party's breach of its representations and warranties as set forth in the Merger Agreement; (iii) by the vote of a majority of the Board of Directors of either FirstFederal or Summit if any regulatory authority has denied approval of the Merger and neither Summit nor FirstFederal has timely filed a request for a reconsideration or a petition seeking review of such order; (iv) at any time before the closing of the Merger, by Summit, in the event of a material misrepresentation or breach of warranty or failure to disclose any other matter resulting in substantial financial liability to First Federal if FirstFederal fails to cure such breach within 30 days following notification thereof by Summit; (v) at any time before the closing of the Merger, by FirstFederal, in the event of a material misrepresentation or breach of warranty or failure to disclose any other matter resulting in substantial financial liability to Summit if Summit fails to cure such breach within 30 days following notification thereof by FirstFederal; (vi) at any time after September 30, 1997, by Summit or FirstFederal if the closing of the Merger shall not have occurred on or before such date and such failure to consummate the Merger is not caused by a breach of the Merger Agreement by the terminating party; (vii) by either party if any bona fide action or proceeding shall be pending against either party on the Closing Date that could result in an unfavorable judgment, decree, or order that would prevent or make unlawful the carrying out of the Merger Agreement; (viii) by FirstFederal after approval of the Merger by the regulatory authorities is obtained if the conditions precedent to FirstFederal's obligation to close have not been satisfied or waived; (ix) by Summit after regulatory approval of the Merger is obtained if the conditions precedent to Summit's obligation to close have not been satisfied or waived; or (x) by Summit if (A) the average of the closing bid and ask price of FirstFederal Common Stock on the Nasdaq National Market for the five consecutive trading days ending on the third trading day prior to the Closing Date is more than 15% lower than the average of the closing bid and ask price of FirstFederal Common Stock on the Nasdaq National Market for the five consecutive trading days ending on the date prior to the date of the Merger Agreement ($39.375 per share); and (B) the change in the price per share of FirstFederal Common Stock referred to in clause
(A) above exceeds the change in the value of the SNL Securities National Bank and Thrift Index for the comparable period by more than .1% (i.e., the change from 268.033).

           Under the Merger Agreement, Summit must pay to FirstFederal a fee of $750,000 in the event the Merger is not consummated and certain events occur. See "The Merger--Break-up Fee" and Section 5.1.13 of the Merger Agreement attached hereto as Appendix I.

           In the event of termination of the Merger Agreement pursuant to the provisions described in the preceding paragraphs, the Merger Agreement will become null and void and there will be no liability or obligation of FirstFederal or Summit thereunder, except that (i) each party will remain liable to the other for any breach of the Merger Agreement existing at time of termination and (ii) FirstFederal and Summit will remain subject to the provisions of confidentiality agreements entered into by such parties prior to execution of the Merger Agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

           Summit has agreed that, prior to the Effective Time, it will conduct its business and will cause its subsidiaries to carry on their respective businesses and activities diligently and in substantially the same manner as they previously have been carried out, and will not institute any new methods of management, accounting or operation that differ materially from existing methods. Summit has also agreed that it and its subsidiaries will not, without the prior written consent of FirstFederal, among other things: (i) amend their respective corporate charters or bylaws;
(ii) issue any shares of capital stock; (iii) issue any warrants, options or other commitments under which any additional shares of capital stock may be authorized; (iv) declare or pay any dividend or authorize any stock split or make any other distribution in respect of their respective capital stock; (v) purchase, redeem or otherwise acquire any shares of their respective capital stock except as otherwise provided in the Merger Agreement; (vi) except in the ordinary course of business and consistent with past practice or as otherwise previously disclosed to FirstFederal, (A) grant any increase in salaries or wages payable to any officer, employee, sales agent or representative or (B) increase benefits payable under any bonus or pension plan or other contract or commitment; (vii) enter or agree to enter into any agreement or transaction not in the usual and ordinary course of business; (viii) except as otherwise previously disclosed to FirstFederal, (A) modify, amend, cancel or terminate any of its existing contracts, or become obligated to make any capital expenditures in excess of $100,000, (B) enter into or renew any agreement for services to be provided to Summit or Summit Bank or permit the automatic renewal of any such agreement, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $25,000, (C) apply to the appropriate regulatory authorities to establish a new branch office or expand any existing branch office or (D) acquire or enter into any agreement to acquire any banking or non-banking company or any branch offices of any such company.

           In addition, Summit has agreed that it and its subsidiaries will not directly or indirectly discuss with or solicit or initiate from any person, any proposals or offers relating to the acquisition of a material amount of the assets or equity securities of Summit or Summit Bank or any merger or other business combination with Summit or Summit Bank (an "Acquisition Transaction"), except that (i) Summit or Summit Bank may negotiate with and provide information to any person or entity that makes an unsolicited proposal for an Acquisition Transaction if (A) the Summit Board, upon the written advice of counsel, determines in good faith that such action is necessary for the directors of Summit to fulfill their fiduciary duties to the shareholders of Summit and other constituencies under Ohio law and (B) prior to taking such action, Summit provides written notice thereof to FirstFederal and (ii) the Summit Board may, following receipt of a proposal for an Acquisition Transaction, elect not to make, or if already made, withdraw its recommendation otherwise required to be made under the Merger Agreement to the shareholders of Summit that the Merger Agreement be approved, if the Summit Board, upon the written advice of counsel, determines in good faith that such inaction or withdrawal is necessary for the directors of Summit to fulfill their fiduciary duties to the shareholders of Summit and other constituencies under Ohio law.

EXPENSES

           All expenses incurred or to be incurred in connection with the Merger Agreement and the consummation of the transactions contemplated thereby are to be paid by the party incurring such expenses except that Summit may not incur any such costs and expenses in excess of $150,000 in the aggregate, excluding the fee payable to McDonald & Company for the rendering of financial advisory services.

BREAK-UP FEE

           Under the Merger Agreement, Summit must pay to FirstFederal a fee of $750,000 promptly following termination of the Merger Agreement after the first to occur of any of the following events:

(i) (A) the shareholders of Summit shall not have approved the Merger on or before September 30, 1997 if, prior to such date or the termination date of the Merger Agreement, whichever is earlier, FirstFederal is not in breach of its material obligations under the Merger Agreement, (B) any person (other than FirstFederal or any affiliate thereof or any person acting in concert with FirstFederal or any affiliate thereof (a "FirstFederal Entity")) shall have commenced a tender offer or exchange offer to purchase shares of Summit Common Stock such that, upon consummation of such offer, such person would have or have the right to acquire beneficial ownership of 25% or more of the voting power of Summit and (C) within 12 months after the earliest to occur of the date of the Special Meeting, the date on which the

           Merger Agreement is terminated or September 30, 1997, any person (other than a FirstFederal Entity) shall have entered into a written understanding in principle or an agreement to merge with Summit, to acquire all or substantially all of Summit's assets or stock, or to engage in a similar transaction;

(ii) (A) if, prior to the termination date of the Merger Agreement, FirstFederal is not in breach of its obligations thereunder, and any other person (other than a FirstFederal Entity) shall have acquired or have the right to acquire beneficial ownership of 25% or more of the voting power of Summit and (B) within 12 months after the earliest to occur of the date of Special Meeting, the date on which the Merger Agreement is terminated or September 30, 1997, any person (other than a FirstFederal Entity) shall have entered into a written understanding in principle or an agreement to merge with Summit, to acquire all or substantially all of Summit's assets or stock, or to engage in a similar transaction;

(iii) (A) the shareholders of Summit shall not have approved the Merger on or before September 30, 1997 if, prior to such date or the termination date of the Merger Agreement, whichever is earlier, FirstFederal is not in breach of its material obligations under the Merger Agreement and (B) subsequent to December 30, 1996, any person (other than a FirstFederal Entity) shall have publicly announced an interest in (x) acquiring Summit by merger, purchase of all or substantially all of its assets or any other similar transaction or
           (y) making a tender or exchange offer to purchase 25% or more of the voting power of Summit Common Stock, and in either case, within 12 months after the earlier of the date of the Special Meeting or September 30, 1997, such person shall have entered into a written understanding in principle or agreement to merge with Summit, to acquire all or substantially all of Summit's assets or stock, or to engage in a similar transaction;

(iv) (A) the shareholders of Summit shall not have approved the Merger on or before September 30, 1997 if, prior to such date or the termination date of the Merger Agreement, whichever is earlier, FirstFederal is not in breach of its material obligations under the Merger Agreement, and (B) any person shall have publicly solicited proxies or written consents or become a participant in any solicitation in opposition to the Merger and within 12 months after the earliest to occur of the date of the Special Meeting, the date on which the Merger Agreement is terminated or September 30, 1997, such person (other than a FirstFederal Entity) shall have entered into a written understanding in principle or an agreement to merge with Summit, to acquire all or substantially all of Summit's assets or stock, or to engage in a similar transaction;

(v) unless FirstFederal is in breach of its obligations under the Merger Agreement, (A) the Summit Board, other than as required in the exercise of its fiduciary duties, fails to make, withdraws, or modifies in a manner adverse to FirstFederal, its recommendation that shareholders of Summit vote to approve the Merger and (B) Summit has not terminated the Merger Agreement as it is otherwise permitted to do under the Merger Agreement; or

(vi) unless FirstFederal is in breach of its obligations under the Merger Agreement, at or prior to the Special Meeting or prior to the termination date of the Merger Agreement, whichever is earlier, a person (other than FirstFederal Entity) enters into a written understanding in principle or an agreement to merge with Summit, to acquire all or substantially all of Summit's assets or to engage in a similar transaction.

ACCOUNTING TREATMENT

           The Merger is intended to be structured to allow FirstFederal to account for the Merger under the pooling of interests method of accounting. Under this method of accounting, the historical cost basis of the assets and liabilities of FirstFederal and Summit will be combined and carried forward at their previously recorded amounts, and the shareholders' equity accounts of FirstFederal and Summit will be combined on FirstFederal's consolidated balance sheet. Income and other financial statements of FirstFederal issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of FirstFederal and Summit as if the Merger had taken place prior to the periods covered by such financial statements. FirstFederal and Summit have each agreed to take no actions which would prevent FirstFederal from utilizing the pooling of interests method. In addition, it is a condition to FirstFederal's obligations under the Merger Agreement that FirstFederal receive a letter from KPMG Peat Marwick LLP, FirstFederal independent public accountants, to the effect that the Merger will qualify for pooling of interests accounting treatment. See "--Conditions to the Merger" and "Resales of FirstFederal Common Stock by Affiliates."

RESALES OF FIRSTFEDERAL COMMON STOCK BY AFFILIATES

           The shares of FirstFederal Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" of FirstFederal or Summit under the Securities Act as of the date of the Special Meeting. Affiliates of FirstFederal or Summit may not sell their shares of FirstFederal Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act (with respect to affiliates of Summit) or Rule 144 under the Securities Act (with respect to persons who are or become affiliates of FirstFederal) or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of FirstFederal or Summit generally include individuals or entities that control, are controlled by or under common control with FirstFederal or Summit, and may include certain officers and directors of FirstFederal and Summit as well as certain principal shareholders of FirstFederal and Summit.

           SEC guidelines regarding qualifying for the pooling of interests method of accounting also limit sales by affiliates of FirstFederal or Summit in the Merger. SEC guidelines indicate that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates if they do not dispose of any of the shares of either combining company during the period beginning 30 days before the Merger and ending when financial results covering at least 30 days of post-merger operations of the surviving company have been published.

           FirstFederal and Summit will use their best efforts to cause each person identified as an affiliate of FirstFederal or Summit to execute a written agreement intended to ensure compliance with the Securities Act and to ensure that the Merger will qualify for pooling of interests accounting treatment.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

           Set forth below is a discussion of federal income tax consequences of the Merger to FirstFederal, Summit and Summit shareholders who are citizens or residents of the United States. THE FOLLOWING DISCUSSION CONSTITUTES THE OPINION OF CRITCHFIELD, CRITCHFIELD & JOHNSTON, LTD., COUNSEL TO FIRSTFEDERAL, AS TO THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS ISSUED AND DELIVERED TO THE FIRSTFEDERAL BOARD. THE DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. FURTHER, THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR SUMMIT SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES SHAREHOLDERS AND PERSONS WHO ACQUIRED THEIR SHARES AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION.

           HOLDERS OF SUMMIT COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR EFFECT OF THEIR OWN PARTICULAR FACTS AND CIRCUMSTANCES ON THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM, AND ALSO TO THE EFFECT OF ANY STATE, LOCAL, FOREIGN AND OTHER FEDERAL TAX LAWS.

           Under current federal income tax law, and assuming that the Merger is consummated in the manner set forth in the Merger Agreement, the following material federal income tax consequences would result:

           (i) the Merger would qualify as a reorganization under Section 368(a) of the Code;

           (ii) no gain or loss would be recognized by FirstFederal or Summit by reason of the Merger;

           (iii) no gain or loss would be recognized by any Summit shareholder upon the exchange of Summit Common Stock solely for FirstFederal Common Stock in the Merger (except in connection with the receipt of cash in lieu of a fractional share of FirstFederal Common Stock or in connection with the exercise of dissenter's rights, as discussed below);

           (iv) the aggregate tax basis of the FirstFederal Common Stock received by each shareholder of Summit who exchanged Summit Common Stock for FirstFederal Common Stock in the Merger would be the same as the aggregate tax basis of the Summit Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of FirstFederal Common Stock);

           (v) the holding period of the shares of FirstFederal Common Stock received by a Summit shareholder in the Merger would include the holding period of the Summit Common Stock surrendered in exchange therefor (provided that such shares of Summit Common Stock were held as a capital asset by such shareholder at the Effective Time);

           (vi) cash received in the Merger by a Summit shareholder in lieu of a fractional share interest of FirstFederal Common Stock would be treated as having been received as a distribution in full payment in exchange for the fractional share interest of FirstFederal Common Stock which such shareholder would otherwise be entitled to receive, and would qualify as capital gain or loss (assuming the Summit Common Stock surrendered in exchange therefor were held as a capital asset by such shareholder at the Effective Time); and

           (vii) a Summit shareholder who received only cash as a result of the exercise of appraisal rights would realize gain or loss for federal income tax purposes (determined separately as to each block of Summit Common Stock exchanged) in an amount equal to the difference between
           (x) the amount of cash received by such shareholder, and (y) such shareholder's tax basis for the shares of Summit Common Stock surrendered in exchange therefor, provided that the cash payment did not have the effect of the distribution of a dividend. Any such gain or loss would be recognized for federal income tax purposes and would be treated as capital gain or loss. However, if the cash payment did have the effect of the distribution of a dividend, the amount of taxable income recognized generally would equal the amount of cash received; such income generally would be taxable as a dividend and no loss (or other recovery of such shareholder's tax basis for the shares of Summit Common Stock surrendered in the exchange) generally would be recognized by such shareholder. The determination of whether a cash payment has the effect of the distribution of a dividend would be made pursuant to the provisions and limitations of Section 302 of the Code, taking into account the constructive stock ownership rules of Section 318 of the Code.

           The opinion of Critchfield, Critchfield & Johnston, Ltd. is subject to various assumptions and qualifications, including that the Merger will be consummated in the manner contemplated by and in accordance with the terms of the Merger Agreement. The opinion is based entirely upon the Code, regulations currently in effect or proposed thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change, possibly with retroactive effect.

           No ruling has been or will be requested from the Internal Revenue Service ("IRS"), including any ruling as to federal income tax consequences of the Merger to FirstFederal, Summit or Summit shareholders. Unlike a ruling from the IRS, an opinion of counsel or independent certified accountants is not binding on the IRS. There can be no assurance that the IRS will not take a position contrary to the positions reflected in such opinion or that such opinion would be upheld by a court if challenged.

NASDAQ LISTING

           FirstFederal Common Stock currently is quoted on the Nasdaq National Market under the symbol "FFSW." FirstFederal will submit an application for listing on the Nasdaq National Market the shares of FirstFederal Common Stock to be issued to the shareholders of Summit in the Merger and to be reserved for issuance pursuant to Summit Stock options assumed by FirstFederal in the Merger.

                           MANAGEMENT AFTER THE MERGER

           It is anticipated that, following consummation of the Merger, the FirstFederal Board will consist of the current members of such Board and the executive officers of FirstFederal will be the current executive officers of FirstFederal, except that at the Effective Time, the FirstFederal Board will appoint David C. Vernon, currently Chairman of the Board, President and Chief Executive Officer of Summit and Summit Bank, to a newly-created directorship on the FirstFederal Board and Jon W. Park, currently Vice President and Chief Financial Officer of Summit and Summit Bank, will serve as Treasurer of FirstFederal pursuant to an employment agreement to be executed on the Closing Date. In addition, at the Effective Time, the Board of Directors of Summit Bank will appoint to such Board, two individuals recommended by FirstFederal (and approved by the Board of Directors of Summit Bank), and after the Effective Time, Mr. Vernon will continue to serve as Chairman of the Board, President and Chief Executive Officer of Summit Bank pursuant to an employment agreement to be executed on the Closing Date. See "The Merger--Interests of Certain Persons in the Merger." Certain information regarding the business experience of and compensation paid to Messrs. Vernon and Park by Summit for the last three fiscal years is contained in Part III of the Summit 1996 10-KSB, incorporated by reference herein, a copy of which accompanies this Proxy Statement/Prospectus.

                    DESCRIPTION OF FIRSTFEDERAL COMMON STOCK

GENERAL

           The Articles of Incorporation of FirstFederal (the "FirstFederal Articles") authorize the issuance by FirstFederal of up to 20,000,000 shares of FirstFederal Common Stock, par value $1.00 per share, of which 3,716,490 shares were issued and outstanding as of April 30, 1997. The FirstFederal Common Stock is quoted on the Nasdaq National Market under the symbol "FFSW." See "Comparative Stock Prices and Dividend Information." Each share of FirstFederal Common Stock has the same relative rights and is identical in all respects with each other share of FirstFederal Common Stock.

DIVIDENDS

           Subject to the rights of the holders of shares of the serial preferred stock of FirstFederal, holders of the shares of FirstFederal Common Stock are entitled to receive such dividends as are declared by the FirstFederal Board out of funds legally available therefor. Unless all prior dividends on FirstFederal's 7% Cumulative Convertible Series A Preferred Stock (the "Series A Preferred Stock") and 6.5% Cumulative Convertible Series B Preferred Stock (the "Series B Preferred Stock") have been paid in full, or a sum sufficient for payment has been reserved (i) no cash dividend or distribution (other than in shares of FirstFederal Common Stock or other securities ranking junior to the Series A and B Preferred Stock, may be declared or paid on the FirstFederal Common Stock, and (ii) FirstFederal may not purchase, retire or otherwise acquire any shares of FirstFederal Common Stock.

           There are various regulatory restrictions on the ability of FirstFederal to pay dividends, including dividends funded by capital distributions from the Association to FirstFederal. Under a Dividend Limitation Agreement entered into with the Federal Home Loan Bank Board (predecessor to the
OTS) as of July 21, 1989, FirstFederal may not accept, nor may the Association pay, any dividend that would cause the Association's regulatory capital to fall below its required level. If the Association is in capital compliance, but not fully phased-in compliance, the Dividend Limitation Agreement provides that dividends from the Association are limited to 50% of the Association's cumulative net income for the prior eight quarters (less dividends paid during such time). Because the Association is in fully phased-in compliance with its capital requirement, it may pay dividends under the Dividend Limitation Agreement equal to 100% of its cumulative net income for the prior eight quarters (less dividends paid during such time). The Dividend Limitation Agreement expires on July 22, 1999. To the extent that the Dividend Limitation

Agreement or the capital distribution regulation of the OTS is more restrictive than the other, the Association must comply with the more restrictive limitations. For additional information on the ability of FirstFederal to pay dividends, see "FirstFederal Financial Services Corp--Pending Structural Change--Dividends."

VOTING RIGHTS

           Full voting rights are vested in the holders of FirstFederal Common Stock, each share being entitled to one vote. Under the Codes of Regulations of FirstFederal (the "FirstFederal Code"), unless otherwise provided in the FirstFederal Articles or Code or required by law, a majority of the votes cast by stockholders at a lawful meeting is sufficient to pass on a matter.

PREEMPTIVE RIGHTS

           The holders of FirstFederal Common Stock have no right to purchase or subscribe for any additional unissued shares or treasury shares of the capital stock of FirstFederal.

LIQUIDATION RIGHTS

           Subject to the rights of holders of the serial preferred stock of FirstFederal and after satisfaction of FirstFederal's liabilities, in the event of liquidation, dissolution or winding up of FirstFederal, holders of shares of FirstFederal Common Stock are entitled to receive, pro rata, any remaining assets available for distribution. In the event of liquidation, dissolution or winding up of FirstFederal, holders of Series A and Series B Preferred Stock will be entitled to receive, subject to the rights of creditors but before any distribution or payment to the holders of FirstFederal Common Stock or any shares subordinate to Series A and B Preferred Stock, a liquidation preference of $25 per share, plus accrued and unpaid dividends to the date of distribution.

ASSESSMENT AND REDEMPTION

           Shares of FirstFederal Common Stock are and will be, when issued, fully paid and nonassessable. Such shares do not have any redemption provisions.

CLASSIFIED BOARD

           The FirstFederal Board is currently comprised of nine directors divided into three classes, with three directors in each class. Each director serves a three-year term. Terms of office expire on a staggered basis and, as a result, it would generally take two annual meetings to effect a change in membership of a majority of the FirstFederal Board.

ANTITAKEOVER PROVISIONS

           Certain of the provisions of the FirstFederal Articles summarized in the succeeding paragraphs may be deemed to have an antitakeover effect and may delay a tender offer or takeover attempt which a shareholder might consider in such shareholder's best interest, including attempts which might result in the payment to shareholders of a premium over the market price for FirstFederal's shares.

           The shares of FirstFederal Common Stock do not have cumulative voting rights. As a result, the holders of more than 50% of the voting power of all securities outstanding voting for the elections of directors can elect 100% of the directors if they choose to do so. In such event, the holders of the remaining voting power will not be able to elect any person or person to the FirstFederal Board.

           The FirstFederal Articles provide that all actions required or permitted to be taken by the shareholders may be voted upon at any annual or special meeting of the shareholders or by written consent of all the shareholders entitled to vote thereon in lieu of a meeting, and specifies that special meetings of the shareholders may be called by the Chairman of the Board, the President, the Board of Directors by action at a meeting or a majority of the directors acting without a meeting, and that special meetings will be called upon written request of the holders of 50% of all the shares outstanding and entitled to vote at the meeting.

           The rights of FirstFederal's shareholders are governed by the FirstFederal Articles, the FirstFederal Code and Ohio law, including Chapter 1701 of the Ohio Revised Code (including the Ohio Control Share Acquisition Statute), as each of the foregoing may from time to time be amended. Pursuant to the Ohio Control Share Acquisition Statute, the purchase of shares with certain levels of voting power of the Company (one-fifth or more, one-third or more or a majority) can be made only with the prior authorization of (i) the holders of at least a majority of the total voting power and (ii) the holders of at least a majority of the total voting power held by shareholders other than the proposed acquirer, officers of FirstFederal elected or appointed by the FirstFederal Board and directors of FirstFederal who are also employees and excluding certain shares that are transferred after the announcement of the proposed acquisition and prior to the vote with respect to the proposed acquisition. The Ohio Control Share Acquisition Statute applies to all Ohio corporations with significant Ohio contacts, fifty or more shareholders and which do not have a provision in their articles of incorporation or code of regulations to the effect that it does not apply. Since neither the FirstFederal Articles nor the FirstFederal Code contain such a provision, the Ohio Control Share Acquisition Statute applies to FirstFederal.

           Chapter 1704 of the Ohio Revised Code, among other things, prohibits certain mergers, sales of assets, issuances or purchases of securities, liquidation or dissolution, or reclassification of the then outstanding shares of an Ohio corporation involving, or for the benefit of, certain holders of stock representing 10% or more of the voting power (other than current 10% shareholders who do not increase their present proportional interest), unless
(a) such transactions are approved by the directors of such corporation prior to the 10% shareholder becoming such, or (b) the acquisition of 10% of the voting power is approved by the directors of such corporation prior to the 10% shareholder becoming such, or (c) the transaction involves a 10% shareholder which has been such for at least three years and is approved by holders of two-thirds of the voting power of the company and the holders of a majority of the voting power not owned by the 10% shareholder or certain minimum price and form of consideration requirements are met; and Section 1707.043 of the Ohio Revised Code provides Ohio corporations, or in certain circumstances the shareholders of an Ohio corporation, a cause of action to recover profits realized under certain circumstances by persons who dispose of securities of a corporation within 18 months of proposing to acquire such corporation. The Control Share Acquisition Statute and Chapter 1704 and Section 1707.043 of the Ohio Revised Code may have the effect of deterring certain potential acquisitions of FirstFederal which might be beneficial to FirstFederal's shareholders.

           Except for proposals to amend, repeal, alter or rescind (i) Article Eighth, which among other things sets forth the circumstances under which special meetings of the shareholders may be called, (ii) Article Ninth, which among other things sets forth the range of the number of directors, procedures upon the existence of vacancies, and classification requirements, (iii) Article Tenth, which sets forth the procedure for removal of directors, (iv) Article Eleventh, which among other things sets forth certain restrictions on the acquisition by certain persons of shares of the Company and further sets forth procedures in the event such restriction are violated, (v) Article Twelfth, which contains a fair price provision and which, subject to certain exceptions, requires the approval of a Business Combination (as defined therein) by two-thirds or more of the shares entitled to vote in an election of directors, and (vi) Article Fifteenth, which requires the affirmative vote of not less than two-thirds of the voting power of the Company to amend, repeal, alter or rescind it or any of the above-stated articles, any amendment, repeal, alteration or rescission of the remaining articles of the FirstFederal Articles may be authorized from time to time by the affirmative vote of not less than a majority of the voting power of FirstFederal.

           The FirstFederal Code may be repealed, altered, amended or rescinded by the shareholders of FirstFederal by the vote of the holders of not less than a majority of the voting power of FirstFederal entitled to vote at a meeting of shareholders called for that purpose.

FAIR PRICE PROVISION

           The FirstFederal Articles contain a provision (the "Fair Price Provision") which, in certain circumstances, requires a Business Combination between FirstFederal and a Related Person (as defined therein) or certain persons affiliated with the Related Person to meet specified criteria as to price and procedural requirements which may have the effect of making a Business Combination prohibitively expensive for an acquiring company, and thus may have an antitakeover effect. The discussion herein of the Fair Price provision is qualified in its entirety by reference to the FirstFederal Articles.

           The FirstFederal Articles require that any "Business Combination" involving a "Related Person" (which generally includes any person or entity owning or controlling more than 10% of the outstanding voting stock), must be approved by the holders of at least two-thirds of the outstanding shares entitled to vote, unless the Business Combination has been approved in advance by two-thirds of the "Continuing Directors" (as defined therein). In the event the requisite approval of the FirstFederal Board is obtained, the vote required under applicable Ohio law would apply or, for certain transactions, no shareholder vote would be necessary.

           The two-thirds shareholder vote generally required to approve a Business Combination may have the effect of foreclosing mergers and other business combinations which a majority of FirstFederal shareholders deem desirable and place the power to prevent such a merger or combination in the hands of a minority of shareholders.

         COMPARISON OF RIGHTS OF SHAREHOLDERS OF FIRSTFEDERAL FINANCIAL
                        SERVICES CORP AND SUMMIT BANCORP

INTRODUCTION

           Upon consummation of the Merger, holders of the common stock of Summit, an Ohio corporation, whose rights are currently governed by the Ohio law and Summit's Third Amended and Restated Articles of Incorporation (the "Summit Articles") and Amended and Restated Code of Regulations (the "Summit Code"), will become shareholders of FirstFederal, also an Ohio corporation. Upon becoming shareholders of FirstFederal, the rights of Summit shareholders will continue to be governed by Ohio law, and will also be governed by the FirstFederal Articles and the FirstFederal Code. Although both FirstFederal and Summit are Ohio corporations, certain differences exist between their respective articles of incorporation and codes of regulation. The following discussion is not intended to be a complete statement of all differences affecting the rights of shareholders and is qualified in its entirety by reference to the Summit Articles and Code and FirstFederal Articles and Code and Ohio law. See "Available Information."

ISSUANCE OF CAPITAL STOCK

           The Summit Articles authorize the issuance of 3,000,000 shares of common stock, no par value and 300,000 shares of Serial Preferred Stock, no par value. At April 30, 1997, 234,891 shares of Summit Common Stock were issued and outstanding, and no shares of preferred stock were issued and outstanding. The FirstFederal Articles authorize the issuance of 20,000,000 shares of common stock, par value $1.00 per share, and 1,500,000 shares of serial preferred stock, no par value. At April 30, 1997, 3,716,490 shares of FirstFederal Common Stock were issued and outstanding, 497,987 shares of the Series A Preferred Stock were issued and outstanding and 454,797 shares of the Series B Preferred Stock were issued and outstanding. Summit and FirstFederal are authorized to issue additional shares of capital stock up to the amount authorized under their respective Articles without shareholder approval. It is currently anticipated that the FirstFederal Board will authorize FirstFederal to redeem the Series A Preferred Stock on or about December 17, 1997. Due to the currently favorable conversion ratio applicable to the Series A Preferred Stock, it is anticipated that virtually all Series A holders will elect to convert their shares to FirstFederal Common Stock. Based on the 497,987 shares of Series A Preferred Stock outstanding as of April 30, 1997 (and assuming the occurrence of the five-for-four stock split in the form of a stock dividend that has been declared by FirstFederal, payable on May 22, 1997 to holders of FirstFederal Common Stock as of May 2, 1997), approximately 1,501,779 shares of FirstFederal Common Stock will be created assuming that the holders of Series A Preferred Stock elect to convert their shares to FirstFederal Common Stock.

SHAREHOLDER ACTION BY UNANIMOUS CONSENT

           The FirstFederal Articles provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if consents in writing, setting forth the action so taken, are signed by all of the shareholders entitled to vote thereon. Though neither the Summit Articles nor the Summit Code address shareholder action without a meeting, under Ohio law, Summit shareholders may take any action required or permitted to be taken without a meeting if the unanimous written consent of all shareholders entitled to vote on the matter is obtained.

ADVANCE NOTICE REQUIREMENTS FOR NOMINATIONS OF DIRECTORS

           The Summit Code provides that nominations for the election of directors may be made by any shareholder entitled to vote generally in the election of directors by following certain procedures set forth therein. In order for a shareholder of Summit to make a nomination, he or she must give notice in writing to the Secretary of Summit not fewer than 60 days or more than 90 days prior to the meeting; provided, however, that if notice or public disclosure of the meeting to the Summit shareholders is effected fewer than 75 days before the meeting, such written notice must be delivered or mailed to the Secretary of Summit not later than the close of business on the tenth day following the date on which notice or public disclosure of the meeting was made.

           The FirstFederal Code provides that FirstFederal shareholders may make nominations for the election of directors by delivering written notice of such nominations to the Secretary of FirstFederal not less than 30 days prior to the date of the annual meeting of shareholders. In the event that less than 40 days notice of the date of the meeting is given to shareholders, notice of nomination by the shareholder must be received no later than ten business days following the date on which notice of the meeting was mailed. Furthermore, if the FirstFederal Board fails to nominate candidates for the board at least 20 days prior to the annual meeting, then nominations may be made at the meeting by any shareholder entitled to vote.

NUMBER AND TERM OF DIRECTORS

           The Summit Board currently consists of eight directors. The Summit Code provides that the number of directors may be changed by the vote of 67% of the shares outstanding and entitled to vote generally in the election of directors or by the affirmative vote of a majority of the then-current members of the Summit Board. Under the Summit Code, the number of directors may not be fewer than five or more than 20. The Summit Board is divided into two classes, with five directors in one class and three in the other class. The term of each director is two years.

           The FirstFederal Board currently consists of nine directors, divided into three classes of three members each. The term of each director is three years. The FirstFederal Articles provide that the number of directors may be changed by the approval of two-thirds of the then-current members of the First Federal Board. Under the First Federal Articles, the number of directors may not be fewer than six nor more than 15 (exclusive of two directors which may be elected by the holders of all series of preferred stock in the event FirstFederal is in default in payment of full dividends on any series of preferred stock for six dividend payment periods). Pursuant to the Merger Agreement, David C. Vernon, Chairman, President and Chief Executive Officer of Summit and Summit Bank will join the FirstFederal Board following consummation of the Merger. See "Management After the Merger" and "The Merger -- Interests of Certain Persons in the Merger."

REMOVAL OF DIRECTORS

           The Summit Code provides that one or more directors may be removed at a annual meeting or any special meeting called expressly for that purpose, with or without cause, upon the affirmative vote of the holders of at least 67% of the outstanding shares entitled to vote generally in the election of directors present in person or represented by proxy. The FirstFederal Articles provides that no director may be removed without cause and may be removed for cause only by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote generally in the election of directors.

CUMULATIVE VOTING NOT PERMITTED

           The Summit and FirstFederal Articles each provide that shareholders may not cumulate their votes in the election of directors.

LIMITATIONS ON VOTING OR ACQUISITIONS OF CAPITAL STOCK

           The Summit Articles contain a "Control Share Acquisition" article providing that a person who after any acquisition of shares of Summit, when added to all other shares of Summit over which such person has voting control, would have voting control of the percentage of outstanding shares of Summit within any one of the following ranges, must obtain shareholder approval prior to such acquisition: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more. For these purposes, shareholder approval will be deemed to have occurred upon (i) the affirmative vote of a majority of the outstanding shares of Summit Common stock represented at the meeting and (ii) approval by a majority of the outstanding shares of Summit Common stock represented at the meeting other than "Interested Shares." Interested Shares are shares are shares over which any one of the following has voting control: (i) the acquiring person; (ii) any officer of Summit; or (iii) any director of Summit who is also an employee of Summit. If shareholder approval is not obtained prior to the control share acquisition, the acquiring person loses the right to vote and receive dividends on the shares acquired in the control share acquisition.

           The FirstFederal Articles do not contain a control share acquisition provision. However, FirstFederal is subject to Ohio's Control Share Acquisition Statute, which is similar to the control share acquisition provision contained in the Summit Articles. See "Description of FirstFederal Common Stock--Antitakeover Provisions." The FirstFederal Articles also provide that if any person, without obtaining the requisite regulatory approval, acquires ten percent or more of the voting power of the outstanding shares entitled to vote generally in the election of directors, such person loses the right to vote, receive dividends on and take actions otherwise authorized for shareholders to take with respect to the shares in excess of ten percent of the outstanding shares.

APPROVAL OF MERGERS, CONSOLIDATIONS, ETC.

           Summit's Articles generally require supermajority approval of the shareholders prior to the consummation of a "Business Combination." A "Business Combination" is defined in the Summit Articles to include sales, exchanges, leases, transfers or other dispositions of assets, mergers or consolidations, liquidations or dissolutions of Summit, involving Summit on the one hand and an "Acquirer" or any affiliate or associate thereof on the other hand. An "Acquirer" is defined as any person who (i) is the beneficial owner of 20% or more of the outstanding shares of Summit entitled to vote generally in the election of directors (a "20% beneficial owner"); (ii) is an affiliate or associate of Summit and at any time within the previous two years was a 20% beneficial owner; or (iii) an assignee or successor in interest to the beneficial ownership of the shares that were at any time within the previous two years beneficially owned by the Acquirer, if such assignment or succession did not occur as part of a public offering within the meaning of the Securities Act (other than transactions pursuant to Rule 144 under the Securities Act).

           Generally, the approval of 80% of the outstanding shares of Summit Common Stock and 67% of the outstanding shares of Summit Common Stock held by persons other than the Acquirer or any affiliate or associate thereof, must be obtained prior to any Business Combination. However, such supermajority vote requirement does not apply to any Business Combination where: (i) (A) the terms of such Business Combination satisfy certain fair price criteria and (B) a proxy statement is mailed to the Summit shareholders at least 30 days prior to consummation of the Business Combination setting forth therein any recommendation as to the Business Combination made by the Summit Board and, if deemed advisable by the Summit Board, an opinion as to the fairness of the terms of the Business Combination to the Summit shareholders; or (ii) a majority of the members of the Summit Board who are not affiliates or associates of the Acquirer and were members of the Summit Board prior to the time that the Acquirer became an Acquirer (the "Unrelated Directors") have approved the Business Combination and determined that the terms of the Business Combination are fair to the Summit shareholders.

           The supermajority vote requirement under the Summit Articles for Business Combinations does not apply to the Merger, which, as noted elsewhere in this Proxy Statement/Prospectus, requires the approval of a majority of the outstanding shares of Summit Common Stock.

           The FirstFederal Articles contain a provision similar to the Summit Articles for certain Business Combinations. However, under the FirstFederal Articles, the general vote requirement for certain Business Combinations is two-thirds of the outstanding shares entitled to vote in the election of directors generally (as opposed to 80% of the outstanding shares and 67% of the shares not held by the Acquirer, under the Summit Articles). In addition, under the FirstFederal Articles, an exemption from the supermajority vote requirement may be obtained by approval of two-thirds of the Unrelated Directors (as opposed to a majority, under the Summit Articles). See "Description of FirstFederal Common Stock--Fair Price Provision."

AMENDMENT OF ARTICLES OF INCORPORATION AND CODE OF REGULATIONS

           Under Ohio law and the Summit Articles, the Summit Articles may be amended by the affirmative vote of a majority of the outstanding shares of Summit Common Stock, except that (i) the approval of 80% of the shares entitled to vote is required to amend the article relating to certain Business Combinations, unless such amendment is unanimously recommended to the shareholders by the Summit Board and all of the members of the Summit Board are Unrelated Directors; and (ii) the approval of 80% of the outstanding shares of Summit Common Stock is required to amend the article relating to control share acquisitions. The Summit Code may generally be amended by the affirmative vote of a majority of the shares of Summit Common Stock present and entitled to vote thereon at a meeting called for such purpose. However, the amendment of the provisions of the Summit Code relating to (i) special meetings of shareholders,
(ii) the number of directors, (iii) procedures for nominations of directors,
(iv) classification, election and terms of directors, (v) indemnification of directors and officers, and (vi) certain amendments to the Summit Code, requires the affirmative vote of 67% of the voting power of Summit, unless the amendment has been recommended by at least two-thirds of the members of the Summit Board.

           The FirstFederal Articles may be amended by the affirmative vote of a majority of the voting power of FirstFederal entitled to vote at the meeting called for that purpose, except that amendments to the articles relating to (i) shareholder consent in lieu of meeting; (ii) special meetings of shareholders;
(iii) number, election, classification and removal of directors; (iv) acquisitions of control without regulatory approval; (v) certain business combinations, and (vi) amendment of the FirstFederal Articles, require the affirmative vote of two-thirds of the voting power of FirstFederal entitled to vote at the meeting called for that purpose. However, the two-thirds vote requirement does not apply to an amendment to the article relating to certain business combinations if two-thirds of the entire FirstFederal Board recommends the amendment to the shareholders. The FirstFederal Code may be amended by a majority of the voting power of FirstFederal entitled to vote at a meeting called for that purpose.

                                  LEGAL MATTERS

           The validity of the shares of FirstFederal Common Stock offered hereby has been passed upon for FirstFederal by Critchfield, Critchfield & Johnston, Ltd., Wooster, Ohio ("Critchfield"). Certain other legal matters in connection with the Merger may be passed upon for FirstFederal by Critchfield and by Silver, Freedman & Taff, L.L.P. (a limited liability partnership including professional corporations), Washington, D.C., and will be passed upon for Summit by Brouse & McDowell, a Legal Professional Association, Akron, Ohio. Jerry F. Whitmer, a principal in Brouse & McDowell, is a director of Summit and Summit Bank.

                                     EXPERTS

           The consolidated financial statements of FirstFederal as of December 31, 1996, and for the year then ended, included in the FirstFederal 1996 10-K and incorporated by reference in this Proxy Statement/Prospectus, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

           The consolidated financial statements of FirstFederal as of December 31, 1995 and for each of the two years in the period then ended incorporated in this Proxy Statement/Prospectus by reference from the FirstFederal 1996 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

           The consolidated financial statements of Summit as of December 31, 1996 and 1995 and for each of the years in the two year period ended December 31, 1996 included in the Summit 1996 Form 10-KSB (a copy of which accompanies this Proxy Statement/Prospectus), and incorporated by reference in this Proxy Statement/Prospectus, have been incorporated by reference herein in reliance upon the report of the accounting firm of Crowe, Chizek & Company, LLP, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                              SHAREHOLDER PROPOSALS

           Summit does not plan to hold a 1997 Annual Meeting of Shareholders if the Merger is consummated as contemplated by the Merger Agreement. In the event the Merger is not consummated as contemplated by the Merger Agreement, Summit will hold an Annual Meeting of Shareholders prior to January 1, 1998. Any shareholder proposal to take action at such meeting must be received at the main office of Summit, 2680 West Market Street, Akron, Ohio 44333, a reasonable time before the solicitation of proxies for such Annual Meeting is made. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

           As disclosed in the proxy materials for FirstFederal's 1997 Annual Meeting of Shareholders, in order to be eligible for inclusion in FirstFederal's proxy materials for the 1998 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the main office of FirstFederal, 135 East Liberty Street, Wooster, Ohio 44691, no later than November 14, 1997. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                             INDEPENDENT ACCOUNTANTS

           Representatives of Crowe, Chizek and Company, LLP, Summit's independent accountants, are expected to be present at the Special Meeting. They will be afforded the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                  OTHER MATTERS

           The Summit Board is not aware of any business to come before the Special Meeting other than those matters described above in this Proxy Statement/Prospectus. If any other matter should properly come before the Special Meeting, it is intended that holders of the proxies will act in accordance with their best judgment. However, proxies instructed to vote against the proposal to approve the Merger Agreement and the Merger will not be voted for a proposal to approve adjournment of the Special Meeting in the event that there are not sufficient shares present in person or by proxy at the Special Meeting to approve the Merger.

                                                                    APPENDIX I

                          AGREEMENT OF AFFILIATION AND
                                 PLAN OF MERGER

                                  BY AND AMONG

                      FIRSTFEDERAL FINANCIAL SERVICES CORP,
                               AND SUMMIT BANCORP

                             Dated December 30, 1996

                                      INDEX
                                      -----
                                                                              Page
                                                                              ----
ARTICLE I  Definitions.........................................................1
         1.1      DEFINED TERMS................................................1
         1.2      ACCOUNTING TERMS.............................................6

ARTICLE II Merger and Conversion of Shares.....................................6
         2.1      THE MERGER...................................................6
         2.2      EFFECTIVE TIME...............................................7
         2.3      ARTICLES OF INCORPORATION AND REGULATIONS....................7
         2.4      DIRECTORS AND OFFICERS.......................................7
         2.5      CONVERSION AND EXCHANGE OF CAPITAL STOCK.....................7
         2.6      STOCK OPTIONS................................................9
         2.7      STOCK APPRECIATION RIGHTS....................................9

ARTICLE III Representations and Warranties of Summit Bancorp..................10
         3.1      ORGANIZATION OF SUMMIT......................................10
         3.2      AUTHORITY AND APPROVAL......................................10
         3.3      CAPITAL STOCK...............................................11
         3.4      SEC DOCUMENTS/REGULATORY FILINGS............................11
         3.5      SUBSIDIARIES................................................12
         3.6      AFFILIATE TRANSACTIONS......................................12
         3.7      BOOKS AND RECORDS...........................................12
         3.8      FINANCIAL STATEMENTS........................................12
         3.9      ABSENCE OF CHANGES..........................................13
         3.10     CONSENT.....................................................13
         3.11     TAXES.......................................................13
         3.12     LITIGATION..................................................14
         3.13     COMPLIANCE WITH LAWS........................................14
         3.14     BENEFIT PLANS...............................................15
         3.15     REAL PROPERTY...............................................16
         3.16     ASSETS......................................................17
         3.17     INTELLECTUAL PROPERTY.......................................18
         3.18     CONTRACTS...................................................18
         3.19     POOLING OF INTERESTS........................................19
         3.20     RESERVED....................................................20
         3.21     LICENSES....................................................20
         3.22     INSURANCE...................................................20
         3.23     BROKERS AND FINDERS.........................................20
         3.24     EMPLOYEES; LABOR RELATIONS..................................21
         3.25     HAZARDOUS SUBSTANCES........................................21
         3.26     LOANS.......................................................22

         3.27     AGREEMENTS WITH REGULATORS..................................22
         3.28     VOTE REQUIRED...............................................22
         3.29     SECURITIES..................................................22
         3.30     INDEMNIFICATION.............................................23
         3.31     DISCLOSURE..................................................23

ARTICLE IV Representations and Warranties of FirstFederal Financial...........23
         4.1      ORGANIZATION OF FIRSTFEDERAL................................23
         4.2      AUTHORITY AND APPROVAL......................................24
         4.3      CAPITAL STOCK...............................................24
         4.4      SEC DOCUMENTS/REGULATORY FILINGS............................25
         4.5      SUBSIDIARIES................................................25
         4.6      AFFILIATE TRANSACTIONS......................................25
         4.7      BOOKS AND RECORDS...........................................26
         4.8      FINANCIAL STATEMENTS........................................26
         4.9      ABSENCE OF CHANGES..........................................26
         4.10     CONSENT.....................................................26
         4.11     TAXES.......................................................27
         4.12     LITIGATION..................................................27
         4.13     COMPLIANCE WITH LAWS........................................28
         4.14     BENEFIT PLANS...............................................29
         4.15     REAL PROPERTY...............................................30
         4.16     ASSETS......................................................31
         4.17     INTELLECTUAL PROPERTY.......................................32
         4.18     CONTRACTS...................................................32
         4.19     POOLING OF INTERESTS........................................33
         4.20     RESERVED....................................................33
         4.21     LICENSES....................................................33
         4.22     INSURANCE...................................................34
         4.23     BROKERS AND FINDERS.........................................34
         4.24     EMPLOYEES; LABOR RELATIONS..................................34
         4.25     HAZARDOUS SUBSTANCES........................................35
         4.26     LOANS.......................................................35
         4.27     AGREEMENTS WITH REGULATORS..................................36
         4.28     RESERVED....................................................36
         4.29     SECURITIES..................................................36
         4.30     DISCLOSURE..................................................36

ARTICLE V  Covenants..........................................................37
         5.1      Summit's Covenants..........................................37
         5.1.1    ACCESS TO INFORMATION.......................................37
         5.1.2    CONDUCT OF BUSINESS.........................................37
         5.1.3    CORPORATE MATTERS...........................................37
         5.1.4    DISTRIBUTION AND STOCK......................................37
         5.1.5    INSURANCE...................................................38
         5.1.6    EMPLOYEES...................................................38

         5.1.7    NEW BUSINESS................................................38
         5.1.8    AGREEMENTS .................................................38
         5.1.9    BOOKS AND RECORDS...........................................38
         5.1.10   COMPLIANCE WITH LAWS........................................38
         5.1.11   SHAREHOLDERS' MEETING.......................................38
         5.1.12   SOLICITATIONS...............................................39
         5.1.13   BREAK-UP FEE................................................39
         5.1.14   CONFIDENTIALITY.............................................41
         5.1.15   RESTRICTED STOCK............................................42
         5.2      FIRSTFEDERAL'S COVENANTS....................................42
         5.2.1    LISTING ....................................................42
         5.2.2    RESERVED....................................................42
         5.2.3    EMPLOYEE BENEFIT PLANS......................................42
         5.2.4    CONFIDENTIALITY ............................................42
         5.3      MUTUAL COVENANTS............................................43
         5.3.1    POOLING OF INTEREST.........................................43
         5.3.2    PROXY STATEMENT; REGISTRATION STATEMENT.....................44
         5.3.3    DISCLOSURE..................................................44
         5.3.4    APPLICATIONS................................................44
         5.3.5    MUTUAL INDEMNITY............................................44
         5.3.6    BEST EFFORTS................................................45
         5.3.7    DELIVERY OF SUPPLEMENTS TO DISCLOSURE SCHEDULES ............46

ARTICLE VI  Conditions Precedent to FirstFederal's Performance................46
         6.1      REPRESENTATIONS AND WARRANTIES TRUE.........................46
         6.2      PERFORMANCE OF SUMMIT.......................................46
         6.3      NO MATERIAL CHANGES.........................................46
         6.4      CORPORATE APPROVAL..........................................46
         6.5      CONSENTS....................................................46
         6.6      EMPLOYMENT AGREEMENTS.......................................47
         6.7      OPINION OF COUNSEL..........................................47
         6.8      FIRSTFEDERAL'S DUE DILIGENCE................................47
         6.9      REGULATORY APPROVAL.........................................47
         6.10     POOLING OF INTEREST.........................................47
         6.11     ACCOUNTANT'S LETTERS........................................47
         6.12     BANK SUBSIDIARY BOARD OF DIRECTORS..........................47
         6.13     OFFICER'S CERTIFICATES .....................................48

ARTICLE VII  Conditions to Obligations of Summit..............................48
         7.1      FIRSTFEDERAL'S WARRANTIES...................................48
         7.2      FIRSTFEDERAL'S PERFORMANCE..................................48
         7.3      OPINION OF FIRSTFEDERAL'S COUNSEL...........................48
         7.4      CORPORATE APPROVAL..........................................48
         7.5      EMPLOYMENT AGREEMENTS.......................................48
         7.6      FIRSTFEDERAL BOARD OF DIRECTORS.............................48
         7.7      FAIRNESS OPINION............................................48

ARTICLE VIII  The Closing.....................................................49
         8.1      TIME AND PLACE..............................................49
         8.2      CLOSING ESCROW..............................................49

ARTICLE IX  Costs and Publicity...............................................49
         9.1      EXPENSES....................................................49
         9.2      PUBLICITY...................................................49

ARTICLE X  Form of Agreement and Parties......................................49
         10.1     HEADINGS....................................................49
         10.2     MODIFICATION AND WAIVER.....................................49
         10.3     COUNTERPARTS................................................50
         10.4     RIGHTS OF PARTIES...........................................50
         10.5     ASSIGNMENT..................................................50

ARTICLE XI  Termination.......................................................50
         11.1     TERMINATION.................................................50
         11.2     EFFECT OF TERMINATION.......................................51

ARTICLE XII  Miscellaneous....................................................51
         12.1     NOTICES.....................................................51
         12.2     ENTIRE AGREEMENT............................................53
         12.3     COSTS.......................................................53
         12.4     FAIR INTERPRETATION.........................................53
         12.5     SEVERABILITY................................................53
         12.6     EFFECT OF CLOSING...........................................53
         12.7     GOVERNING LAW...............................................53


                 AGREEMENT OF AFFILIATION AND PLAN OF MERGER
                 -------------------------------------------

         This AGREEMENT OF AFFILIATION AND PLAN OF MERGER ("Merger Agreement") dated as of December 30, 1996, is made and entered into by and between FIRSTFEDERAL FINANCIAL SERVICES CORP, an Ohio corporation with its principal office located in Wooster, Wayne County, Ohio, and SUMMIT BANCORP, an Ohio corporation with its principal office located in Akron, Summit County, Ohio.

         WHEREAS, FirstFederal and Summit desire to effect a merger under the authority and provisions of the corporation laws of the State of Ohio pursuant to which, at the effective time, Summit will be merged into FirstFederal with FirstFederal to be and become the surviving corporation;

         WHEREAS, for federal income tax purposes, it is intended that the merger shall qualify as a reorganization under the provisions of Section 368 of the Code;

         WHEREAS, for accounting purposes, it is intended that the merger be accounted for as a "pooling of interests."

         WHEREAS, FirstFederal presently intends to operate Summit Bank as an autonomous wholly owned bank subsidiary of FirstFederal.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I
                                  ---------
                                 DEFINITIONS
                                 -----------

         1.1 DEFINED TERMS. As used in this Merger Agreement, the following terms have the following meanings unless the context clearly indicates otherwise (terms defined in the singular to have the same meaning when used in the plural and vice versa):

         "ACQUISITION TRANSACTIONS" has the meaning set out in Section 5.1.12.

         "AFFILIATE" means any Person that directly or indirectly controls or is controlled by or is under common control with a Person.

         "ASSETS" means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by Summit or FirstFederal, including without limitation cash, cash equivalents, notes, securities, loans, chattel paper, documents, instruments, general intangibles, real estate, equipment, goods and Intellectual Property, regardless of whether such items appear on the Financial Statements.

         "BANK SUBSIDIARY" means Summit Bank, a state chartered bank under the laws of the State of Ohio.

         "BOOKS AND RECORDS" means all files, documents, instruments, papers, books and records relating to the Business or Condition of Summit or FirstFederal, as the case may be, including without limitation Financial Statements, tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, minute books, stock transfer ledgers, Contracts, Licenses, loans, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

         "BUSINESS OR CONDITION OF SUMMIT" means the business, condition (financial or otherwise), results of operations, Assets and prospects of Summit taken as a whole.

         "BUSINESS OR CONDITION OF FIRSTFEDERAL" means the business, condition (financial or otherwise), results of operations, Assets and prospects of FirstFederal taken as a whole.

         "CERTIFICATE" has the meaning set out in Section 2.5(e).

         "CERTIFICATE OF MERGER" has the meaning set out in Section 2.2.

         "CLOSING" AND "CLOSING DATE" shall be on or before July 31, 1997, or as promptly as possible after Regulatory Approval is received, but in no event later than September 30, 1997.

         "CODE" means the Internal Revenue Code of 1986 and any amendments, predecessor laws or successor laws, and all applicable interpretive authority (including, but not limited to, regulations and revenue rulings).

         "CONTRACT" means any agreement, lease, evidence of indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral) to which Summit or FirstFederal is a party or bound other than as a creditor in the ordinary course of business.

         "DISCLOSURE SCHEDULE" means the record delivered to FirstFederal by Summit and to Summit by FirstFederal herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Summit and FirstFederal respectively pursuant to this Merger Agreement.

         "EXCHANGE ACT" has the meaning set out in Section 5.1.13(i)(A).

         "ERISA" has the meaning set out in Section 3.14(a).

         "EFFECTIVE TIME" has the meaning set out in Section 2.2.

         "EMPLOYEE BENEFIT PLANS" has the meaning set out in Section 3.14(a).

         "EMPLOYMENT AGREEMENTS" means the agreements by and between Summit Bank and David C. Vernon, and FirstFederal Financial and Jon W. Park in the form set forth in Exhibits A-1 and A-2.

         "ENVIRONMENTAL LAW" means any law relating to human health, safety, or protection of the environment or to omissions, discharges, releases, or threatened releases of pollutants, contaminants, or hazardous substances in the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata) or otherwise relating to the treatment, storage, disposal, transport, or handling of any hazardous substance.

         "EXCHANGE RATIO" has the meaning set out in Section 2.5.

         "FINANCIAL STATEMENTS" means the FirstFederal Financial Statements and/or the Summit Financial Statements, as the case may be.

         "FIRSTFEDERAL" means collectively FirstFederal Financial Services Corp and each Subsidiary thereof, except in Articles II and XI, FirstFederal means solely FirstFederal Financial Services Corp.

         "FIRSTFEDERAL COMMON STOCK" means $1.00 par value common stock of FirstFederal Financial Services Corp, of which 4,052,757 shares are issued and outstanding as of September 30, 1996.

         "FIRSTFEDERAL ENTITY" has the meaning set out in Section 5.1.13(i)(A).

         "FIRSTFEDERAL FINANCIAL" means FirstFederal Financial Services Corp.

         "FIRSTFEDERAL FINANCIAL STATEMENTS" means the consolidated balance sheets of FirstFederal as of December 31, 1993, 1994, and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for the years ending on those dates as audited by Deloitte & Touche, LLP, the independent, certified public accountant for FirstFederal, including the reports and letters of such accountant with respect to the Financial Statements. Financial Statements also means the unaudited balance sheet as of September 30, 1996, and related statements of income, shareholders' equity and cash flows for the period ending on such date. Said Statements are set out in Section 4.8 of the Disclosure Schedule.

         "FIRSTFEDERAL SHARE PRICE CHANGE" means a fraction expressed as a percentage, the numerator of which is the difference between the average closing Sales Price of FirstFederal Common Stock as recorded on Nasdaq for the 5 consecutive Trading Days ending on the Trading Day prior to the Trading Day this Merger Agreement is executed by all parties and the average closing Sales Price of FirstFederal Common Stock as recorded on Nasdaq for the 5 consecutive Trading Days ending with the third Trading Day prior to the Closing Date and the denominator of which is the average closing Sales Price of FirstFederal Common Stock as recorded on Nasdaq for the 5 consecutive Trading Days ending on the Trading Day prior to the Trading Day this Merger Agreement is executed by all parties.

         "GAAP" means American Institute of Certified Public Accountants' generally accepted accounting principles, consistently applied.

         "INTELLECTUAL PROPERTY" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, processes, designs, methodologies, computer programs (including all source codes) and related documentation, and all pending applications for and registrations of patents, trademarks, service marks and copyrights licensed or owned by Summit.

         "LIABILITIES" means all indebtedness, obligations, guarantees, and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, liquidated or unliquidated, or whether due or to become due).

         "LICENSES" means all licenses, permits, charters, trade association memberships, certificates of authority, authorizations, approvals, registrations, franchises and similar consents.

         "LIEN" means any mortgage, pledge assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to convey any of the foregoing.

         "MATERIAL ADVERSE EFFECT" means with respect to FirstFederal or Summit, as the case may be, a material adverse effect on the business, results of operations, or financial condition of such party and its Subsidiaries taken as a whole.

         "MATERIAL ADVERSE IMPACT OF FIRSTFEDERAL" means a material misrepresentation or breach of warranty by FirstFederal or any other matter not adequately disclosed on the Disclosure Schedule by FirstFederal which, in the aggregate, would have potential pre-tax liability to FirstFederal in excess of $4,000,000 (excluding therefrom change in financial position resulting from general market fluctuations in the value of FirstFederal's investment securities and loans).

         "MATERIAL ADVERSE IMPACT OF SUMMIT" means a material misrepresentation or breach of warranty by Summit or any other matter not adequately disclosed on the Disclosure Schedule by Summit which, in the aggregate, would have potential pre-tax liability to Summit in excess of $350,000 (excluding therefrom change in financial position resulting from general market fluctuations in the value of Summit's investment securities and loans).

         "MATERIAL CONTRACT" means any Contract that involves the payment or potential payment, pursuant to the terms of any such contract, by or to Summit of more than $25,000.00 or any Contract that cannot be terminated within 360 calendar days after giving notice of termination without resulting in any material cost or penalty to Summit.

         "MCDONALD" has the meaning set out in Section 3.23.

         "MERGER" has the meaning set out in Section 2.1.

         "MERGER AGREEMENT" means this Agreement of Affiliation and Plan of Merger, Exhibits and Schedules hereto and all certificates and documents delivered in accordance herewith.

         "NASD" has the meaning set out in Section 5.2.1.

         "NASDAQ" means the Nasdaq National Market System.

         "OGCL" has the meaning set out in Section 2.1.

         "ORDER" means any writ, judgment, decree, injunction or similar order of any governmental or regulatory authority (in each such case whether preliminary or final).

         "PBGC" has the meaning set out in Section 3.14(b).

         "PERSON" means any natural person, corporation, general partnership, trust, proprietorship, limited liability company or other business organization.

         "REAL PROPERTY" means all interests in real estate wherever located and owned or leased.

         "REGISTRATION STATEMENT" means the original filing and subsequent amendments under Form S-4 with the Securities and Exchange Commission (SEC) pursuant to the Securities Act of 1933 referred to in Articles V and VI.

         "REGULATORY APPROVAL" means the approval of this Merger Agreement by the appropriate agencies, commissions, and other instrumentalities of the United States and State of Ohio.

         "SALES PRICE" means the average of the closing bid and ask price of FirstFederal Common Stock, as reported on Nasdaq.

         "SEC" means the Securities and Exchange Commission.

         "SNL INDEX" means the value as of a given date of the SNL Securities National Bank and Thrift Index as reported by SNL Securities, which represents a market value weighted average of the companies composing such index.

         "SNL INDEX PRICE CHANGE" means a fraction expressed as a percentage the numerator of which is the difference between the average closing value of the SNL Index for the 5 consecutive Trading Days ending on the Trading Day prior to the Trading Day this Merger Agreement is executed by all parties and the average closing value of the SNL Index ending on the Trading Day the third Trading Day prior to the Closing Date and the denominator of which is the average closing value of the SNL Index for the 5 consecutive Trading Days ending on the Trading Day prior to the Trading Day this Merger Agreement is executed by all parties.

         "STOCK APPRECIATION RIGHTS" means any stock appreciation rights granted under the Stock Option Plan.

         "STOCK OPTION" means any stock option granted under the Stock Option Plan.

         "STOCK OPTION PLAN" means Summit Bancorp 1989 Stock Incentive Plan and certain stock option agreements with Summit Bancorp's directors as more fully disclosed on Section 3.18(a)(i) of the Disclosure Schedule.

         "SUBSIDIARY" means any corporation or other entity in which Summit or FirstFederal, as the case may be, directly or indirectly through Subsidiaries or otherwise, beneficially owns any equity interests in, or the voting control of, such corporation or other entity.

         "SUMMIT" means collectively Summit Bancorp and each Subsidiary thereof, except in Articles II and XI, Summit means solely Summit Bancorp.

         "SUMMIT ARTICLES" has the meaning set out in Section 3.1(b).

         "SUMMIT COMMON STOCK" means the common stock without par value of Summit Bancorp, of which 234,916 shares are issued and outstanding as of the date hereof.

         "SUMMIT FINANCIAL STATEMENTS" means the consolidated balance sheets of Summit as of December 31, 1993, 1994, and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for the years ending on those dates as audited by Crowe, Chizek and Company, the independent, certified public accountant for Summit, including the reports and letters of such accountant with respect to the Financial Statements. Financial Statements also means the unaudited balance sheet as of September 30, 1996, and related statements of income, shareholder's equity and cash flows for the period ending on such date. Said Statements are set out in Section 3.8 of the Disclosure Schedule.

         "SUMMIT REGULATIONS" has the meaning set out in Section 3.1(b).

         "SURVIVING CORPORATION" has the meaning set out in Section 2.1.

         "THRIFT SUBSIDIARY" means First Federal Savings and Loan Association of Wooster, a federally chartered savings and loan association.

         "TRADING DAY" means a day stock is exchanged on Nasdaq.

         "TRANSFER AGENT" means Chemical Mellon Shareholder Services, LLC.

         "VERNON" has the meaning set out in Section 5.1.15.

         1.2 ACCOUNTING TERMS. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. All financial data supplied pursuant to this Merger Agreement shall be prepared in accordance with such principles, unless otherwise noted.

                                 ARTICLE II

                       MERGER AND CONVERSION OF SHARES

         2.1 THE MERGER. At the Effective Time, upon the terms and subject to the conditions of this Merger Agreement, Summit shall be merged (the "Merger") with and into FirstFederal in accordance with the Ohio General Corporation Law (the "OGCL"). FirstFederal shall be the surviving corporation in the Merger (the "Surviving Corporation"), and the Surviving

Corporation shall be an Ohio corporation. The Surviving Corporation's name shall be FirstFederal Financial Services Corp. FirstFederal and Summit are sometimes referred to herein as the "Constituent Corporations." As a result of the Merger, the outstanding shares of capital stock of Summit shall be converted or canceled in the manner provided in Section 2.5.

         2.2 EFFECTIVE TIME. As soon as practicable following the Closing, the Constituent Corporations shall cause a certificate of merger complying with the requirements of Section 1701.81 of the OGCL (the "Certificate of Merger") attached hereto as Exhibit C to be filed with the Secretary of State of the State of Ohio. The Merger will become effective at the time and date the Certificate of Merger is filed with the Secretary of the State of Ohio (the "Effective Time").

         2.3 ARTICLES OF INCORPORATION AND REGULATIONS. The amended Articles of Incorporation and Code of Regulations of FirstFederal effective immediately before the Effective Time will be the Articles of Incorporation and Regulations of the Surviving Corporation, until duly amended in accordance with the OGCL and their respective terms.

         2.4 DIRECTORS AND OFFICERS. The directors and officers of FirstFederal immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of FirstFederal's amended Articles of Incorporation and Code of Regulations and the OGCL. As provided in
Section 7.6, the Board of Directors of FirstFederal will appoint to the FirstFederal Board of Directors, at the Effective Time, David C. Vernon.

         2.5 CONVERSION AND EXCHANGE OF CAPITAL STOCK.

                  (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock, no par value, of Summit Common Stock will, by virtue of the Merger, automatically be canceled and extinguished in consideration and exchange for the right to receive 1.87 shares ("Exchange Ratio") of FirstFederal Common Stock.

                  (b) All shares of Summit Common Stock that are owned by Summit as treasury stock and any shares of Summit Common Stock owned by FirstFederal shall be canceled and retired and shall cease to exist and no consideration whatsoever shall be delivered in exchange therefor in connection with the Merger.

                  (c) Each outstanding share of FirstFederal Common Stock prior to the Effective Time shall continue to be an issued and outstanding common share $1.00 par value of the Surviving Corporation and each share of FirstFederal Common Stock held in treasury prior to the Effective Time shall continue to be held in treasury by the Surviving Corporation.

                  (d) If, between the date of this Merger Agreement and the Effective Time, the shares of FirstFederal Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up combination, or exchange of shares, or by stock dividend or stock split thereon, declared with a record date within said period, the applicable adjustment or adjustments shall be made to the Exchange Ratio established by Section 2.5(a) and to the definition of "Sales Price".

                  (e) On and after the Effective Time, each holder of a certificate or certificates theretofore representing outstanding shares of Summit Common Stock (any such certificate being hereinafter referred to as a "Certificate") may surrender the same to the Transfer Agent for cancellation and each such holder shall be entitled upon such surrender to receive in exchange therefor certificate(s) representing the number of shares of FirstFederal Common Stock to which such holder is entitled as provided herein and a check in an amount equal to the amount of cash to be paid pursuant to subsection (f) of Section 2.5, without interest, to which such holder is entitled. Until so surrendered, each Certificate shall be deemed for all purposes to evidence ownership of the number of shares of FirstFederal Common Stock into which the shares represented by such Certificates have been changed or converted as aforesaid. No dividends or other distributions declared after the Effective Time with respect to FirstFederal Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.5. After the surrender of a Certificate in accordance with this Section 2.5, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of FirstFederal Common Stock represented by such Certificate. Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time, at any meeting of FirstFederal shareholders, the number of whole shares of FirstFederal Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates; provided that no holder of unsurrendered Certificates may vote at any meeting of FirstFederal shareholders that is held more than 30 days after the Effective Time. Certificates surrendered for exchange by any person who is an "affiliate" of Summit for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of FirstFederal Common Stock until FirstFederal has received the written agreement of such person contemplated by Section 5.19. If any certificate for shares of Summit Common Stock is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer.

                  Upon the Effective Time, the stock transfer books of Summit shall be closed and no transfer of Summit Common Stock shall thereafter be made or recognized. Any other provision of this Merger Agreement notwithstanding, neither FirstFederal or the Transfer Agent nor any party to this Merger Agreement shall be liable to a holder of Summit Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (f) Notwithstanding any other provision hereof, each holder of shares of Summit Common Stock who would otherwise have been entitled to receive a fraction of a share of FirstFederal Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of FirstFederal Common Stock valued as follows: the average closing

         Sales Price as recorded on Nasdaq for the five consecutive Trading Days ending with the third Trading Day prior to the Closing Date. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

                  (g) To the extent provided by the OGCL, any holder of record of Summit Common Stock as of the date fixed for the determination of stockholders of Summit entitled to notice of the shareholders' meeting called for the purposes of approving this Merger Agreement, and who shall have filed with Summit, not later than ten (10) days after the date on which the vote on such proposal was taken at such meeting, a written demand for payment of the fair cash value of such shares in compliance with Section 1701.85 of the OGCL, and whose shares shall not have been voted in favor of the Merger or adoption of this Merger Agreement, shall cease at the Effective Time to have any of the rights of a stockholder in respect of such shares and shall only have the right to be paid the fair cash value of such shares under Sections 1701.84 and 1701.85 of the OGCL. Any former holder of Summit Common Stock who after the Effective Time (i) surrenders his certificates representing shares of Summit Common Stock for exchange pursuant to
         Section 2.5 hereof, or (ii) validly withdraws his written demand for payment of fair cash value of such shares pursuant to Sections 1701.84 and 1702.85 of the OGCL, will thereupon be entitled to receive FirstFederal Common Stock as of the Effective Time pursuant to this Agreement.

         2.6 STOCK OPTIONS. Stock Options outstanding immediately prior to the Effective Time entitling the holders thereof to purchase shares of Summit Common Stock will remain unchanged and will remain outstanding when the Merger becomes effective, except that upon the Effective Time, (i) the holders thereof shall become entitled to purchase the number of shares of FirstFederal Common Stock (rounded up to the nearest whole share) to which such holders would have been entitled to receive pursuant to Section 2.5(a) if immediately preceding the Effective Time, such securities were converted into such number of shares of Summit Common Stock to which the holders would be entitled under the terms of the governing documents for such securities, disregarding for purposes of this Section any limitations on exercise or vesting thereof; and (ii) the exercise price of each respective Stock Option shall be divided by the Exchange Ratio.

         2.7 STOCK APPRECIATION RIGHTS. Stock Appreciation Rights outstanding immediately prior to the Effective Time entitling the holders thereof to receive payment of an amount determined pursuant to the Stock Option Plan will remain unchanged and will remain outstanding when the Merger becomes effective except that upon the Effective Time: (i) the holders thereof shall become entitled to Stock Appreciation Rights based upon FirstFederal Common Stock equal in number to the product of the Stock Appreciation Rights for Summit Common Stock granted immediately preceding the Effective Time times the Exchange Ratio rounded up to the nearest whole share, disregarding for purposes of this Section any limitations on exercise or vesting thereof; and (ii) the price fixed by the Committee pursuant to the Stock Option Plan for each respective Stock Appreciation Right shall be divided by the Exchange Ratio.

                                 ARTICLE III
                                 -----------
              REPRESENTATIONS AND WARRANTIES OF SUMMIT BANCORP
              ------------------------------------------------

         REPRESENTATIONS AND WARRANTIES. In order to induce FirstFederal Financial to enter into this Merger Agreement and to consummate the transactions contemplated hereunder, Summit Bancorp makes the following representations, warranties, covenants and agreements:

         3.1      ORGANIZATION OF SUMMIT.

                  (a) Summit Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and has all necessary corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets. Section 3.1 of the Disclosure Schedule lists all states in which Summit is engaged in business, or owns, uses, or leases Assets. Summit is qualified to do business and is in good standing in those jurisdictions specified in Section 3.1 of the Disclosure Schedule, which are the only jurisdictions in which such qualification is legally required, except where the failure to be so qualified or in good standing (considering all such failures together) does not and will not have a Material Adverse Effect upon the Business or Condition of Summit.

                  (b) The copies of Summit Bancorp's Third Amended and Restated Articles of Incorporation as amended to date, certified by the Secretary of State of Ohio ("Summit Articles"), and the Amended and Restated Code of Regulations as amended to date, certified by Summit Bancorp's Secretary ("Summit Regulations"), all of which have been heretofore delivered to FirstFederal, are and at Closing will be complete and correct. Further, the minute books and stock record books of Summit are accurate and complete. Such minute books and stock record books will be available for inspection at any reasonable time by FirstFederal's duly authorized representatives, and copies of any minutes of any meeting held or documents otherwise constituting corporate action by Summit after the date of such inspection will be furnished to FirstFederal promptly and in no event later than Closing.

         3.2      AUTHORITY AND APPROVAL.

                  (a) Summit Bancorp has all requisite corporate power and authority to enter into and perform all of its obligations under this Merger Agreement. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Summit Bancorp.

                  (b) The consummation of the transactions contemplated hereby and the compliance by Summit with the terms of this Merger Agreement do not and will not conflict with, result in, or constitute any of the following:

                           (i) A breach of any term or provision of this Merger Agreement;

                           (ii)     Except for the matters set out on Section
                                    3.2 of the Disclosure

                  Schedule, a default or an event that, with notice or lapse of time, or both, would be a default, breach or violation of the Summit Articles or Summit Regulations or any Contract, License, commitment, or other agreement, instrument, or arrangement to which Summit is a party or by which Summit or its Assets are bound;

                           (iii) Except as to matters set out on Section 3.2 of
                  the Disclosure Schedule, an event that would permit any party to terminate any agreement with Summit or to accelerate the maturity of any obligation of Summit; or

                           (iv) The creation or imposition of any Lien on any of its Assets.

         3.3 CAPITAL STOCK. The authorized capital stock of Summit Bancorp consists of:

                  (a) 3,000,000 shares of common stock, of which 234,916 shares are issued and outstanding; and 21,274 shares are held in treasury.

                  (b) 300,000 shares of Serial Preferred Stock without par value, none of which is issued and outstanding.

         All issued and outstanding shares of Summit Common Stock are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive right of any stockholder of Summit Bancorp. All of the issued and outstanding shares of Summit Common Stock will be entitled to vote to approve this Merger Agreement. As of the date hereof, no shares of Summit Common Stock were reserved for issuance except that 25,000 shares were reserved for issuance upon the exercise of options granted heretofore pursuant to the Stock Option Plan. Options have been granted with respect to 23,150 shares, all of which are presently held by the employees, officers, and directors of Bank Subsidiary. There are no other outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Summit to issue (or to transfer from treasury) any additional shares of its capital stock of any class.

         Summit has taken all action necessary so that the execution of this Merger Agreement and the consummation of the transactions contemplated hereby do not and will not result in the grant of any rights to any person under any agreements or enable rights to any capital stock of Summit to be exercised, distributed, or triggered, except as otherwise provided in this Merger Agreement.

         3.4 SEC DOCUMENTS/REGULATORY FILINGS. Summit Bancorp has filed all SEC documents required by the security laws and such SEC documents complied as of their respective dates of filing in all material respects with security laws. Summit has filed all reports required by statute or regulation to be filed with any federal or state banking regulatory agency except where the failure to so file would not have a Material Adverse Effect on Summit, and such reports were prepared in accordance with the applicable statutes, regulations, and instructions in existence as of the date of filing of such reports in all material respects.

         3.5      SUBSIDIARIES.

                  (a) Summit does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank, or other organization, except as disclosed on
         Section 3.5 of the Disclosure Schedule. The outstanding shares of capital stock of each Subsidiary are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly owned by Summit, free and clear of all liens, claims, and encumbrances. No Subsidiary has any outstanding securities of any kind, nor any outstanding options, warrants, or other rights entitling another person to acquire any securities of a Subsidiary of any kind other than the shares of capital stock owned by Summit.

                  (b) Each Subsidiary is a duly organized corporation or banking association validly existing and in good standing under applicable laws. Each Subsidiary (i) has all requisite corporate power and authority to carry on its business as now conducted; and (ii) is duly licensed or qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be so licensed or qualified would have a Material Adverse Effect on Summit. Each Subsidiary has all federal, state, and local governmental authorizations necessary for it to own or lease its properties or assets and to carry on its business as is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on Summit.

         3.6 AFFILIATE TRANSACTIONS. Except as disclosed in Section 3.6 of the Disclosure Schedule, as of the date of this Merger Agreement:

                           (i) There are no Liabilities between Summit, on the one hand, and the officers and directors of Summit, on the other hand;

                           (ii) No executive officer, director, or Affiliate of
                  a director or executive officer provides, provided, or caused or causes to be provided any Assets, services, or facilities to Summit or otherwise does business with Summit.

         3.7 BOOKS AND RECORDS. The Books and Records of Summit fairly reflect in all material respects the transactions to which it is a party and by which its properties are subject or bound. Such Books and Records have been properly kept and maintained in compliance in all material respects with GAAP and all applicable legal requirements.

         3.8 FINANCIAL STATEMENTS. The Summit Financial Statements, all previously provided to FirstFederal, fairly present the consolidated financial position of Summit Bancorp and its consolidated Subsidiaries as of the date indicated, and the consolidated results of operations, changes in shareholders' equity and cash flows of Summit Bancorp and its consolidated Subsidiaries for the period then ended in conformity with GAAP. There are no material Liabilities of Summit required to be disclosed in Summit's Financial Statements other than the Liabilities disclosed in such Financial Statements (including footnotes). All monetary Liabilities and material non-monetary Liabilities incurred after the date of the Financial Statements were incurred in the ordinary course of business consistent with past practices and in the aggregate are not material to Summit's business. Except for those Subsidiaries listed in Section 3.8 of the Disclosure Schedule, the statements of financial condition and results of operations of each Subsidiary are, and for all periods referred to in this Section 3.8 have been, consolidated with those of Summit Bancorp.

         3.9 ABSENCE OF CHANGES. Since September 30, 1996: (i) there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change, in the Business or Condition of Summit;
(ii) neither Summit's chief executive officer nor its chief financial officer is aware of any events which have occurred since September 30, 1996, or which are reasonably certain to occur in the future and which reasonably can be expected to result in any Material Adverse Effect in the Business or Condition of Summit; and (iii) there have been no material changes in the methods of business operation of Summit.

         3.10 CONSENT. Except as set forth in Section 3.10 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to Summit in connection with the execution and delivery of this Merger Agreement or the consummation of the transactions contemplated hereby.

         3.11     TAXES.

                  (a) FILING OF TAX RETURNS. Except where properly extended, within the times and in the manner prescribed by law, Summit has filed all federal, state, and local tax returns required by law. Except as disclosed in Section 3.11 of the Disclosure Schedule, the federal income tax returns of Summit have not been audited or investigated by the Internal Revenue Service for the preceding five years. Except as reflected on Section 3.11 of the Disclosure Schedule, there are no present disputes as to taxes payable by Summit. In addition, all tax returns and reports required by applicable law or governmental regulations have been filed by Summit, and such returns and reports are (and as to such returns and reports not filed as of the date hereof, will be) true, correct, and complete in all material respects and present, fairly and accurately, the information required to be shown therein. There are no tax deficiencies assessed against Summit that would have a Material Adverse Effect on Summit, and there are no tax deficiencies proposed or threatened, and no audit of Summit by any federal, state or local authority is in progress, and Summit has not received notice regarding any audit.

                  (b) PAYMENT OF TAXES. Except as disclosed in Section 3.11(b) of the Disclosure Schedule, Summit has, within the time and in the manner prescribed by law, paid in full (and until the Closing Date will pay within the time and in the manner prescribed by law) payroll taxes (including, but not limited to, Social Security taxes), franchise taxes, sales and use taxes, personal property taxes, real estate taxes and assessments, and local, state and federal income taxes. In addition, Summit will pay or make timely provision for payment of all such taxes thereafter payable by Summit so that no lien for any such taxes will be placed (or attempted) upon any of the Assets, on or following the Closing Date.

                  (c) TAX RESERVES. Except as disclosed in Section 3.11(c) of the Disclosure Schedule, the amounts established as accruals for taxes on the Financial Statements and on the Books and Records of Summit are reasonably expected to be sufficient for the payment of all taxes of any kind, whether disputed or not, and whether accrued, due, absolute, contingent or otherwise, which were or which may be payable by Summit for any periods or fiscal years prior to or including the Closing Date, including all taxes imposed before or after the Closing Date which are attributable to any such period or fiscal year. No differences exist between the amounts of the book basis and the tax basis of Assets (net of Liabilities) that are not accounted for by an accrual on the books for federal income tax purposes.

                  (d) EXTENSIONS AND WAIVERS. Except as disclosed in Section 3.11(d) of the Disclosure Schedule, Summit has not requested any extension of time within which to file any tax return, which tax return has not since been filed, nor has Summit executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or tax returns.

         3.12 LITIGATION. Except as disclosed in Section 3.12 of the Disclosure Schedule:

                  (a) There is no pending or threatened litigation involving Summit as defendant or plaintiff. There is no suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or threatened, against or affecting Summit, or its business or Assets. The matters set forth in Section
         3.12 of the Disclosure Schedule, if decided adversely to Summit, will not result in a Material Adverse Effect on Summit. Summit is not in default with respect to any Order of any federal, state, local or foreign court, department, agency, or instrumentality.

                  (b) There are no facts or circumstances known to Summit that could reasonably be expected to give rise to any claim that would be required to be disclosed pursuant to clause (a) above.

         3.13 COMPLIANCE WITH LAWS. Summit has complied with and is not in violation of, applicable federal, state, or local statutes, laws and regulations (including, without limitation, any applicable building, zoning, or other law, ordinance, or regulation) affecting its properties or the operation of its business, including without limitation the Real Estate Settlement Procedures Act, Fair Debt Collection Practices Act, Fair Credit Reporting Act, Equal Credit Opportunity Act, Truth in Lending Act, Occupational Safety and Health Act of 1970, the Fair Labor Standards Act of 1938, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, Federal Age Discrimination in Employment Act of 1967, Consolidated Omnibus Budget Reconciliation Act of 1985, the Workers Adjustment and Retraining Notification Act of 1988, Civil Rights Act of 1991, Americans with Disabilities Act of 1991, the Family and Medical Leave Act of 1993, as all such have been amended, except which individually or in the aggregate do not and insofar as reasonably can be foreseen, in the future will not have a Material Adverse Effect on Summit. Except as disclosed in Section
3.13 of the Disclosure Schedule, no investigation or review by any governmental entity with respect to Summit outside the ordinary course of business and not generally applicable to entities engaged in the same business is pending or, to the knowledge of Summit, threatened, nor has any governmental entity indicated an intention to conduct the same in each case other than those, the outcome of which will not have a Material Adverse Effect on Summit. Further, neither Summit nor any employee, officer, or director has knowingly engaged in any activity or knowingly omitted to take any action which, in any material way, has resulted or reasonably could be expected to result in the violation of (i) any local, state or federal law (including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth in Lending, Truth in Savings and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or (ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a Material Adverse Effect on Summit.

         3.14     BENEFIT PLANS.

                  (a) Section 3.14 of the Disclosure Schedule contains a true and complete list of all employee benefit plans within the meaning of
         Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Employee Benefit Plans"), whether or not any such Employee Benefit Plans are otherwise exempt from the provisions of ERISA, established, maintained or contributed to or obligated to form a fund by Summit (Summit shall include, for purposes of this Section 3.14 only, all employers, whether or not incorporated, which by reason of common control are treated together with Summit as a single employer within the meaning of Code Section 414(b) and (c) since September 2, 1974.)

                  (b) Summit does not maintain or contribute to any such employee benefit plan subject to ERISA which is not in substantial compliance with ERISA, or which has incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of ERISA, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code. Summit has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any employee benefit plan covering any employees of Summit or ceased operations at any facility or withdrawn from such plan in a manner which could subject it to liability under Section 4062(e), 4063 or 4064 of ERISA, and knows of no facts or circumstances which might give rise to any liability of Summit to the PBGC under Title IV of ERISA. Summit has not incurred any withdrawal liability within the meaning of Sections 4201 and 4204 of ERISA, to any employee benefit plan which is a multiemployer plan (as defined in Section 4001 of ERISA), and no event has occurred, and there exists no condition or set of circumstances, which presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any multiemployer plan which could result in any liability to Summit.

                  (c) Full payment has been made of all amounts which Summit is required for any reason to have paid as contributions to any Employee Benefit Plan as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the final Closing Date. Summit has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

                  (d) Each Employee Benefit Plan intended to be qualified under
         Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and nothing has occurred since the effective date of the last such determination which resulted in or is likely to result in the revocation of such determination.

                  (e) No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Employee Benefit Plan and Summit has not engaged in any transaction with respect to the Employee Benefit Plans which would subject Summit to a tax, penalty or liability for prohibited transactions under ERISA or the Code nor have any of Summit's directors, officers, or employees to the extent they or any of them are fiduciaries with respect to such plans, breached any of their responsibilities or obligations under Title I of ERISA.

                  (f) Summit has furnished FirstFederal with true and complete copies of: (i) all Employee Benefit Plans as in effect, together with all amendments thereto which will become effective at a later date;
         (ii) the most recent Internal Revenue Service determination letter issued with respect to each Employee Benefit Plan; and (iii) Form 5500 for the most recent completed fiscal year for each Employee Benefit Plan required to file such form.

                  (g) There are no material actions, suits or claims pending or threatened, against the Assets of any Employee Benefit Plan.

                  (h) The plans are qualified under Code Section 401 and the associated trust funds are exempt from tax under Code Section 501.

                  (i) Each Employee Benefit Plan which Summit maintains has at all times been administered in material compliance with all applicable requirements of ERISA, including all reporting requirements, with respect to the Internal Revenue Service, the Department of Labor and the Pension Benefit Guaranty Corporation and including all disclosure requirements with respect to plan participants and beneficiaries.

                  (j) Summit does not maintain nor is it under any obligation or duty to establish any type of post retirement benefit, medical, or life insurance plan for its employees.

         3.15 REAL PROPERTY. In addition to the representations and warranties contained in Section 3.16, Summit hereby makes the following additional representations, warranties and covenants to and with FirstFederal regarding the Real Property owned or leased by Summit as listed on Section 3.15 of the Disclosure Schedule:

                  (a) Section 3.15(a) of the Disclosure Schedule contains a true and correct list of (i) each parcel of Real Property owned by Summit,
         (ii) each parcel of Real Property leased by Summit (as lessor or lessee), and (iii) all Liens relating to or affecting any parcel of Real Property owned by Summit, and except as listed in
         Section 3.15(a) of the Disclosure Schedule, such Real Property owned by Summit is free and clear of all Liens, encumbrances, security interests, pledges, equities, claims of others or restrictions whatsoever, except:

                           (i) Zoning and building ordinances and regulations which do not prohibit or restrict the present use of the Real Property;

                           (ii) Real estate taxes and assessments, both general and special, which may be a Lien but are not yet due and payable as of the Closing Date;

                           (iii) Easements, covenants, agreements, encumbrances,
                  conditions, reservations, restrictions, of record or other exceptions affecting the real estate, if any, which are disclosed to FirstFederal and approved in writing by FirstFederal prior to the Closing Date.

         Summit has adequate rights of ingress and egress with respect to such Real Property, buildings, structures, facilities, fixtures and other improvements. Summit has not received any notice or has knowledge that the Real Property, as currently used by Summit, is in violation of any applicable federal, state or local statute, ordinance, order, requirement, law, rule or regulation (including without limitation, building, zoning or Environmental Laws) affecting the Real Property, or that would have a Material Adverse Effect on the value of the Real Property or its continued operation and use in the ordinary course of business.

                  (b) The zoning of the Real Property permits the presently existing improvements and the conduct and continuation of the business presently being conducted on such Real Property.

                  (c) Summit has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Real Property leased by it for the full term of the lease thereof. Each lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of Summit and of each other person that is a party thereto, and except as set forth in Section 3.15(c) of the Disclosure Schedule, there is no, and Summit has not received notice of any default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. None of the leases will terminate or lapse by reason of the transactions contemplated by this Merger Agreement.

                  (d) Except as disclosed in Section 3.15(d) of the Disclosure Schedule, the improvements on the Real Property are structurally sound and in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are presently being used and, to the knowledge of Summit, there are no condemnation or appropriation proceedings pending or threatened against any of such Real Property or the improvements thereon.

         3.16     ASSETS.  With respect to the Assets:

                  (a) Except as listed on Section 3.16(a) of the Disclosure Schedule, Summit has not received any notice nor does it have any knowledge of any information that there has been any violation of any statute, law, ordinance, or regulation of any governmental entity affecting its Assets with respect to health, safety and environmental and pollution control, including the disposition of hazardous or toxic waste materials or emissions into the air, soil or water, or any form of contamination that would have a Material Adverse Effect on the value of the Assets or the continued use of the Assets by Summit in the ordinary course of business.

                  (b) Except as provided in Section 3.16(b) of the Disclosure Schedule, Summit has good and marketable title to the Assets, free and clear of all Liens, encumbrances, security interests, pledges, equities, claims of others or restrictions whatsoever.

                  (c) All equipment owned by Summit and used in its business is now in good working condition and, as of the Closing Date, will be in good working condition with no material defects other than those items identified to FirstFederal in Section 3.16(c) of the Disclosure Schedule, and except as disclosed in Section 3.16(c) of the Disclosure Schedule, no expenditures in excess of $10,000.00 are planned for the routine, normal maintenance of such equipment. Except as stated in
         Section 3.16(c) of the Disclosure Schedule, no personal property used by Summit in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is other than in the possession and under the control of Summit. The tangible personal property reflected in those Books and Records constitutes all such tangible personal property necessary for the conduct by Summit of its business as now conducted.

         3.17 INTELLECTUAL PROPERTY. Except as disclosed in Section 3.17 of the Disclosure Schedule, Summit owns the entire right, title and interest in and to, or has valid Licenses with respect to, all of the Intellectual Property necessary in all material respects to conduct the business and operations of Summit as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Summit. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on Summit.

         3.18     CONTRACTS.

                  (a) Section 3.18(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of all material Contracts of Summit including, but not limited to, the following:

                           (i) Contracts and other agreements with any current or former officer, director, shareholder, affiliate, employee, consultant, or agent;

                           (ii) Contracts with any person containing any
                  provision or covenant prohibiting or limiting the ability of Summit to engage in any business activity or compete with any person, or prohibiting or limiting the ability of any person to compete with Summit;

                           (iii) Contracts relating to the future disposition or acquisition of any Assets, other than dispositions or acquisitions in the ordinary course of business consistent with past practice;

                           (iv) Contracts under which Summit agrees to indemnify any person;

                           (v) Contracts and other agreements relating to the borrowing of money other than federally insured deposits, creation of Liens, issuance of letters of credit, or the guarantee of the payment of Liabilities or performance of obligations by Summit;

                           (vi)   powers of attorney;

                           (vii) other contracts and other agreements made outside the ordinary course of business; and

                           (viii) Material Contracts.

                  (b) Each Contract required to be disclosed in Section 3.18(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and except as disclosed in Section 3.18(b) of the Disclosure Schedule neither Summit, nor, to the knowledge of Summit, any other party to such Contract, is or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract). None of the Contracts disclosed in Section 3.18(a) of the Disclosure Schedule will terminate or lapse by reason of the transactions contemplated by this Merger Agreement.

                  (c) Except as disclosed in Section 3.18(c) of the Disclosure Schedule, Summit is not a party to or bound by any Contract that has been or could reasonably be expected to have, individually or in the aggregate with any other such Contracts, a Materially Adverse Effect on Summit.

                  (d) Except as disclosed in Section 3.18(d) of the Disclosure Schedule attached hereto, there are no Contracts, commitments, leases, permits or other instruments necessary to hold the Assets by Summit, as and where now held by Summit, or to conduct the business of Summit, as and where now operated by Summit, or related to the operation or management of the Assets.

         3.19 POOLING OF INTERESTS. As of the date of this Merger Agreement, Summit knows of no reason relating to it which would reasonably cause it to believe that the Merger will not qualify as a pooling of interests for financial accounting purposes.

         3.20 RESERVED.

         3.21 LICENSES. Section 3.21 of the Disclosure Schedule contains a true and complete list of all Licenses used in and material to the business or operations of Summit, setting forth the owner, the function and the expiration and renewal date of each. Prior to the execution of this Merger Agreement, Summit has delivered to FirstFederal true and complete copies of all such Licenses. Except as disclosed in Section 3.21 of the Disclosure Schedule:

                           (i) Summit owns or validly holds all Licenses that are material to its business or operations;

                           (ii) each License listed in Section 3.21 of the Disclosure Schedule is valid, binding and in full force and effect; and

                           (iii) Summit has not received any notice that it is
                  in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

None of the Licenses disclosed in Section 3.21 of the Disclosure Schedule will terminate or lapse by reason of the transactions contemplated by this Merger Agreement.

         3.22 INSURANCE. Section 3.22 of the Disclosure Schedule lists all of the insurance policies held by Summit concerning its business and Assets (including the names and addresses of the insurers, the expiration dates thereof, the annual premiums and payment terms thereof and a brief description of the interests insured thereby). All these policies are in the respective principal amounts set forth in Section 3.22 of the Disclosure Schedule. To the best of Summit's knowledge, Summit has maintained and now maintains (i) insurance on all its Assets of a type customarily insured, covering property damage and loss of income by fire or other casualty including, but not limited to, occurrence-based general liability insurance, and (ii) adequate insurance protection against all Liabilities, claims and risks against which it is customary to insure. To the best of Summit's knowledge after due inquiry, except as disclosed in Section 3.22 of the Disclosure Schedule, there is no breach or default with respect to any material provision contained in any policy or binder described in this provision, and there has not been any failure to give any notice or present any claim under any such policy or binder in due or timely fashion. There are no outstanding unpaid premiums, and there are no provisions for retrospective or retroactive premium adjustments except as set forth in
Section 3.22 of the Disclosure Schedule, and Summit has not received notice of any cancellations or nonrenewal or disallowance of any claims under any such policy or binder. Finally, except as disclosed in Section 3.22 of the Disclosure Schedule, there has not been any instance since the formation of Summit where there has not been in full force and effect insurance policies providing the types of insurance as described above. The insurance coverage provided by the policies described in this section will not terminate or lapse by reason of the transactions contemplated by this Merger Agreement.

         3.23 BROKERS AND FINDERS. Neither Summit nor any of its respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for Summit Bancorp's retention of McDonald & Company Securities, Inc. ("McDonald") to perform certain financial advisory services. The fee associated with McDonald's retention is equal to 1.50% of the "total aggregate fair market value" received as of the Closing of this Merger as that term is defined in
Section 3(F) of the engagement letter by and between McDonald and Summit
Bancorp.

         3.24     EMPLOYEES; LABOR RELATIONS.

                  (a) Section 3.24 of the Disclosure Schedule is a list of all severance contracts, employee handbooks or manuals, and settlements, bonus, stock option, medical, dental or legal reimbursement plans, or hospitalization or insurance plans, or other agreements or arrangements providing for employee remuneration to which Summit is a party or by which Summit is bound; all these contracts and arrangements are in full force and effect, and neither Summit nor any other party is in default thereunder.

                  (b) Except as disclosed on Section 3.24 of the Disclosure Schedule, the employees of Summit are not represented by any labor union, and Summit is not and has not been involved in any representative election, negotiations of a labor agreement, labor dispute or grievance by any employee nor has it committed any act or taken any action which is claimed or charged to have constituted an unfair labor practice. There is no pending or threatened labor dispute, strike, or work stoppage affecting the business.

                  (c) Except as disclosed in the Disclosure Schedule, all employees of Summit are employed at will by Summit.

         3.25 HAZARDOUS SUBSTANCES. Except as disclosed in Section 3.25 of the Disclosure Schedule: (i) none of the Real Property or property previously owned or occupied by Summit or in which Summit has or had any interest, legal or equitable, is contaminated with any hazardous substance; (ii) Summit has, in compliance with all applicable laws of federal, state or local governments, arranged for the disposal of hazardous substances removed from the Real Property and any real property previously owned or occupied by Summit or in which Summit had any interest, legal or equitable through utilization of qualified licensed waste disposal transporters and receivers; (iii) Summit has not caused and will not cause, and to the best of its knowledge, after diligent investigation and inquiry, there never has occurred, the release of any hazardous substance on the Real Property or any real property previously owned or occupied by Summit or in which Summit had any interest, legal or equitable;
(iv) the Real Property or any real property previously owned or occupied by Summit or in which Summit had any interest, legal or equitable, is not subject to any federal, state or local "superfund" lien, proceedings, claim, liability or action; (v) Summit is under no threat or likelihood thereof for the cleanup, removal, or remediation of any such hazardous substance from the Real Property or any real property previously owned or occupied by Summit or in which Summit had any interest, legal or equitable; (vi) there is no asbestos on the Real Property; (vii) there is no underground storage tank on the Real Property. The terms "hazardous substance," "release," and "removal" as used herein shall have the same meanings and definitions as set forth in paragraphs (14), (22), and
(23), respectively, of Title 42 U.S.C. Section 9601 provided, however, that the term "hazardous substance" as used herein also shall include "hazardous waste" as defined in paragraph (5) of 42 U.S.C. Section 6903 and "petroleum" as defined in paragraph (8) of 42 U.S.C. Section 6991.

The term "superfund" as used herein means the Comprehensive Environmental Response, Compensation and Liability Act, as amended, being Title 42 U.S.C.
Section 9601, ET SEQ., as amended, and any similar state statute or local ordinance applicable to the property, including, without limitation, all rules and regulations promulgated, administered and enforced by any governmental agency or authority pursuant thereto. The term "underground storage tank" as used herein shall have the same meaning and definition as set forth in paragraph
(1) of 42 U.S.C. Section 6991.

         There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, Summit in relation to any property or facility now or previously owned or leased by Summit which have not been delivered to FirstFederal prior to the execution of this Merger Agreement.

         3.26 LOANS. Each loan reflected as an Asset in the Summit Financial Statements (i) is evidenced by notes, agreements, or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Summit.

         3.27 AGREEMENTS WITH REGULATORS. Summit is not a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental entity outside the ordinary course of business and not generally applicable to entities engaged in the same business, including, without limitation, cease and desist orders of any regulatory authority, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has Summit been advised by any governmental entity that it is contemplating issuing, requiring, or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking. Except as set forth in Section 3.27 of the Disclosure Schedule, Summit has not been cited in any compliance report to Summit, as a result of an examination by any regulatory authority for (i) material violations, or (ii) violations with respect to which refunds or restitutions (which are material in amount to Summit, taken as a whole) may be required.

         3.28 VOTE REQUIRED. The affirmative vote of the holders of a majority of the issued and outstanding shares of Summit Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Summit capital stock necessary to approve this Merger Agreement and the transactions contemplated hereby.

         3.29 SECURITIES. The investment portfolios of Bank Subsidiary consist of securities in marketable form. Except as disclosed in Section 3.29 of the Disclosure Schedule, since September 30, 1996, to the date hereof, Bank Subsidiary has not incurred any unusual or extraordinary losses in its investment portfolio, and, except for events relating to the business environment in general, including market fluctuations, the executive officers of Summit are not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of Bank Subsidiary's investment portfolio on a consolidated basis.

         3.30 INDEMNIFICATION. To the best knowledge of Summit, except as set forth in Section 3.30 of the Disclosure Schedule, no action or failure to take action by any director, officer, employee or agent of Summit has occurred which would give rise to a claim or a potential claim by any such person for indemnification from Summit under the corporate indemnification provisions of the Summit Articles or Summit Regulations applicable to Summit Bancorp on the date of this Merger Agreement.

         3.31 DISCLOSURE. To the best of Summit's knowledge after due inquiry, all material facts relating to the business of Summit have been disclosed to FirstFederal in this Merger Agreement. No representation or warranty contained in this Merger Agreement, and no statement contained in the Disclosure Schedule or in any certificate, memorandum, list or other writing provided or furnished to FirstFederal pursuant to any provision of this Merger Agreement (including without limitation the Summit Financial Statements), by Summit on its behalf, contains or will contain any untrue statement of a material fact or omits any material fact, the omission of which would be misleading.

                                 ARTICLE IV
                                 ----------
          REPRESENTATIONS AND WARRANTIES OF FIRSTFEDERAL FINANCIAL
          --------------------------------------------------------

         REPRESENTATIONS AND WARRANTIES. In order to induce Summit Bancorp to enter into this Merger Agreement and to consummate the transactions contemplated hereunder, FirstFederal Financial makes the following representations, warranties, covenants and agreements:

         4.1 ORGANIZATION OF FIRSTFEDERAL.

                  (a) FirstFederal Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and has all necessary corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets. Section 4.1 of the Disclosure Schedule lists all states in which FirstFederal is engaged in business, or owns, uses, or leases Assets. FirstFederal is qualified to do business and is in good standing in those jurisdictions specified in Section 4.1 of the Disclosure Schedule, which are the only jurisdictions in which such qualification is legally required, except where the failure to be so qualified or in good standing (considering all such failures together) does not and will not have a Material Adverse Effect upon the Business or Condition of FirstFederal.

                  (b) The copies of FirstFederal Financial's Articles of Incorporation as amended to date, certified by the Secretary of State of Ohio, and the Code of Regulations as amended to date, certified by FirstFederal Financial's Secretary, all of which have been heretofore delivered to Summit, are and at Closing will be complete and correct. Further, the minute books and stock record books of FirstFederal are accurate and complete. Such minute books and stock record books will be available for inspection at any reasonable time by Summit's duly authorized representatives, and copies of any minutes of any meeting held or documents otherwise constituting corporate action by FirstFederal after the date of such inspection will be furnished to Summit promptly and in no event later than Closing.

         4.2      AUTHORITY AND APPROVAL.

                  (a) FirstFederal Financial has all requisite corporate power and authority to enter into and perform all of its obligations under this Merger Agreement. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FirstFederal Financial.

                  (b) The consummation of the transactions contemplated hereby and the compliance by FirstFederal with the terms of this Merger Agreement do not and will not conflict with, result in, or constitute any of the following:

                           (i) A breach of any term or provision of this Merger Agreement;

                           (ii) Except for the matters set out on Section 4.2 of
                  the Disclosure Schedule, a default or an event that, with notice or lapse of time, or both, would be a default, breach or violation of the Articles of Incorporation or Code of Regulations of FirstFederal or any Contract, License, commitment, or other agreement, instrument, or arrangement to which FirstFederal is a party or by which FirstFederal or its Assets are bound;

                           (iii) Except as to matters set out on Section 4.2 of
                  the Disclosure Schedule, an event that would permit any party to terminate any agreement with FirstFederal or to accelerate the maturity of any obligation of FirstFederal; or

                           (iv) The creation or imposition of any Lien on any of its Assets.

         4.3 CAPITAL STOCK. The authorized capital stock of FirstFederal Financial consists of:

                  (a) 20,000,000 shares of FirstFederal Common Stock, of which 4,052,757 shares are issued and outstanding; and 440,408 shares are held in treasury as of September 30, 1996.

                  (b) 1,500,000 shares serial preferred stock, no par value, of which (i) 500,094 shares of 7% Cumulative Convertible Series A are outstanding and (ii) 480,977 shares of 6.5% Cumulative Convertible Series B are outstanding as of September 30, 1996.

         All issued and outstanding shares of FirstFederal Common Stock are validly issued and outstanding, fully paid and nonassessable and were not issued in violation of any preemptive right of any stockholder of FirstFederal. As of the date hereof, no shares of FirstFederal Common Stock were reserved for issuance except that 526,389 shares were reserved for issuance upon the exercise of options granted heretofore pursuant to FirstFederal's stock option plan.

Options have been granted with respect to 410,349 shares, all of which are presently held by the employees, officers, and directors of Thrift Subsidiary. As of the date hereof, there are no other outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating FirstFederal to issue (or to transfer from treasury) any additional shares of its capital stock of any class.

         FirstFederal has taken all action necessary so that the execution of this Merger Agreement and the consummation of the transactions contemplated hereby do not and will not result in the grant of any rights to any person under any agreements or enable rights to any capital stock of FirstFederal to be exercised, distributed, or triggered, except as otherwise provided in this Merger Agreement.

         4.4 SEC DOCUMENTS/REGULATORY FILINGS. FirstFederal Financial has filed all SEC documents required by the security laws and such SEC documents complied as of their respective dates of filing in all material respects with security laws. FirstFederal has filed all reports required by statute or regulation to be filed with any federal or state banking or thrift regulatory agency except where the failure to so file would not have a Material Adverse Effect on FirstFederal, and such reports were prepared in accordance with the applicable statutes, regulations, and instructions in existence as of the date of filing of such reports in all material respects.

         4.5      SUBSIDIARIES.

                  (a) FirstFederal does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, thrift, or other organization, except as disclosed on
         Section 4.5 of the Disclosure Schedule. The outstanding shares of capital stock of each Subsidiary are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly owned by FirstFederal, free and clear of all liens, claims, and encumbrances. No Subsidiary has any outstanding securities of any kind, nor any outstanding options, warrants, or other rights entitling another person to acquire any securities of a Subsidiary of any kind other than the shares of capital stock owned by FirstFederal.

                  (b) Each Subsidiary is a duly organized corporation or savings and loan association validly existing and in good standing under applicable laws. Each Subsidiary (i) has all requisite power and authority to carry on its business as now conducted; and (ii) is duly licensed or qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be so licensed or qualified would have a Material Adverse Effect on FirstFederal. Each Subsidiary has all federal, state, and local governmental authorizations necessary for it to own or lease its properties or assets and to carry on its business as is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on FirstFederal.

         4.6 AFFILIATE TRANSACTIONS. Except as disclosed in Section 4.6 of the Disclosure Schedule, as of the date of this Merger Agreement:

                           (i) There are no Liabilities between FirstFederal, on the one hand, and the officers and directors of FirstFederal, on the other hand, that were not incurred on an arm's length basis;

                           (ii) No executive officer, director, or Affiliate of
                  a director or executive officer provides, provided, or caused or causes to be provided any Assets, services, or facilities to FirstFederal or otherwise does business with FirstFederal, other than on an arm's length basis.

         4.7 BOOKS AND RECORDS. The Books and Records of FirstFederal fairly reflect in all material respects the transactions to which it is a party and by which its properties are subject or bound. Such Books and Records have been properly kept and maintained in compliance in all material respects with GAAP and all applicable legal requirements.

         4.8 FINANCIAL STATEMENTS. The FirstFederal Financial Statements, all previously provided to Summit, fairly present the consolidated financial position of FirstFederal Financial and its consolidated Subsidiaries as of the date indicated, and the consolidated results of operations, changes in shareholders' equity and cash flows of FirstFederal Financial and its consolidated Subsidiaries for the period then ended in conformity with GAAP. There are no material Liabilities of FirstFederal required to be disclosed in FirstFederal's Financial Statements other than the Liabilities disclosed in such Financial Statements (including footnotes). All monetary Liabilities and material non-monetary Liabilities incurred after the date of the Financial Statements were incurred in the ordinary course of business consistent with past practices and in the aggregate are not material to FirstFederal's business. Except for those Subsidiaries listed in Section 4.8 of the Disclosure Schedule, the statements of financial condition and results of operations of each Subsidiary are, and for all periods referred to in this Section 4.8 have been, consolidated with those of FirstFederal Financial.

         4.9 ABSENCE OF CHANGES. Since September 30, 1996: (i) there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change, in the Business or Condition of FirstFederal; (ii) neither FirstFederal's chief executive officer nor its chief financial officer is aware of any events which have occurred since September 30, 1996, or which are reasonably certain to occur in the future and which reasonably can be expected to result in any Material Adverse Effect in the Business or Condition of FirstFederal; and (iii) there have been no material changes in the methods of business operation of FirstFederal.

         4.10 CONSENT. Except as set forth in Section 4.10 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to FirstFederal in connection with the execution and delivery of this Merger Agreement or the consummation of the transactions contemplated hereby.

         4.11     TAXES.

                  (a) FILING OF TAX RETURNS. Except where properly extended, within the times and in the manner prescribed by law, FirstFederal has filed all federal, state, and local tax returns required by law. Except as disclosed in Section 4.11(a) of the Disclosure Schedule, the federal income tax returns of FirstFederal have not been audited or investigated by the Internal Revenue Service for the preceding five years. Except as reflected on Section 4.11 of the Disclosure Schedule, there are no present disputes as to taxes payable by FirstFederal. In addition, all tax returns and reports required by applicable law or governmental regulations have been filed by FirstFederal, and such returns and reports are (and as to such returns and reports not filed as of the date hereof, will be) true, correct, and complete in all material respects and present, fairly and accurately, the information required to be shown therein. There are not and will not be any tax deficiencies assessed against FirstFederal that would have a Material Adverse Effect on FirstFederal, and there are no tax deficiencies proposed or threatened, and no audit of FirstFederal by any federal, state or local authority is in progress, and FirstFederal has not received notice regarding any audit.

                  (b) PAYMENT OF TAXES. FirstFederal has, within the time and in the manner prescribed by law, paid in full (and until the Closing Date will pay within the time and in the manner prescribed by law) payroll taxes (including, but not limited to, Social Security taxes), franchise taxes, sales and use taxes, personal property taxes, real estate taxes and assessments, and local, state and federal income taxes. In addition, FirstFederal will pay or make timely provision for payment of all such taxes thereafter payable by FirstFederal so that no Lien for any such taxes will be placed (or attempted) upon any of the Assets, on or following the Closing Date.

                  (c) TAX RESERVES. Except as disclosed in Section 4.11(c) of the Disclosure Schedule, the amounts established as accruals for taxes on the Financial Statements and on the Books and Records of FirstFederal are reasonably expected to be sufficient for the payment of all taxes of any kind, whether disputed or not, and whether accrued, due, absolute, contingent or otherwise, which were or which may be payable by FirstFederal for any periods or fiscal years prior to or including the Closing Date, including all taxes imposed before or after the Closing Date which are attributable to any such period or fiscal year. No differences exist between the amounts of the book basis and the tax basis of Assets (net of Liabilities) that are not accounted for by an accrual on the books for federal income tax purposes.

                  (d) EXTENSIONS AND WAIVERS. Except as disclosed in Section 4.11(d) of the Disclosure Schedule, FirstFederal has not requested any extension of time within which to file any tax return, which tax return has not since been filed, nor has FirstFederal executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or tax returns.

         4.12 LITIGATION. Except as disclosed in Section 4.12 of the Disclosure Schedule:

                  (a) There is no material pending or threatened litigation involving FirstFederal as defendant or plaintiff. There is no suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or threatened, against or affecting FirstFederal, or its business or Assets that if decided adversely to FirstFederal, would result in a Material Adverse Effect on FirstFederal. FirstFederal is not in default with respect to any Order of any federal, state, local or foreign court, department, agency, or instrumentality.

                  (b) There are no facts or circumstances known to FirstFederal that could reasonably be expected to give rise to any claim that would be required to be disclosed pursuant to clause (a) above.

         4.13 COMPLIANCE WITH LAWS. FirstFederal has complied with and is not in violation of, applicable federal, state, or local statutes, laws and regulations (including, without limitation, any applicable building, zoning, or other law, ordinance, or regulation) affecting its properties or the operation of its business, including without limitation the Real Estate Settlement Procedures Act, Fair Debt Collection Practices Act, Fair Credit Reporting Act, Equal Credit Opportunity Act, Truth in Lending Act, Occupational Safety and Health Act of 1970, the Fair Labor Standards Act of 1938, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, Federal Age Discrimination in Employment Act of 1967, Consolidated Omnibus Budget Reconciliation Act of 1985, the Workers Adjustment and Retraining Notification Act of 1988, Civil Rights Act of 1991, Americans with Disabilities Act of 1991, the Family and Medical Leave Act of 1993, as all such have been amended, except which individually or in the aggregate do not and insofar as reasonably can be foreseen, in the future will not have a Material Adverse Effect on FirstFederal. Except as disclosed in
Section 4.13 of the Disclosure Schedule, no investigation or review by any governmental entity with respect to FirstFederal outside the ordinary course of business and not generally applicable to entities engaged in the same business is pending or, to the knowledge of FirstFederal, threatened, nor has any governmental entity indicated an intention to conduct the same in each case other than those, the outcome of which will not have a Material Adverse Effect on FirstFederal.

         Further, neither FirstFederal nor any employee, officer, or director has knowingly engaged in any activity or knowingly omitted to take any action which, in any material way, has resulted or reasonably could be expected to result in the violation of i) any local, state or federal law including without limitation the Bank Secrecy Act, the Community Reinvestment Act, applicable consumer protection and disclosure laws and regulations, including without limitation, Truth in Lending, Truth in Savings and similar disclosure laws and regulations, and equal employment and employment discrimination laws and regulations) or ii) any regulation, order, injunction or decree of any court or governmental body, the violation of either of which could reasonably be expected to have a Material Adverse Effect on FirstFederal.


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



         4.14     BENEFIT PLANS.

                  (a) Section 4.14 of the Disclosure Schedule contains a true and complete list of all employee benefit plans within the meaning of
         Section 3(3) of ERISA ("Employee Benefit Plans"), whether or not any such Employee Benefit Plans are otherwise exempt from the provisions of ERISA, established, maintained or contributed to or obligated to form a fund by FirstFederal (FirstFederal shall include, for purposes of this Section 4.14 only, all employers, whether or not incorporated, which by reason of common control are treated together with FirstFederal as a single employer within the meaning of Code Section 414(b) and (c) since September 2, 1974.)

                  (b) FirstFederal does not maintain or contribute to any such employee benefit plan subject to ERISA which is not in substantial compliance with ERISA, or which has incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of ERISA, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code. FirstFederal has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any employee benefit plan covering any employees of FirstFederal or ceased operations at any facility or withdrawn from such plan in a manner which could subject it to liability under Section 4062(e), 4063 or 4064 of ERISA, and knows of no facts or circumstances which might give rise to any liability of FirstFederal to the PBGC under Title IV of ERISA. FirstFederal has not incurred any withdrawal liability within the meaning of Sections 4201 and 4204 of ERISA, to any employee benefit plan which is a multiemployer plan (as defined in Section 4001 of ERISA), and no event has occurred, and there exists no condition or set of circumstances, which presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any multiemployer plan which could result in any liability to FirstFederal.

                  (c) Full payment has been made of all amounts which FirstFederal is required for any reason to have paid as contributions to any Employee Benefit Plan as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the final Closing Date. FirstFederal has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

                  (d) Each Employee Benefit Plan intended to be qualified under
         Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and nothing has occurred since the effective date of the last such determination which resulted in or is likely to result in the revocation of such determination.

                  (e) No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Employee Benefit Plan and FirstFederal has not engaged in any transaction with respect to the Employee Benefit Plans which would subject FirstFederal to a tax, penalty or liability for prohibited transactions under ERISA or the Code nor have any of FirstFederal's directors, officers, or employees to the extent they or any of them are fiduciaries with respect to such plans, breached any of their responsibilities or obligations under Title I of ERISA.

                  (f) FirstFederal has furnished Summit with true and complete copies of: (i) all Employee Benefit Plans as in effect, together with all amendments thereto which will become effective at a later date;
         (ii) the most recent Internal Revenue Service determination letter issued with respect to each Employee Benefit Plan; and (iii) Form 5500 for the most recent completed fiscal year for each Employee Benefit Plan required to file such form.

                  (g) There are no material actions, suits or claims pending or threatened, against the Assets of any Employee Benefit Plan.

                  (h) The plans are qualified under Code Section 401 and the associated trust funds are exempt from tax under Code Section 501.

                  (i) Each Employee Benefit Plan which FirstFederal maintains has at all times been administered in material compliance with all applicable requirements of ERISA, including all reporting requirements, with respect to the Internal Revenue Service, the Department of Labor and the Pension Benefit Guaranty Corporation and including all disclosure requirements with respect to plan participants and beneficiaries.

                  (j) FirstFederal does not maintain nor is it under any obligation or duty to establish any type of post retirement benefit, medical, or life insurance plan for its employees.

         4.15 REAL PROPERTY. In addition to the representations and warranties contained in Section 4.16, FirstFederal hereby makes the following additional representations, warranties and covenants to and with Summit regarding the Real Property owned or leased by FirstFederal as listed on Section 4.15 of the Disclosure Schedule:

                  (a) Section 4.15(a) of the Disclosure Schedule contains a true and correct list of (i) each parcel of Real Property owned by FirstFederal, (ii) each parcel of Real Property leased by FirstFederal (as lessor or lessee), and (iii) all Liens relating to or affecting any parcel of Real Property owned by FirstFederal, and except as listed in
         Section 4.15(a) of the Disclosure Schedule, such Real Property owned by FirstFederal is free and clear of all Liens, encumbrances, security interests, pledges, equities, claims of others or restrictions whatsoever, except:

                           (i)      Zoning and building ordinances and
                  regulations which do not prohibit or restrict the present use of the Real Property;

                           (ii) Real estate taxes and assessments, both general and special, which may be a Lien but are not yet due and payable as of the Closing Date;

                           (iii)    Easements, covenants, agreements,
                  encumbrances, conditions,
                  reservations, restrictions, of record or other exceptions affecting the real estate, if any, which are disclosed to Summit and approved in writing by Summit prior to the Closing Date.

         FirstFederal has adequate rights of ingress and egress with respect to such Real Property, buildings, structures, facilities, fixtures and other improvements. FirstFederal has not received any notice or has knowledge that the Real Property, as currently used by FirstFederal, is in violation of any applicable federal, state or local statute, ordinance, order, requirement, law, rule or regulation (including without limitation, building, zoning or Environmental Laws) affecting the Real Property, or that would have a Material Adverse Effect on the value of the Real Property or its continued operation and use in the ordinary course of business.

                  (b) The zoning of the Real Property permits the presently existing improvements and the conduct and continuation of the business presently being conducted on such Real Property.

                  (c) FirstFederal has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Real Property leased by it for the full term of the lease thereof. Each lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of FirstFederal and of each other person that is a party thereto, and except as set forth in Section 4.15(c) of the Disclosure Schedule, there is no, and FirstFederal has not received notice of any default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. None of the leases will terminate or lapse by reason of the transactions contemplated by this Merger Agreement.

                  (d) Except as disclosed in Section 4.15(d) of the Disclosure Schedule, the improvements on the Real Property are structurally sound and in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are presently being used and, to the knowledge of FirstFederal, there are no condemnation or appropriation proceedings pending or threatened against any of such Real Property or the improvements thereon.

         4.16     ASSETS.  With respect to the Assets:

                  (a) Except as listed on Section 4.16(a) of the Disclosure Schedule, FirstFederal has not received any notice nor does it have any knowledge of any information that there has been any violation of any statute, law, ordinance, or regulation of any governmental entity affecting its Assets with respect to health, safety and environmental and pollution control, including the disposition of hazardous or toxic waste materials or emissions into the air, soil or water, or any form of contamination that would have a Material Adverse Effect on the value of the Assets or the continued use of the Assets by FirstFederal in the ordinary course of business.

                  (b) Except as provided in Section 4.16(b) of the Disclosure Schedule, FirstFederal has good and marketable title to the Assets, free and clear of all Liens, encumbrances, security interests, pledges, equities, claims of others or restrictions whatsoever.

                  (c) All equipment owned by FirstFederal is now in good working condition and, as of the Closing Date, will be in good working condition with no material defects other than those items identified to Summit in Section 4.16(c) of the Disclosure Schedule, and except as disclosed in Section 4.16(c) of the Disclosure Schedule, no expenditures in excess of $100,000.00 are planned for the routine, normal maintenance of such equipment. Except as stated in Section 4.16(c) of the Disclosure Schedule, no personal property used by FirstFederal in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is other than in the possession and under the control of FirstFederal. The tangible personal property reflected in those Books and Records constitutes all such tangible personal property necessary for the conduct by FirstFederal of its business as now conducted.

         4.17 INTELLECTUAL PROPERTY. Except as previously disclosed, FirstFederal or a Subsidiary owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary in all material respects to conduct the business and operations of FirstFederal and the FirstFederal Subsidiaries as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on FirstFederal. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on FirstFederal.

         4.18     CONTRACTS.

                  (a) Section 4.18(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of all Material Contracts of FirstFederal including, but not limited to, the following:

                           (i) Contracts and other agreements with any current or former officer, director, shareholder, affiliate, employee, consultant, or agent;

                           (ii) Contracts with any person containing any provision or covenant prohibiting or limiting the ability of FirstFederal to engage in any business activity or compete with any person, or prohibiting or limiting the ability of any person to compete with FirstFederal;

                           (iii) Contracts relating to the future disposition or acquisition of any Assets, other than dispositions or acquisitions in the ordinary course of business consistent with past practice;

                           (iv) Contracts under which FirstFederal agrees to indemnify any person;

                           (v) Contracts and other agreements relating to the borrowing of money other than federally insured deposits, creation of Liens, issuance of letters of credit, or the guarantee of the payment of Liabilities or performance of obligations by FirstFederal;

                           (vi) Contracts and other agreements relating to provision of services which are not cancelable without penalty in thirty (30) or fewer days' notice;

                           (vii)  powers of attorney;

                           (viii) other contracts and other agreements made
                  outside the ordinary course of business; and

                           (ix) all other contracts that involve the payment or potential payment, pursuant to the terms of any such contract, by or to FirstFederal of more than $250,000 and cannot be terminated within 360 calendar days after giving notice of termination without resulting in any material cost or penalty to FirstFederal or any Subsidiary.

                  (b) Each Contract required to be disclosed in Section 4.18(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and except as disclosed in Section 4.18(b) of the Disclosure Schedule neither FirstFederal, nor, to the knowledge of FirstFederal, any other party to such Contract, is or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract). None of the Contracts disclosed in Section 4.18(a) of the Disclosure Schedule will terminate or lapse by reason of the transactions contemplated by this Merger Agreement.

                  (c) Except as disclosed in Section 4.18(c) of the Disclosure Schedule, FirstFederal is not a party to or bound by any Contract that has been or could reasonably be expected to have, individually or in the aggregate with any other such Contracts, a Materially Adverse Effect on FirstFederal.

                  (d) Except as disclosed in Section 4.18(d) of the Disclosure Schedule and any other Section of the Disclosure Schedule, there are no Contracts, commitments, leases, permits or other instruments necessary to hold the Assets by FirstFederal, as and where now held by FirstFederal, or to conduct the business of FirstFederal, as and where now operated by FirstFederal, or related to the operation or management of the Assets.

         4.19 POOLING OF INTERESTS. As of the date of this Merger Agreement, FirstFederal knows of no reason relating to it which would reasonably cause it to believe that the Merger will not qualify as a pooling of interests for financial accounting purposes.

         4.20     RESERVED.

         4.21     LICENSES.   Except as disclosed in Section 4.21 of the
Disclosure Schedule:

                           (i)   FirstFederal owns or validly holds all
                  Licenses that are material to its business or operations;

                           (ii)  each License of FirstFederal is valid,
                  binding and in full force and effect; and

                           (iii) FirstFederal has not received any notice that
                  it is in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

None of the Licenses of FirstFederal will terminate or lapse by reason of the transactions contemplated by this Merger Agreement.

         4.22 INSURANCE. To the best of FirstFederal's knowledge, FirstFederal has maintained and now maintains (i) insurance on all its Assets of a type customarily insured, covering property damage and loss of income by fire or other casualty including, but not limited to, occurrence-based general liability insurance, and (ii) adequate insurance protection against all Liabilities, claims and risks against which it is customary to insure. To the best of FirstFederal's knowledge after due inquiry, except as disclosed in Section 4.22 of the Disclosure Schedule, there is no breach or default with respect to any material provision contained in any policy or binder described in this provision and there has not been any failure to give any notice or present any claim under any such policy or binder in due or timely fashion. There are no outstanding unpaid premiums, and there are no provisions for retrospective or retroactive premium adjustments except as set forth in Section 4.22 of the Disclosure Schedule, and FirstFederal has not received notice of any cancellations or nonrenewal or disallowance of any claims under any such policy or binder. Finally, except as disclosed in Section 4.22 of the Disclosure Schedule, there has not been any instance since the formation of FirstFederal where there has not been in full force and effect insurance policies providing the types of insurance as described above. The insurance coverage provided by the policies described in this section will not terminate or lapse by reason of the transactions contemplated by this Merger Agreement.

         4.23 BROKERS AND FINDERS. Neither FirstFederal nor any of its respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein.

         4.24 EMPLOYEES; LABOR RELATIONS.

                  (a) Section 4.24 of the Disclosure Schedule is a list of all severance contracts, employee handbooks or manuals, and settlements, bonus, stock option, medical, dental or legal reimbursement plans, or hospitalization or insurance plans, or other agreements or arrangements providing for employee remuneration to which FirstFederal is a party or by which FirstFederal is bound; all these contracts and arrangements are in full force and effect, and neither FirstFederal nor any other party is in default thereunder.

                  (b) Except as disclosed on Section 4.24 of the Disclosure Schedule, the employees of FirstFederal are not represented by any labor union, and FirstFederal is not and has not been involved in any representative election, negotiations of a labor agreement, labor dispute or grievance by any employee nor has it committed any act or taken any action which is claimed or charged to have constituted an unfair labor practice. There is no pending or threatened labor dispute, strike, or work stoppage affecting the business.

                  (c) Except as disclosed in the Disclosure Schedule, all employees of FirstFederal and its Subsidiaries are employed at will by FirstFederal or such Subsidiaries.

         4.25 HAZARDOUS SUBSTANCES. FirstFederal represents that, except as disclosed in Section 4.25 of the Disclosure Schedule: (i) none of the Real Property or property previously owned or occupied by FirstFederal or in which FirstFederal has or had any interest, legal or equitable, is contaminated with any hazardous substance; (ii) FirstFederal has, in compliance with all applicable laws of federal, state or local governments, arranged for the disposal of hazardous substances removed from the Real Property and any real property previously owned or occupied by FirstFederal or in which FirstFederal had any interest, legal or equitable through utilization of qualified licensed waste disposal transporters and receivers; (iii) FirstFederal has not caused and will not cause, and to the best of its knowledge, after diligent investigation and inquiry, there never has occurred, the release of any hazardous substance on the Real Property or any real property previously owned or occupied by FirstFederal or in which FirstFederal had any interest, legal or equitable; (iv) the Real Property or any real property previously owned or occupied by FirstFederal or in which FirstFederal had any interest, legal or equitable, is not subject to any federal, state or local "superfund" lien, proceedings, claim, liability or action; (v) FirstFederal is under no threat or likelihood thereof for the cleanup, removal, or remediation of any such hazardous substance from the Real Property or any real property previously owned or occupied by FirstFederal or in which FirstFederal had any interest, legal or equitable; (vi) there is no asbestos on the Real Property; (vii) there is no underground storage tank on the Real Property. The terms "hazardous substance," "release," and "removal" as used herein shall have the same meaning and definition as set forth in paragraphs (14), (22), and (23), respectively, of Title 42 U.S.C. Section 9601 provided, however, that the term "hazardous substance" as used herein also shall include "hazardous waste" as defined in paragraph (5) of 42 U.S.C. Section 6903 and "petroleum" as defined in paragraph (8) of 42 U.S.C. Section 6991. The term "superfund" as used herein means the Comprehensive Environmental Response, Compensation and Liability Act, as amended, being Title 42 U.S.C. Section 9601, ET SEQ., as amended, and any similar state statute or local ordinance applicable to the property, including, without limitation, all rules and regulations promulgated, administered and enforced by any governmental agency or authority pursuant thereto. The term "underground storage tank" as used herein shall have the same meaning and definition as set forth in paragraph (1) of 42 U.S.C.
Section 6991.

         There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, FirstFederal in relation to any property or facility now or previously owned or leased by FirstFederal which have not been delivered to Summit prior to the execution of this Merger Agreement.

         4.26 LOANS. Each loan reflected as an Asset in the FirstFederal Financial Statements (i) is evidenced by notes, agreements, or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on FirstFederal.

         4.27 AGREEMENTS WITH REGULATORS. FirstFederal is not a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental entity outside the ordinary course of business and not generally applicable to entities engaged in the same business, including, without limitation, cease and desist orders of any regulatory authority, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has FirstFederal been advised by any governmental entity that it is contemplating issuing, requiring, or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking. Except as set forth in Section 4.27 of the Disclosure Schedule, FirstFederal has not been cited in any compliance report to FirstFederal, as a result of an examination by any regulatory authority for (i) material violations, or (ii) violations with respect to which refunds or restitutions (which are material in amount to FirstFederal, taken as a whole) may be required.

         4.28 RESERVED.

         4.29 SECURITIES. The investment portfolios of Thrift Subsidiary consist of securities in marketable form. Except as disclosed in Section 4.29 of the Disclosure Schedule, since September 30, 1996, to the date hereof, Thrift Subsidiary has not incurred any unusual or extraordinary losses in its investment portfolio, and, except for events relating to the business environment in general, including market fluctuations, the executive officers of FirstFederal are not aware of any events which are reasonably certain to occur in the future and which reasonably can be expected to result in any material adverse change in the quality or performance of Thrift Subsidiary's investment portfolio on a consolidated basis.

         4.30 DISCLOSURE. To the best of FirstFederal's knowledge after due inquiry, all material facts relating to the business of FirstFederal have been disclosed to Summit in this Merger Agreement. No representation or warranty contained in this Merger Agreement, and no statement contained in the Disclosure Schedule or in any certificate, memorandum, list or other writing provided or furnished to Summit pursuant to any provision of this Merger Agreement (including without limitation the FirstFederal Financial Statements), by FirstFederal on its behalf, contains or will contain any untrue statement of a material fact or omits any material fact, the omission of which would be misleading.

                                  ARTICLE V
                                  ---------
                                  COVENANTS
                                  ---------

         5.1 SUMMIT'S COVENANTS. Summit Bancorp covenants and agrees with FirstFederal Financial that, at all times from and after the date of this Merger Agreement until the Effective Time, Summit will comply with all covenants and provisions of this Section 5.1, except to the extent FirstFederal Financial may otherwise consent in writing.

         5.1.1 ACCESS TO INFORMATION. FirstFederal and its counsel, accountants, and other representatives shall have full access during normal business hours to all Books and Records of Summit. Summit shall furnish to FirstFederal and its representatives all data and information concerning the business and Assets of Summit that may reasonably be requested. Further, during the period from the date of this Merger Agreement until the Effective Time each of Summit and FirstFederal will promptly notify the other of (i) any material change in the normal course of its business; (ii) any governmental complaints, investigations or hearings (or other communications indicating that the same may be contemplated), or receipt of any memorandum or understanding or cease and desist order from a regulatory authority; or (iii) the institution or threat of material litigation involving such parties and will keep the other party fully informed of such events. During such period, FirstFederal and Summit shall promptly provide the other with monthly unaudited financial statements as soon as they are available, and each shall promptly provide the other with copies of all the reports filed by it with any regulatory authority after the date of this Merger Agreement through the Effective Time. Each of Summit and FirstFederal agrees to keep the information contained in the monthly unaudited financial statements strictly confidential.

         5.1.2 CONDUCT OF BUSINESS. Summit shall carry on its business and activities diligently and in substantially the same manner as they previously have been carried out, and shall not make or institute any unusual or novel methods of management, accounting, or operation that will vary materially from those methods used by Summit as of the date of this Merger Agreement.

         5.1.3 CORPORATE MATTERS. Summit will not (i) amend its Articles of Incorporation, Code of Regulations or other charter documents, (ii) issue any shares of its capital stock, (iii) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued, or transferred from treasury, or (iv) agree to do any of the acts listed above.

         5.1.4 DISTRIBUTION AND STOCK.  Summit shall not:

                  (a) Declare, set aside, or pay any dividend, or authorize a stock split, or make any distribution in respect of its capital stock;

                  (b) Directly or indirectly purchase, redeem, or otherwise acquire any shares of its capital stock except that Summit Bancorp shall be entitled to purchase its common stock for the purpose of making a contribution of such common stock to its 401(k) profit sharing plan provided that the cost of such common stock does not exceed $35,000;

                  (c) Enter into any agreement obligating it to do any of the foregoing prohibited acts.

         5.1.5 INSURANCE. Summit will continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business. At the request of FirstFederal and at FirstFederal's sole expense, the amount of insurance against fire and other casualties which Summit carries on any of its properties or in respect of its operations shall be increased by such amount or amounts as FirstFederal shall specify.

         5.1.6 EMPLOYEES. Except as disclosed in the Disclosure Schedule or except in the ordinary course of business and consistent with past practice, Summit will not do, or agree to do, any of the following acts: (i) grant any increase in salaries or wages payable or to become payable to any officer, employee, sales agent, or representative, or (ii) increase benefits payable to any officer, employee, sales agent, or representative under any bonus or pension plan or other Contract or commitment.

         5.1.7 NEW BUSINESS. Summit will not, without FirstFederal's written consent, do or agree to enter into any Contract, commitment, or transaction not in the usual and ordinary course of business.

         5.1.8 AGREEMENTS. Except as disclosed in the Disclosure Schedule, Summit will not modify, amend, cancel, or terminate any of its existing Contracts, or agree to do any of those acts nor enter into any agreement to make, or become obligated to make, any capital expenditures in excess of $25,000; make, enter into or review any agreement for services to be provided to Summit Bancorp or Bank Subsidiary or permit the automatic renewal of any such agreement, except any agreement for services having a term of not more than three months or requiring the expenditure of not more than $25,000; apply to the appropriate regulatory authorities to establish a new branch office or expand any existing branch office; or acquire, become obligated to acquire, or enter into any agreement to acquire, any banking or non-banking company or any branch offices of any such companies.

         5.1.9 BOOKS AND RECORDS. Except to the extent required by applicable law, Summit shall: (i) cause Summit's Books and Records to be maintained in the usual, regular and ordinary manner, and (ii) not permit any material change in any pricing, investment, hedging, accounting, financial or managerial accounting or reporting, credit or allowance or in any method of calculating any contingency or other reserve of Summit Bancorp or any Subsidiary for accounting, financial reporting or tax purposes.

         5.1.10 COMPLIANCE WITH LAWS. Summit shall comply, in all material respects, with all laws, rules, regulations, and Orders applicable to the business of Summit and promptly, following receipt thereof, give FirstFederal copies of any notice received alleging any violation of any such law or Order.

         5.1.11 SHAREHOLDERS' MEETING. Summit Bancorp, after consultation with FirstFederal, will take all action necessary to call and hold its annual or a special meeting of its shareholders for the purpose of approving this Merger Agreement, and any other documents or actions necessary to the consummation of the Merger provided for herein pursuant to law.

Subject only to (i) Summit Bancorp's Board of Directors' review of FirstFederal Financial's Registration Statement to be filed with the SEC described in this subparagraph and its reasonable satisfaction with the information set forth therein and (ii) the exercise of their fiduciary duties, the Board of Directors of Summit Bancorp intends to inform the shareholders of Summit Bancorp in the proxy materials relating to the annual or special meeting that a majority of directors of Summit Bancorp intend to vote all shares of Summit Common Stock which they own of record or have voting control over in favor of approving this Merger Agreement and any such other necessary documents or actions, and the requisite number of directors under Summit's Articles will recommend approval of this Merger Agreement to the other shareholders of Summit Bancorp. Summit shall cooperate with FirstFederal in the preparation of such proxy materials which shall be included and filed with, as a part of, FirstFederal Financial's Registration Statement filed with the SEC for the registration of the Shares. Neither Summit nor its officers, directors, and representatives will, without FirstFederal's prior written consent, send or deliver any written communications to Summit Bancorp's shareholders in their role as shareholders.

         5.1.12 SOLICITATIONS. Summit shall not, directly or indirectly, and shall cause their respective executive officers, directors, employees, agents and advisors not to, directly or indirectly, solicit or initiate any proposals or offers from any person, or discuss or negotiate with any such person, relating to any acquisition or purchase of all or a material amount of the assets of, or any equity securities of, or any merger, consolidation, or business combination with, Summit Bancorp or the Bank Subsidiary (such transactions are referred to herein as "Acquisition Transactions"), provided, however, that nothing contained in this Section shall prohibit (i) Summit Bancorp or the Bank Subsidiary, as the case may be, from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited proposal of an Acquisition Transaction if and to the extent that (a) the Board of Directors of Summit Bancorp, after consultation with and based upon the written advice of legal counsel, determines in good faith that such action is required for the directors of Summit Bancorp to fulfill their fiduciary duties and obligations to the Summit Bancorp stockholders and other constituencies under OGCL, taking into consideration the bidding procedures engaged in connection with the transactions contemplated hereby and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Summit Bancorp provides immediate written notice to FirstFederal to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, or (ii) the Board of Directors of Summit Bancorp from failing to make, withdrawing or modifying its recommendation referred to in Section 5.11 following receipt of a proposal for an Acquisition Transaction if the Board of Directors of Summit Bancorp, after consultation with and based upon the written advice of legal counsel, determines in good faith that such action is required for the directors of Summit Bancorp to fulfill their fiduciary duties and obligations to the Summit Bancorp stockholders and other constituencies under Ohio law, taking into consideration the bidding procedures engaged in connection with the transactions contemplated hereby.

         5.1.13   BREAK-UP FEE.

                  (a) Summit Bancorp shall pay FirstFederal a fee of $750,000 promptly following termination of this Merger Agreement after the first to occur of any of the following events:


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



                           (i) (A) the shareholders of Summit Bancorp shall not have approved the Merger on or before September 30, 1997 if, prior thereto or the termination date of this Merger Agreement, whichever is earlier, FirstFederal is not in breach of its material obligations, and (B) any person (other than FirstFederal Financial or any affiliate of FirstFederal Financial or any person or entity acting in concert with FirstFederal Financial or such affiliate (a "FirstFederal Entity")) shall have "commenced" (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) a tender offer or exchange offer to purchase shares of Summit Common Stock such that, upon consummation of such offer, such person would have Beneficial Ownership (as defined below) or the right to acquire Beneficial Ownership of twenty-five percent (25%) or more of the voting power of Summit and (C) within twelve (12) months after the earliest of the date of Summit Bancorp shareholders' meeting at which the Merger is submitted for approval and voted upon, the date this Agreement is terminated or September 30, 1997, any person (other than a FirstFederal Entity) shall have entered into a written understanding in principle or an agreement to consolidate or merge with Summit, to acquire all or substantially all of Summit's assets or stock, or to engage in a similar transaction;

                           (ii) (A) if, prior to the termination date of this Merger Agreement, FirstFederal Financial is not in breach of its obligations hereunder, and any person (other than a FirstFederal Entity) shall have acquired Beneficial Ownership or the right to acquire Beneficial Ownership of twenty-five percent (25%) or more of the voting power of Summit and (B) within twelve (12) months after the earliest of the date of Summit Bancorp's shareholders' meeting at which the Merger is submitted for approval and voted upon, the date this Merger Agreement is terminated or September 30, 1997, any person (other than a FirstFederal Entity) shall have entered into a written understanding in principle or an agreement to consolidate or merge with Summit, to acquire all or substantially all of Summit's assets or stock, or to engage in a similar transaction;

                           (iii) (A) the shareholders of Summit Bancorp shall not have approved the Merger on or before September 30, 1997, if, prior thereto or the termination date of this Merger Agreement, whichever is earlier, FirstFederal Financial is not in breach of its obligations hereunder, and (B) subsequent to the date hereof any person (other than a FirstFederal Entity) shall have publicly announced a bona fide interest in
                           (x) acquiring Summit by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction or (y) making an offer described in clause (i) above and in either such case, within twelve (12) months after the earlier of the date of Summit Bancorp shareholders' meeting at which the Merger is submitted for approval and voted upon or September 30, 1997, such person (other than a FirstFederal Entity) shall have entered into a written understanding in principle or an agreement to consolidate or merge

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



                           with Summit, to acquire all or substantially all of Summit's assets or stock, or to engage in a similar transaction;

                           (iv) (A) the shareholders of Summit Bancorp shall not have approved the Merger on or before September 30, 1997, if, prior thereto or the termination date of this Merger Agreement, whichever is earlier, FirstFederal Financial is not in breach of its obligations hereunder, and (B) any person, with respect to Summit Common Stock, shall have publicly solicited proxies or written consents or become a "participant" in any "solicitation" (as such terms are defined in Regulation 14A under the Exchange
                           Act) in opposition to the Merger and within twelve
                           (12) months after the earlier of the date of Summit Bancorp's shareholders' meeting at which the Merger is submitted for approval and voted upon or September 30, 1997, such person (other than a FirstFederal Entity) shall have entered into a written understanding in principle or an agreement to consolidate or merge with Summit, to acquire all or substantially all of Summit's assets or stock, or
                           to   engage in a similar transaction;

                           (v) unless FirstFederal Financial is in breach of its obligations hereunder, the Board of Directors of Summit Bancorp, other than as required in the exercise of its fiduciary duties (as determined in good faith by such directors), fails to make, withdraws, or modifies in a manner adverse to FirstFederal Financial, its recommendation that shareholders of Summit Bancorp vote to approve the Merger before the date of Summit Bancorp's shareholders' meeting at which the Merger is to be submitted for approval and voted upon and where Summit Bancorp has not terminated this Merger Agreement pursuant to the provisions of Section
                           5.1.11 hereof; or

                           (vi) unless FirstFederal Financial is in breach of its obligations hereunder, at or prior to Summit Bancorp's shareholders' meeting at which the Merger is submitted for approval and voted upon or prior to the termination date of this Agreement, whichever is earlier, a person (other than a FirstFederal Entity) enters into a written understanding in principle or an agreement to consolidate or merge with Summit, to acquire all or substantially all of Summit's assets or to engage in a similar transaction.

                  (b) As used in this Section, Beneficial Ownership shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

         5.1.14 CONFIDENTIALITY. Except as may be required by law, Summit agrees that unless and until the Closing has been consummated, Summit, its officers, directors, and other representatives, will hold in strict confidence and will not use to the detriment of FirstFederal any data or information contained in connection with this transaction or Merger Agreement with respect to FirstFederal's business. If the transactions contemplated by this Merger Agreement are not consummated, Summit will return to FirstFederal all such data and information that FirstFederal may reasonably request that was made available to Summit in connection with this


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



transaction.

         5.1.15 RESTRICTED STOCK. Prior to the Closing Date but subsequent to both Regulatory Approval, and approval of this Merger Agreement by Summit's shareholders; Summit Bancorp shall (i) take all action necessary to cause the release and lapse of the restrictions set forth in the Restricted Stock Award Agreement dated August 15, 1996, by and between Summit Bancorp and David C. Vernon ("Vernon") on the restricted Summit Common Shares owned by Vernon; and
(ii) notwithstanding any other provision to the contrary, pay a bonus to Vernon in an amount not greater than $290,000 (the total local, state and federal income and related withholding taxes payable by Vernon as a result of the inclusion in his gross income of amounts attributable to the lapse of the restrictions set forth in the Restricted Stock Award Agreement). In the event the bonus is to be greater than $290,000, Summit Bancorp shall request that FirstFederal Financial provide written consent prior to the authorization or payment of such bonus.

         5.2 FIRSTFEDERAL'S COVENANTS. FirstFederal Financial covenants and agrees with Summit Bancorp that, at all times from and after the date of this Merger Agreement until the Effective Time, FirstFederal will comply with all covenants and provisions of this Section 5.2, except to the extent Summit Bancorp may otherwise consent in writing.

         5.2.1 LISTING. FirstFederal Financial will file the appropriate form with the National Association of Securities Dealers, Inc. ("NASD") at the time prescribed by applicable rules and regulations. In addition, FirstFederal Financial will use its best efforts to maintain its listing on Nasdaq.

         5.2.2 RESERVED.

         5.2.3 EMPLOYEE BENEFIT PLANS. All Bank Subsidiary's employees retained by FirstFederal shall receive the standard package of FirstFederal employee welfare benefits which are in place throughout the FirstFederal holding company system. These benefits include group health and major medical insurance, group life insurance, and profit sharing participation, and other customary benefits. Summit's employees shall be entitled to participate immediately following the Closing Date in all employee benefit plans sponsored by FirstFederal on the same terms and to the same extent as similarly situated employees. Such employees shall receive credit for their period of service to Summit for purposes of determining participation and vesting in all FirstFederal employee benefit plans. An employee's entitlement to benefits under such FirstFederal plans shall be subject to the limits set out in Section 415 of the Code.

         5.2.4 CONFIDENTIALITY. Except as may be required by law, FirstFederal agrees that unless and until the Closing has been consummated, FirstFederal, its officers, directors, and other representatives, will hold in strict confidence and will not use to the detriment of Summit any data or information obtained in connection with this transaction or Merger Agreement with respect to Summit's business. If the transactions contemplated by this Merger Agreement are not consummated, FirstFederal will return to Summit all such data and information that Summit may reasonably request that was made available to FirstFederal in connection with this transaction.


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



         5.3 MUTUAL COVENANTS. Summit Bancorp and FirstFederal Financial covenant and agree with each other that, at all times from and after the date of this Merger Agreement until the Effective Time, each will comply with all covenants and provisions of this Section 5.3, except to the extent the other party may otherwise consent in writing.

         5.3.1    POOLING OF INTEREST.

                  (a) The merger between Summit Bancorp and FirstFederal Financial is intended to be structured to qualify for treatment under present accounting rules as a pooling of interests, and Summit and FirstFederal agree to take no action which would disqualify this treatment under GAAP.

                  (b) Consistent with GAAP, Summit Bancorp agrees that, on or before the Effective Time, based on a review of Bank Subsidiary's loan losses, current classified assets and commercial, multi-family and residential mortgage loans, Summit will work with FirstFederal with a goal of establishing collection procedures, internal valuation reviews, credit policies and practices and general valuation allowances which are consistent with guidelines used within the FirstFederal holding company system to the extent permitted by law and consistent with the fiduciary duties of the directors and other officers of Summit Bancorp and Bank Subsidiary at such times as reasonably requested by FirstFederal; provided, however, that neither Summit Bancorp nor Bank Subsidiary shall be obligated to make any such changes or adjustments until the following conditions have been satisfied: (i) each of the conditions precedent to Closing specified in Articles VI and VII of this Agreement shall have been satisfied and (ii) FirstFederal Financial shall certify to Summit Bancorp in writing that, as of the date as of which such request is being made, FirstFederal is aware of no facts or circumstances which would permit FirstFederal to terminate this Agreement pursuant to Article XI of this Merger Agreement. FirstFederal shall provide such assistance and direction to Summit as is necessary in conforming to such policies, practices and procedures.

                  (c) FirstFederal and Summit shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of FirstFederal or Summit within the meaning of Rule 145 promulgated by the SEC under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment. FirstFederal and Summit shall use its respective best efforts to cause each person so identified to deliver to FirstFederal or Summit, as the case may be, no later than 30 days prior to the Effective Time, a written agreement (which agreement shall be mutually satisfactory to counsel for FirstFederal and Summit). Shares of Summit Common Stock issued to such FirstFederal and Summit affiliates in exchange for FirstFederal Common Stock or previously owned by them shall not be transferable until such time as financial results covering at least 30 days of combined operations of FirstFederal Financial and Summit Bancorp have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this section.

                  (d) FirstFederal Financial shall use its best efforts to publish no later than ninety (90) days after the end of the first month after the Effective Time in which there are at least thirty (30) days of post-Merger combined operations
         (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

         5.3.2 PROXY STATEMENT; REGISTRATION STATEMENT. As promptly as practicable after the date hereof, Summit and FirstFederal shall cooperate in the preparation of the proxy statement to be mailed to the shareholders of Summit Bancorp in connection with the Merger and the transactions contemplated hereby and to be filed by FirstFederal Financial as part of the Registration Statement. FirstFederal will advise Summit, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the FirstFederal Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. FirstFederal shall take all actions necessary to register or qualify the shares of FirstFederal Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof.

         5.3.3 DISCLOSURE. None of the information supplied by Summit for inclusion in the proxy statement or in the Registration Statement, will, in the case of the proxy statement or any amendments thereof, at the time of the Summit Bancorp shareholders' meetings or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.3.4 APPLICATIONS. As promptly as practicable after the date hereof, Summit and FirstFederal shall cooperate in the preparation and submission of any requisite applications for prior approval of the transactions contemplated herein, including applications and/or notices from the Office of Thrift Supervision, Office of Comptroller of the Currency, Federal Reserve Board, Department of Justice, and the Ohio Department of Commerce, Division of Financial Institutions, as may be appropriate, and each of the parties hereto shall, and they shall cause their respective Subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body, the approval of which is required for consummation of the Merger. FirstFederal Financial and Summit Bancorp each represents and warrants to the other that all information concerning it and its directors, officers, shareholders and Subsidiaries included (or submitted for inclusion) in any such application and furnished by it shall be true, correct and complete in all material respects. Further, each party shall provide such information and communication as may be requested as part of such filings as promptly as possible and shall cooperate with each other in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Merger Agreement commenced by any regulatory authority.

         5.3.5 MUTUAL INDEMNITY. FirstFederal Financial and Summit Bancorp shall each indemnify and hold the other harmless for any claim, liability or expense (including reasonable attorneys' fees) arising from a misstatement or omission in the applications submitted to regulatory agencies for approval of the transaction contemplated by this Merger Agreement relating to the indemnifying party which is based or made in reliance upon any representation, warranty, or covenant of such party in this Merger Agreement or any certification, document, or other information furnished or to be furnished by such party pursuant to this Merger Agreement. From and after Closing Date, this section shall be of no further force or effect.

         5.3.6    BEST EFFORTS.

                  (a) FirstFederal Financial and Summit Bancorp shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 5.3.2 and 5.3.4 above, and
         (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that Summit Bancorp shall not agree to make any payments or modifications to agreements in connection therewith without the prior written consent of FirstFederal Financial, which consent shall not be unreasonably withheld and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Merger Agreement, that would materially delay such completion, or that would adversely affect the qualification of the Merger for pooling of interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code. In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on either of the parties within 30 days of such request.

                  (b) Summit Bancorp shall give prompt notice to FirstFederal Financial, and FirstFederal Financial shall give prompt notice to Summit Bancorp, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of FirstFederal or Summit, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy such failure.

                  (c) Each party shall provide and shall request its auditors to provide the other party with such historical financial information regarding it (and related audit reports and consents and certificates) as the other party may reasonably request for any securities disclosure purposes.

         5.3.7 DELIVERY OF SUPPLEMENTS TO DISCLOSURE SCHEDULES. Five (5) business days prior to the Effective Time, each party will supplement or amend its Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Merger Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule.

                                 ARTICLE VI
                                 ----------
             CONDITIONS PRECEDENT TO FIRSTFEDERAL'S PERFORMANCE
             --------------------------------------------------

         The obligations of FirstFederal Financial under this Merger Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Article VI. FirstFederal Financial may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by FirstFederal Financial of any of its other rights or remedies, at law or in equity, if Summit Bancorp shall be in default of any of its representations, warranties, or covenants under this Merger Agreement.

         6.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Summit Bancorp contained in this Merger Agreement were true when made in all material respects, and shall be true in all material respects as of the Closing Date (after giving effect to any changes contemplated or provided for in this Merger Agreement) with the same force and effect as if made at and as at the time of the Closing Date, except for breaches of representations and warranties which would not have or would not reasonably be expected to have a Material Adverse Effect on Summit, and Summit Bancorp shall deliver at Closing a written certification thereof.

         6.2 PERFORMANCE OF SUMMIT. Summit Bancorp shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Merger Agreement to be performed or complied with by it on or before the Closing Date, except for breaches of obligations which would not have, or would not reasonably be expected to have, any Material Adverse Effect on Summit.

         6.3 NO MATERIAL CHANGES. During the period from September 30, 1996, to the Closing Date, there shall not have been any material adverse change in the Business or Condition of Summit, and Summit shall not have sustained any material loss or damage to its Assets, whether or not insured, that has a Material Adverse Effect on Summit.

         6.4 CORPORATE APPROVAL. The execution and delivery of this Merger Agreement by Summit Bancorp and the performance of its covenants and obligations under it shall have been duly authorized by all necessary corporate and shareholder action, and FirstFederal Financial shall have received copies of all resolutions pertaining to that authorization certified by the Secretary of Summit Bancorp.

         6.5 CONSENTS. All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Merger Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Summit Bancorp and


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



delivered to FirstFederal Financial.

         6.6 EMPLOYMENT AGREEMENTS. The Employment Agreements with David C. Vernon and Jon W. Park in the form set forth in Exhibits A-1 and A-2, dated the Closing Date, shall have been executed and delivered by the parties as called for therein.

         6.7 OPINION OF COUNSEL. FirstFederal Financial shall have received the opinion of Brouse & McDowell, counsel to Summit, dated the Closing Date, substantially in the form and to the effect of Exhibit E hereto, and to such further effect as FirstFederal Financial may reasonably request.

         6.8 FIRSTFEDERAL'S DUE DILIGENCE. Based upon FirstFederal's due diligence from the date of the execution of this Merger Agreement to the Closing Date, FirstFederal has not discovered any material misrepresentation or breach of warranty or any other matters not adequately disclosed on the Disclosure Schedule, that would have a Material Adverse Effect on Summit.

         6.9 REGULATORY APPROVAL.

         (a) FirstFederal shall have received all regulatory approvals required or deemed necessary in connection with the transactions contemplated by this Merger Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of FirstFederal Financial so materially and adversely affects the anticipated economic and business benefits to FirstFederal, of the transactions contemplated by this Agreement as to render consummation of such transaction inadvisable;

         (b) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, and no proceeding shall be pending or to the knowledge of FirstFederal threatened by the SEC to suspend the effectiveness of such Registration Statement, and FirstFederal shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary.

         6.10 POOLING OF INTEREST. FirstFederal Financial shall have received a letter from KPMG Peat Marwick, LLP, FirstFederal Financial's independent public accountants, to the effect that the Merger will qualify for pooling of interest accounting treatment.

         6.11 ACCOUNTANT'S LETTERS. FirstFederal Financial shall have received from Crowe, Chizek and Company letters dated not more than five days prior to
(i) the effective date of the Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding Summit, each in form and substance which is customary in transactions of the nature contemplated by this Agreement.

         6.12 BANK SUBSIDIARY BOARD OF DIRECTORS. Bank Subsidiary's Board of Directors will


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



appoint to the Bank Subsidiary's Board of Directors at the Effective Time two individualS to be recommended by FirstFederal Financial but subject to the approval of the Bank Subsidiary's Board of Directors.

         6.13 OFFICER'S CERTIFICATES. Summit Bancorp shall deliver at Closing an officer's certificate to the effect that all conditions precedent to FirstFederal Financial's performance have been met or waived and that all action required to be taken by Summit to consummate the transactions contemplated herein has been taken.

                                 ARTICLE VII
                                 -----------
                     CONDITIONS TO OBLIGATIONS OF SUMMIT
                     -----------------------------------

         The obligations of Summit Bancorp hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Summit Bancorp in its sole discretion):

         7.1 FIRSTFEDERAL'S WARRANTIES. All representations and warranties by FirstFederal Financial contained in this Merger Agreement or in any written statement delivered by FirstFederal Financial under this Merger Agreement shall be true in all material respects on and as of the Closing as though such representations and warranties were made on and as of that date, except for breaches of representations and warranties which would not or would not reasonably be expected to have a Material Adverse Effect on FirstFederal.

         7.2 FIRSTFEDERAL'S PERFORMANCE. FirstFederal Financial shall have performed and complied with all covenants and agreements, satisfied all conditions that it is required by this Merger Agreement to perform, comply with, or satisfy, before or at the Closing Date, except for breaches of obligations which would not have, or would not reasonably be expected to have, any Material Adverse Effect on FirstFederal.

         7.3 OPINION OF FIRSTFEDERAL'S COUNSEL. FirstFederal Financial shall have furnished Summit Bancorp with an opinion, dated the Closing Date, of Critchfield, Critchfield & Johnston, Ltd., counsel for FirstFederal, in form and substance as set forth in Exhibit F.

         7.4 CORPORATE APPROVAL. The Board of Directors of FirstFederal Financial shall have duly authorized and approved the execution and delivery of this Merger Agreement and all corporate action necessary or proper to fulfill the obligations of FirstFederal Financial to be performed under this Merger Agreement on or before the Closing Date.

         7.5 EMPLOYMENT AGREEMENTS. The Employment Agreement with Jon W. Park in the form set forth in Exhibit A-2 dated the Closing Date, shall have been executed and delivered by FirstFederal Financial.

         7.6 FIRSTFEDERAL BOARD OF DIRECTORS. FirstFederal Financial's Board of Directors will appoint or nominate to the FirstFederal Financial Board of Directors at the Effective Time, David C. Vernon.

         7.7 FAIRNESS OPINION. Summit Bancorp shall have received from McDonald a written fairness opinion, dated on or about the date on which the proxy statement is distributed to Summit Bancorp's stockholders, to the effect that the Exchange Ratio is fair to Summit Bancorp's stockholders from a financial point of view.

                                ARTICLE VIII
                                ------------
                                 THE CLOSING
                                 -----------

         8.1 TIME AND PLACE. The Closing shall occur at 10:00 a.m. at the offices of Critchfield, Critchfield & Johnston, as promptly as practicable after the date on which all of the conditions set forth in Articles VI and VII are satisfied or duly waived, or at such other time and place and on such other date as the parties hereto may agree.

         8.2 CLOSING ESCROW. All documents to be delivered by Summit Bancorp shall be delivered to counsel for FirstFederal in escrow and such documents shall not be released by counsel for FirstFederal until receiving written authorization from counsel for Summit. All documents to be delivered by FirstFederal Financial to Summit shall be delivered to counsel for Summit in escrow and not be released by counsel for Summit until receiving written authority from counsel for FirstFederal.

                                 ARTICLE IX
                                 ----------
                             COSTS AND PUBLICITY
                             -------------------

         9.1 EXPENSES. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiation and preparation of this Merger Agreement and in closing and carrying out the transactions contemplated by this Merger Agreement provided that Summit shall not incur any such costs and expenses in excess of $150,000 in the aggregate; excluding therefrom the fee payable to McDonald as more fully disclosed in Section 3.23 hereof.

         9.2 PUBLICITY. All notices to third parties, employees of Summit and FirstFederal and all other publicity concerning the transactions contemplated by this Merger Agreement shall be jointly planned and coordinated by and between FirstFederal Financial and Summit Bancorp. None of the parties shall act unilaterally in this regard without the prior written approval of the others; however, this approval shall not be unreasonably withheld.

                                  ARTICLE X
                                  ---------
                        FORM OF AGREEMENT AND PARTIES
                        -----------------------------

         10.1 HEADINGS. The subject headings of the paragraphs and subparagraphs of this Merger Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         10.2 MODIFICATION AND WAIVER. This Merger Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Merger Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Merger Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         10.3 COUNTERPARTS. This Merger Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.4 RIGHTS OF PARTIES. Nothing in this Merger Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Merger Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Merger Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Merger Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Merger Agreement.

         10.5 ASSIGNMENT. Neither Summit Bancorp nor FirstFederal Financial may assign its rights or obligations under this Merger Agreement.

                                 ARTICLE XI
                                 ----------
                                 TERMINATION
                                 -----------

         11.1 TERMINATION. This Merger Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                  (a) By the vote of a majority of the Board of Directors of each of FirstFederal and Summit;

                  (b) By the vote of a majority of the Board of Directors of either FirstFederal or Summit if the Merger shall not have been consummated on or before July 31, 1997, unless the failure to consummate by such date is related to the action or inaction of the regulatory authorities, and such action or inaction is not directly related to either FirstFederal's or Summit's breach of their respective obligations under Articles III and IV;

                  (c) By the vote of a majority of the Board of Directors of either FirstFederal or Summit if any regulatory agency has denied approval of the Merger and neither Summit nor FirstFederal has timely filed a request for a reconsideration or a petition seeking review of such order;

                  (d) At any time before the Closing, by Summit, in the event of the occurrence of a Material Adverse Impact of FirstFederal if FirstFederal fails to cure such Material Adverse Impact thirty (30) days following notification thereof by Summit;

                  (e) At any time before the Closing, by FirstFederal, in the event of the occurrence of a Material Adverse Impact of Summit if Summit fails to cure such Material

         Adverse Impact within thirty (30) days following notification thereof by FirstFederal;

                  (f) At any time after September 30, 1997, by Summit or FirstFederal, upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Merger Agreement by the terminating party;

                  (g) By either party if any bona fide action or proceeding shall be pending against either party on the Closing Date that could result in an unfavorable judgment, decree, or order that would prevent or make unlawful the carrying out of this Merger Agreement;

                  (h) By FirstFederal after Regulatory Approval if the conditions precedent to FirstFederal's obligation to close as contained in Article VI have not been satisfied or waived;

                  (i) By Summit after Regulatory Approval if the conditions precedent to Summit's obligation to close as contained in Article VII have not been satisfied or waived;

                  (j) By Summit if all of the following occur: (i) the FirstFederal Share Price Change is greater than 15%; (ii) the FirstFederal Share Price Change is greater than the SNL Share Price Change by more than .1%; and (iii) the FirstFederal Share Price Change is a positive number.

         11.2 EFFECT OF TERMINATION. If this Merger Agreement is validly terminated pursuant to Section 11.1, this Merger Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Summit or FirstFederal (or any of their respective officers, directors, employees, agents or other representatives of Affiliates), except as provided in the next succeeding sentence and except that the provisions of the Confidentiality Agreements entered into by Summit and FirstFederal on December 13, 1996, and November 27, 1996, respectively, will continue to apply following any such termination. Notwithstanding any other provision in this Merger Agreement to the contrary, upon termination of this Merger Agreement pursuant to
Section 11.1, Summit will remain liable to FirstFederal for any breach of this Merger Agreement by Summit existing at the time of such termination, and FirstFederal will remain liable to Summit for any breach of this Merger Agreement by FirstFederal existing at the time of such termination, and Summit or FirstFederal may seek such remedies, including damages, and fees of attorneys and investment bankers, against the other with respect to any such breach as are provided in this Merger Agreement or as are otherwise available at law or in equity.

                                 ARTICLE XII
                                 -----------
                                MISCELLANEOUS
                                -------------

         12.1 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

         If to FirstFederal, to:

         FirstFederal Financial Services Corp
         135 E. Liberty St.
         Wooster, OH  44691
         Facsimile No.:  (216) 262-1057
         Attn: Gary G. Clark, Chief Executive Officer

         with a copy to:

         Critchfield, Critchfield & Johnston, Ltd.
         225 N. Market Street
         Wooster, OH  44691
         Facsimile No.:  (216) 263-9278
         Attn:  Daniel H. Plumly

         If to Summit, to:

         Summit Bancorp
         2680 West Market Street
         Akron, OH 44333
         Attn: David C. Vernon

         with a copy to:

         Brouse & McDowell
         500 First National Tower
         Akron, OH 44308-1471
         Facsimile No.:  (330) 253-8601
         Attn: Jerry F. Whitmer

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmissions to the facsimile number as provided in this Section, be deemed given after receipt of confirmation of such transmission, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given within three days following the mailing thereof. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

         12.2 ENTIRE AGREEMENT. This Merger Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, including without limitation that certain letter of interest from FirstFederal Financial to Summit Bancorp dated December 4, 1996, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

         12.3 COSTS. If any legal action or other proceeding is brought for the enforcement of this Merger Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Merger Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

         12.4 FAIR INTERPRETATION. Every covenant, term, and provision of this Merger Agreement shall be construed simply according to its fair meaning and not strictly for or against either party.

         12.5 SEVERABILITY. Every provision of this Merger Agreement is intended to be severable. If any term or provision thereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Merger Agreement.

         12.6 EFFECT OF CLOSING. No representations, warranties, covenants, and agreements of the parties contained in this Merger Agreement shall survive the Closing.

         12.7 GOVERNING LAW. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

                 [Balance of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, this Merger Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                                            FIRSTFEDERAL FINANCIAL SERVICES
                                              CORP

                                             By  /s/ Gary G. Clark
                                                ------------------------------
                                               Name: Gary G. Clark
                                               Title:  Chief Executive Officer

                                              SUMMIT BANCORP

                                              By /s/  David C. Vernon
                                                ------------------------------
                                                Name: David C. Vernon
                                                Title: Chairman of the Board,
                                                       President and Chief
                                                       Executive Officer

                [McDonald & Company Securities, Inc. Letterhead]

                                                           APPENDIX II


                                                     May 6, 1997

Board of Directors
Summit Bancorp
2680 West Market Street
Akron, OH 44333

Gentlemen and Madam:

         You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of common stock, no par value ("Summit Common"), of Summit Bancorp of the financial consideration as set forth in Section 2.5 (a) of the Agreement of Affiliation and Plan of Merger dated December 30, 1996 (the "Agreement"), by and between FirstFederal Financial Services Corp ("FirstFederal") and Summit.

           The Agreement provides for the merger (the "Merger") of Summit with and into FirstFederal, pursuant to which, among other things, at the Effective Time (as defined in the Agreement), outstanding shares of Summit Common will be exchanged for 1.87 shares of common stock, $1.00 par value ("FirstFederal Common") of FirstFederal as set forth in Section 2.5 (a) of the Agreement (the "Exchange Ratio"). The Agreement provides that in the event of a change in the number of shares of FirstFederal Common between the date of the Agreement and the Effective Time by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or by stock dividend or stock split thereon, an appropriate adjustment be made to the Exchange Ratio. Assuming the occurrence of the five-for-four stock split in the form of a stock dividend that has been declared by FirstFederal, payable on May 22, 1997 to holders of record of FirstFederal Common as of May 2, 1997, the Exchange Ratio at the Effective Time will be 2.3375. The terms and conditions of the merger are more fully set forth in the Agreement.

         McDonald & Company Securities, Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

         We have acted as Summit's financial advisor in connection with, and have participated in certain negotiations leading to, the execution of the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

Board of Directors
May 6, 1997
Page Two

         (i) Reviewed Summit's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1996, December 31, 1995 and December 31, 1994, including the audited financial statements contained therein, and Summit's unaudited financial statements for the three months ended March 31, 1997;

         (ii) Reviewed FirstFederal's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1996, December 31, 1995 and December 31, 1994, including the audited financial statements contained therein, and FirstFederal's unaudited financial statements for the three months ended March 31, 1997;

         (iii) Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Summit and FirstFederal provided to us or publicly available;

         (iv) Participated in meetings and telephone conferences with members of senior management of Summit and FirstFederal concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believed relevant to our inquiry;

         (v) Reviewed certain stock market information for Summit Common and FirstFederal Common, and compared it with similar information for certain companies, the securities of which are publicly traded;

         (vi) Compared the results of operations and financial condition of Summit and FirstFederal with that of certain companies which we deemed to be relevant for purposes of this opinion;

         (vii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions which we deemed to be relevant for purposes of this opinion;

         (viii) Reviewed the Agreement and its schedules and exhibits and certain related documents;

           (ix) Performed such other reviews and analyses as we have deemed appropriate.

Board of Directors
May 6, 1997
Page Three

         In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of Summit and FirstFederal contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either Summit or FirstFederal, nor have we made or obtained or been furnished with any independent valuation or appraisal of any of such assets, properties or facilities or any of the liabilities of either Summit or FirstFederal. With respect to financial forecasts used in our analysis, we have assumed that such forecasts have been reasonably prepared by management of Summit and FirstFederal, as the case may be, on a basis reflecting the best currently available estimates and judgments of the management of Summit and FirstFederal, as to the future performance of Summit, FirstFederal, and Summit and FirstFederal combined, as the case may be. We have not been engaged to and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such matters, and we express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agreement, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

         We will receive a fee for our services as financial advisor to Summit, a substantial portion of which is contingent upon closing of the Merger.

         In the ordinary course of business, we may actively trade securities of Summit and FirstFederal for our own account and for the accounts of customers and, accordingly, we may at any time hold a long or short position in such securities. In addition, McDonald & Company has provided investment banking services to FirstFederal in the past, including a March 1997 private placement of subordinated notes, and may provide such services in the future.

         This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Exchange Ratio, to the holders of Summit Common, and does not address the underlying business decision by Summit's Board of Directors to effect the Merger, does not compare or discuss the relative merits of any competing proposal or any other terms of the Merger, and does not constitute a recommendation to any Summit shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of Summit Common or FirstFederal Common may be at the Effective Time of the Merger or as to the prospects of Summit's business or FirstFederal's business.

Board of Directors
May 6,1997
Page Four

         This opinion has been prepared solely for the confidential use of the Board of Directors of Summit and will not be reproduced, summarized, described or referred to or given to any other person without our prior written consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement to be mailed to the holders of Summit Common in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement, will be in a form acceptable to us and our counsel.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Summit Common from a financial point of view.

                                          Very truly yours,

                                          /s/McDonald & Company Securities, Inc.
                                          MCDONALD & COMPANY SECURITIES, INC.

                                                              APPENDIX III

                          OHIO GENERAL CORPORATION LAW

     1701.85 RELIEF FOR DISSENTING SHAREHOLDER; QUALIFICATION;
PROCEDURES.--(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

                  (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

                  (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

                  (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

                  (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholding within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph, by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

         (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in the case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or approportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

         (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken, and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

         (D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay fair cash value of them terminates if any of the following applies:

                  (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

                  (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption, of the action involved;

                  (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

                  (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation filed or joined in a complaint under division
(B) of this section within the period provided in that division.

             (2) For purposes of division (D) (1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

         (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                REVOCABLE PROXY
                                 SUMMIT BANCORP
                        SPECIAL MEETING OF SHAREHOLDERS
                                 JUNE 12, 1997

     The undersigned hereby appoints the Board of Directors of Summit Bancorp ("Summit"), and its survivor, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Summit which the undersigned is entitled to vote at the Special Meeting of Shareholders (the "Meeting"), to be held on Thursday, June 12, 1997, at Fairlawn Country Club, located at 200 N. Wheaton Road, Akron, Ohio at 10:00 a.m., local time, as follows:

        The approval of the Agreement of Affiliation and Plan of Merger, dated as of December 30, 1996, by and among FirstFederal
        Financial Services Corp ("FirstFederal") and Summit, and the merger of Summit with and into FirstFederal.

             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

     In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE LISTED PROPOSAL.

     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

                               (continued, and to be signed, on other side)

     (continued from other side)

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     This Proxy may be revoked any time before it is voted by (i) filing a written notice of revocation, with a date later than the date of this Proxy, with the Secretary of Summit at or before the taking of the vote at the Special Meeting or (ii) attending the Special Meeting and voting in person; provided, however, that attendance at the meeting by itself will not constitute revocation of this Proxy. If this Proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.
     The undersigned acknowledges receipt from Summit, prior to the execution of this Proxy, of Notice of the Meeting and a Proxy Statement/Prospectus.

     Dated:

                                             _____________________________
                                             Print Name of Stockholder

                                             _____________________________
                                             Signature of Stockholder

                                             _____________________________
                                             Print Name of Stockholder

                                             _____________________________
                                             Signature of Stockholder

                                             Please sign exactly as your name
                                             appears on this card. When signing
                                             as attorney, executor,
                                             administrator, trustee or guardian,
                                             please give your full title. If
                                             shares are held jointly, each
                                             holder should sign.

 PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS
    PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE